Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

The KeyW Corporation,

Sandpiper Acquisition Corporation,

Sotera Holdings Inc.

and

Sotera Equity Partners GP LLC

Dated March 8, 2017

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated March 8, 2017, by and among The KeyW Corporation, a Maryland corporation (“Parent”), Sandpiper Acquisition Corporation, a Delaware corporation (“Merger Sub”), Sotera Holdings Inc., a Delaware corporation (the “Company”), and Sotera Equity Partners GP LLC, a Delaware limited liability company (the “Stockholders’ Representative”).

WHEREAS, the Company Board has determined that this Agreement and the Transactions, including the Merger, are advisable and in the best interests of the Company and its stockholders, and the Company Board has directed and recommended that this Agreement and the Transactions, including the Merger, be submitted to its stockholders for adoption and approval;

WHEREAS, each of the boards of directors of Parent and Merger Sub has approved and declared advisable and in the best interests of Parent and Merger Sub, respectively, this Agreement and the Transactions, including the Merger, and the board of directors of Merger Sub has determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of its stockholder;

WHEREAS, approval of the principal terms of the Merger requires the affirmative vote or written consent of the holders of a majority of the outstanding shares of Common Stock, voting as a single class, and immediately after the execution and delivery hereof, the Company shall submit this Agreement and the Merger to the Company’s stockholders for approval by written consent in lieu of a special meeting of the Company’s stockholders pursuant to Section 228 of the DGCL; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain key employees shall have entered into and delivered to Parent an employment and retention agreement, in a form reasonably satisfactory to Parent, to be conditioned on and effective as of the Closing Date.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETIVE MATTERS

Section 1.01         Definitions. Certain terms used in this Agreement have the meanings ascribed to them in this Agreement or in Annex A hereto.

Section 1.02         Interpretation.

(a)          For purposes of this Agreement, except as otherwise expressly provided herein: (i) the words “hereof,” “herein,” “hereto,” “hereunder” and “hereinafter” and words of similar import refer to this Agreement as a whole and not to any particular provision hereof; (ii) words denoting either gender shall include both genders; (iii) the term “dollars” and character “$” shall mean United States dollars; (iv) the term “including” shall mean “including, without limitation,” and the words “include” and “includes” shall have corresponding meanings, and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them; (v) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive; (vi) references to “days” shall refer to calendar days unless Business Days are specified; (vii) references to any party to this Agreement or any other Person shall include such Person’s successors and permitted assigns and (viii) references to vested Options include Options whose vesting has been accelerated by the Company Board contingent upon the consummation of the Transactions.

(b)          The Annexes, Exhibits and Schedules are hereby incorporated herein and made a part hereof and are an integral part of this Agreement. Any matter set forth in any section of any Schedule (or sections thereof) shall be deemed to be referred to and incorporated in any section of the other Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement.

(c)          The parties have participated jointly in the negotiation and drafting of this Agreement and, if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d)          Any Contract, instrument or statute defined or referred to herein means such Contract, instrument or statute, in each case as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver of consent and (in the case of statutes) by succession or comparable successor statutes. Any Contract or instrument defined or referred to herein shall include all exhibits, schedules and other documents or Contracts attached thereto. Any statute defined or referred to herein shall include all rules and regulations promulgated thereunder.

(e)          Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of such specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement. Matters included in the Schedules are not necessarily limited to matters required by this Agreement to be included in the Schedules and such matters may be set forth for informational purposes and do not necessarily include other matters of a similar nature. The information set forth in this Agreement and the Schedules is disclosed solely for the purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of any Law or breach of any Contract. Nothing in the Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant. The Company shall be deemed to have satisfied any representation, warranty or covenant contained in this Agreement regarding the provision or availability to Parent or Merger Sub of information or documents hereunder by any date if such information or documents (i) have been posted to the Company’s electronic data room with respect to the Transactions and are accessible by Parent, Merger Sub or their respective Representatives, or (ii) are included on that certain CD ROM labeled “Project Sonic Due Diligence Materials” delivered to Parent no later than two Business Days prior to the date hereof.

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(f)          The provision of the Table of Contents, the division of this Agreement into Articles, Sections, subsections, clauses, Schedules, Annexes and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection, clause, Schedule, Annex or Exhibit are to the corresponding Article, Section, subsection or clause of, or Schedule, Annex or Exhibit to, this Agreement, unless otherwise specified.

(g)          Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. New York City time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. If any period referenced in this Agreement expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

ARTICLE II

THE MERGER

Section 2.01         Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 2.02         Closing. The Closing shall take place at the offices of Proskauer Rose LLP, 2049 Century Park East, Suite 3200, Los Angeles, CA 90067 at 7:00 a.m. (local time) on (a) the second Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), or (b) such other date or at such other time or place as Parent and the Company may mutually agree in writing; provided that if the Marketing Period has not ended at the time of the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), the Closing shall occur on the date following the satisfaction or, to the extent permitted hereunder, waiver of such conditions (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing) that is the earliest to occur of (i) a date during the Marketing Period to be specified by Parent on no less than two Business Days’ prior written notice to the Company and (ii) the second (2nd) Business Day following the final day of the Marketing Period.

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Section 2.03         Effective Time. On the Closing Date, substantially concurrently with the Closing, the parties shall deliver or cause to be delivered to the Secretary of State a certificate of merger, substantially in the form of Exhibit A (the “Certificate of Merger”), in accordance with the DGCL and other applicable Laws of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is accepted for filing by the Secretary of State in accordance with the DGCL or at such later time as the parties may agree in writing and as is provided in the Certificate of Merger in accordance with and as permitted by the DGCL (such time that the Merger becomes effective being the “Effective Time”).

Section 2.04         Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the DGCL and, without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all assets, property, rights, privileges, immunities, powers, franchises and authorities, and shall be subject to all liabilities, obligations, debts, restrictions, duties and penalties, of the Company and Merger Sub.

Section 2.05         Certificate of Incorporation and By-Laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and the by-laws of the Surviving Corporation, until thereafter amended in accordance with applicable Law and the terms of the Transaction Agreements.

Section 2.06         Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

Section 2.07         Conversion of Common Stock.

(a)          At the Effective Time, each share of Common Stock then issued and outstanding (other than (i) the shares of Common Stock to be cancelled pursuant to Section 2.07(d) and (ii) the Appraisal Shares, which shall only have those rights set forth in Section 2.07(b)) shall, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub, the holders of such shares of Common Stock or any other Person, (x) be automatically converted into, and thereafter only evidence, the right to receive the Aggregate Per Share Merger Consideration, payable as provided in this Agreement and (y) no longer be outstanding and shall automatically be cancelled and shall cease to exist.

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(b)          Shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder that (i) is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to Section 262, (ii) complies in all respects with Section 262 and (iii) has neither effectively withdrawn nor lost such holder’s right to such appraisal, shall not be converted into the right to receive the Aggregate Per Share Merger Consideration as provided in Section 2.07(a). At the Effective Time each such share of Common Stock shall automatically be cancelled and cease to exist, and each holder of Appraisal Shares shall be entitled to only such rights granted to such holder under Section 262. If any such holder fails to perfect or otherwise effectively waives, withdraws or loses such holder’s rights under Section 262, each of such holder’s Appraisal Shares shall thereupon be deemed to have been converted at the Effective Time into, and shall thereafter only evidence, the right to receive the Aggregate Per Share Merger Consideration as provided in Section 2.07(a), without interest, following the delivery of a duly completed and validly executed Letter of Transmittal and surrender of the Certificate or Certificates representing such Appraisal Shares. Nothing in this Agreement is intended to amend or waive any obligation of any holder of Common Stock who has waived or limited the right to assert dissenters’ rights in a separate Contract.

(c)          The Company shall provide notice to Parent of any demands for appraisal of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of the Appraisal Shares. Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time the Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment to any holder of shares of Common Stock with respect to, or settle or offer to settle, any such demands. Parent shall be entitled to retain any portion of the Merger Consideration not paid on account of such Appraisal Shares pending resolution of the claims of holders of Appraisal Shares, and the other Securityholders shall not be entitled to any portion of such retained Merger Consideration.

(d)          At the Effective Time,

(i)          each share of Common Stock held by the Company or any of its Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)         each share of Common Stock held by Merger Sub, Parent, or any parent entity or Subsidiary of Merger Sub or Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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Section 2.08         Company Stock Options. Parent shall not assume or otherwise be required to replace any Options, whether vested or unvested, in connection with the Transactions. Prior to the Effective Time, the Company Board (or any committee thereof administering the Stock Option Plan) shall adopt such resolutions or take such other actions as may be required to (w) terminate the Stock Option Plan as of or immediately prior to the Effective Time, (x) ensure that except as provided in this Section 2.08, as of the Effective Time, no holder of any award granted under the Stock Option Plan shall have any right thereunder to acquire any Equity Securities of the Company or to receive any payment or benefit with respect thereto, and (y) provide that at the Effective Time, without any further action on the part of any holder of any Option, each vested Participating Option that is outstanding and unexercised immediately prior to the Effective Time shall terminate, be cancelled and cease to exist and shall be converted into the right to receive from Parent and the Surviving Corporation, in respect of each share of Common Stock issuable upon the exercise of such vested Participating Option, an amount in cash, without interest, equal to the excess, if any, of (i) the Aggregate Per Share Merger Consideration, minus (ii) the exercise price applicable to such share of Common Stock, subject to any applicable Tax withholding in accordance with Section 2.10.

Section 2.09         Conversion of Merger Sub Capital Stock. At the Effective Time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and thereafter evidence one fully paid and nonassessable Surviving Corporation Common Share with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding Equity Securities of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub capital stock shall be deemed for all purposes to represent the number of Surviving Corporation Common Shares into which they were converted in accordance with the immediately preceding sentence.

Section 2.10         Withholding. No withholding with respect to any holder of Common Stock shall be required at Closing if (a) such holder shall have delivered to Parent, Merger Sub or their respective agents a complete IRS Form W-8 or W-9 and (b) the Company has delivered to Parent or Merger Sub the certificate described in Section 5.10(b). Subject to the foregoing sentence, the Surviving Corporation (or its designated payroll agent) shall deduct and withhold from any amounts otherwise payable pursuant to this Agreement to the holders of Options or the holders of Common Stock such amounts as it or any of its Subsidiaries is required to deduct and withhold under any applicable Tax Law. All amounts withheld and paid over to or deposited with the relevant Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.

Section 2.11         Adjustments. If at any time during the period between the date of this Agreement and the Effective Time there is any change in the outstanding Equity Securities of the Company as a result of any reclassification, recapitalization, stock split combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amounts payable under this Agreement in respect of the shares of Common Stock and the Options shall be proportionately adjusted to account for such change.

Section 2.12         Exchange Procedures.

(a)          Letter of Transmittal. On or promptly following the Closing Date, the Company shall provide a Letter of Transmittal to each holder of record of shares of Common Stock.

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(b)          Payment for Shares of Common Stock. After the Effective Time, upon surrender of any Certificate to Parent, together with a duly completed and validly executed Letter of Transmittal, the holder of the shares of Common Stock represented by such Certificate and relating to such Letter of Transmittal shall be entitled to promptly receive from Parent in exchange therefor (and in no event more than two Business Days thereafter), (i) if prior to the final determination of the Post-Closing Adjustment Amount, an amount in cash equal to (A) the aggregate number of shares of Common Stock represented by such Certificate, multiplied by (B) the Closing Per Share Merger Consideration, and (ii) if following the final determination of the Post-Closing Adjustment Amount, an amount in cash equal to (A) the aggregate number of shares of Common Stock represented by such Certificate, multiplied by (B) the Aggregate Per Share Merger Consideration then payable, in each case for such shares of Common Stock. If a transfer of ownership of any shares of Common Stock occurs that is not registered in the transfer records of the Company, Parent shall pay the Closing Per Share Merger Consideration or the Aggregate Per Share Merger Consideration in respect of such shares of Common Stock to the transferee if such transferee presents the applicable Certificate and Letter of Transmittal properly endorsed or otherwise in proper form for transfer, and such other documents reasonably required to evidence and effect such transfer and reasonable evidence that any applicable stock transfer Taxes have been paid.

(c)          Lost Certificates. If any Certificate has been lost, stolen or destroyed, and the holder of the shares of Common Stock represented thereby (i) makes an affidavit of that fact and (ii) if required by Parent, executes an indemnification agreement in a form reasonably acceptable to Parent, the Company shall issue in exchange for each lost, stolen or destroyed Certificate, a replacement Certificate or in lieu thereof, Parent shall pay the amounts that would otherwise be payable in respect of such Certificate pursuant to this Agreement.

(d)          Liability for Unclaimed Merger Consideration. Notwithstanding anything in this Agreement to the contrary, none of the Company, the Surviving Corporation, Parent, any Affiliate of the foregoing or any other Person shall be liable to any Person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Closing Per Share Merger Consideration, Closing Per Option Merger Consideration, Aggregate Closing Merger Consideration or other amounts remaining unclaimed by holders of Common Stock or Options two years after the Effective Time (or such earlier date, prior to such time, as of which such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Laws, become the property of Parent free and clear of any Lien.

Section 2.13         Closing of the Company’s Transfer Books. The applicable portion of Aggregate Closing Merger Consideration issued upon the surrender for exchange of Common Stock in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock, other than the right to receive all applicable post-Closing amounts payable under this Agreement. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged as provided for in Section 2.07 and Section 2.12.

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Section 2.14         Delivery of Estimated Closing Statement and Closing Payments Statement.

(a)          At least four Business Days prior to the anticipated Closing Date, the Company shall provide to Parent a draft of a written statement, certified by the chief financial officer of the Company as setting forth the Company’s good faith estimate of (i)  Estimated Closing Cash, (ii)  Estimated Closing Working Capital, (iii) Estimated Closing Indebtedness, (iv) Estimated Transaction Expenses, (v) Estimated Company Tax Benefits and (vi) the Aggregate Closing Merger Consideration, including each component thereof, together with such schedules and data with respect to the determination of the foregoing as Parent may reasonably request and as may be appropriate to support the calculations set forth in the Estimated Closing Statement. Following the delivery of the draft Estimated Closing Statement, the Company shall provide Parent and its Representatives with reasonable access to information and relevant personnel, as Parent may reasonably request, in connection with its review of the Estimated Closing Statement. The Company shall consider any reasonable comments and objections communicated by Parent and deliver a revised and final version of such written statement (the “Estimated Closing Statement”) to Parent at least two Business Days prior to the anticipated Closing Date. For the avoidance of doubt, Parent shall not be entitled to delay the Closing notwithstanding any remaining objections to the Estimated Closing Statement.

(b)          The Estimated Closing Statement shall be accompanied by a written statement setting forth the recipients (other than the Direct Payment Holders), the respective amounts and the bank accounts (which in the case of payments to employees will be delivered through the Surviving Corporation’s normal payroll procedures) to which each of the amounts pursuant to Section 2.15(a) (other than Section 2.15(a)(i)) shall be paid (the “Closing Payments Statement”).

Section 2.15         Payment of Merger Consideration; Closing Deliverables. At the Closing (except as otherwise provided below),

(a)          Parent will make (or cause to be made) the following payments:

(i)          Common Stock Payment to the Direct Payment Holders. To each Direct Payment Holder, an amount equal to (A) the number of shares of Common Stock held by such Direct Payment Holder immediately prior to the Effective Time, multiplied by (B) the Closing Per Share Merger Consideration.

(ii)         Common Stock Payment to Other Holders of Common Stock. To each holder of shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than the Direct Payment Holders), subject to such holder’s surrender to Parent of any Certificate, together with a duly completed and validly executed Letter of Transmittal, an amount equal to (A) the number of shares of Common Stock held by such holder immediately prior to the Effective Time (other than the shares of Common Stock to be cancelled pursuant to Section 2.07(d)), multiplied by (B) the Closing Per Share Merger Consideration.

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(iii)        Option Payment to Holders of Options. To the Company, for the benefit of and distribution to the holders of vested Participating Options that are outstanding and unexercised immediately prior to the Effective Time, an amount equal to (A) the number of shares of Common Stock issuable upon the exercise of such Participating Options, multiplied by (B) the Closing Per Option Consideration (calculated separately with respect to each different exercise price applicable to such Options). Such amount to which such holder is entitled as provided in Section 2.08 shall be delivered through the Surviving Corporation’s normal payroll procedures as soon as practicable after the Effective Time (but in no event later than the next scheduled payroll date of the Surviving Corporation immediately succeeding the Closing Date).

(iv)        Debt Payoff. On behalf of the Company and the Surviving Corporation (to the account or accounts designated in the Debt Payoff Letter), the Debt Payoff Amount.

(v)         Payment of Transaction Expenses. On behalf of the Company and the Surviving Corporation, all Transaction Expenses; provided that the Transaction Bonuses and the Excess NQ Plan Payout Amount shall be delivered through the Surviving Corporation’s normal payroll procedures as soon as practicable after the applicable payment dates set forth in the agreements or Plan documents relating thereto (but in no event later than the next scheduled payroll date of the Surviving Corporation immediately succeeding such dates).

(vi)        Payment of Holdback Amounts. To the Escrow Agent (to the Escrow Accounts), the Purchase Price Adjustment Holdback Amount, the General Indemnity Holdback Amount and the Other Matters Indemnity Holdback Amount.

(vii)       Payment of Stockholders’ Representative Expense Amount. To the Stockholders’ Representative (to the Stockholders’ Representative Expense Fund), the Stockholders’ Representative Expense Amount.

(b)          Parent will deliver to the Stockholders’ Representative:

(i)          Officer’s Certificate. A certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Parent and Merger Sub, certifying to the satisfaction of the conditions set forth in Section 6.03.

(ii)         Escrow Agreement. A counterpart to the Escrow Agreement, duly executed by an authorized officer of Parent.

(iii)        Parent Board Resolutions. A copy of the resolutions duly adopted by each of the boards of directors of Parent and Merger Sub authorizing the execution, delivery and performance by the Parent and Merger Sub, respectively, of each Transaction Agreement to which it is a party and the consummation of the Transactions, certified on behalf of the Parent and Merger Sub, respectively, by an officer.

(iv)        Good Standing Certificates. A good standing certificate for each of Parent and Merger Sub, respectively, from the jurisdiction of its incorporation dated as of a date reasonably close to the Closing Date.

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(c)          The Company will deliver to Parent:

(i)          Officer’s Certificate. A certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying to the satisfaction of the conditions set forth in Section 6.02.

(ii)         Escrow Agreement. A counterpart to the Escrow Agreement, duly executed by an authorized officer of the Stockholders’ Representative.

(iii)        Debt Payoff Letter. A copy of a payoff letter (the “Debt Payoff Letter”) that (i) specifies the aggregate amount required to be paid to fully satisfy all amounts outstanding as of the Closing under the Credit Agreement (which shall include all accrued but unpaid interest thereon as of the Closing and all prepayment penalties, breakage fees and other exit fees payable thereunder) (the “Debt Payoff Amount”) and (ii) provides for the release of all Liens and other security over the properties and assets of the Company and its Subsidiaries that secure all such amounts upon payment of the Debt Payoff Amount (and authorizes Parent to file termination statements with respect to all financing statements relating to the Liens securing such Indebtedness).

(iv)        Company Board Resolutions. A copy of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation of the Transactions, certified on behalf of the Company by an officer (such certification shall include a representation as to the incumbency and signatures of the officers of the Company executing the Transaction Documents).

(v)         Good Standing Certificates. A good standing certificate from the jurisdiction of its incorporation and from the jurisdiction of each of its Subsidiaries’ organization, each dated as of a date reasonably close to the Closing Date.

(vi)        Director Resignations. Resignations and revocations of any power of attorney from each director of the Company and its Subsidiaries, all of which shall be effective as of the Closing.

(d)          Other than payments to be delivered through the Surviving Corporation’s normal payroll procedures, all payments to be made pursuant to Section 2.15(a) shall be made (i) by wire transfer of immediately available funds unless otherwise designated by the payee thereof and (ii) to the applicable bank account or accounts designated in the Closing Payments Statement or by the Direct Payment Holders in their respective Letters of Transmittal.

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Section 2.16         Post-Closing Adjustment.

(a)          As promptly as practicable, but in any case no later than 60 days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to the Stockholders’ Representative a written statement (the “Closing Statement”) setting forth the Surviving Corporation’s good faith calculation of (i) Closing Cash, (ii) Closing Working Capital, (iii) Closing Indebtedness, (iv) Transaction Expenses and (v) Company Tax Benefits, together with such schedules and data with respect to the determination of the foregoing as may be appropriate to support the calculations set forth in the Closing Statement. The foregoing items shall be calculated by the Surviving Corporation in a manner consistent with the form, methodologies, estimation techniques, assumptions and principles used to prepare the Estimated Closing Statement (provided that such methodologies, estimation techniques, assumptions and principles must be in accordance with GAAP and consistent with those used in the Financial Statements). Following delivery of the Closing Statement and until the Closing Statement has become final and binding as set forth in this Section 2.16, Parent shall provide to the Stockholders’ Representative and its Representatives, on reasonable advance notice and during regular business hours, reasonable access to relevant information, personnel and properties of the Surviving Corporation and its Subsidiaries, as well as to any documents or work papers used in the preparation of the Closing Statement, in each case, as the Stockholders’ Representative may reasonably request in connection with its review of the Closing Statement.

(b)          If the Stockholders’ Representative disagrees with the Closing Statement or the calculations of the amounts set forth therein, the Stockholders’ Representative may, within 30 days after receipt of the Closing Statement, deliver written notice to Parent (such notice, a “Dispute Notice”) setting forth in reasonable detail the reason for such disagreement and alternative calculations with respect to the items or amounts with which it disagrees (each, a “Disputed Item”). Any item or amount not objected to in the Dispute Notice (an “Undisputed Item”) shall become final and binding on the parties for purposes of this Agreement, except to the extent that an adjustment to a Disputed Item made in accordance with this Section 2.16 requires an offsetting adjustment to be made to an Undisputed Item. If the Stockholders’ Representative fails to deliver a Dispute Notice to Parent within 30 days after delivery of the Closing Statement to the Stockholders’ Representative, or if the Stockholders’ Representative notifies Parent in writing that it will not deliver a Dispute Notice, then the Closing Statement in its entirety shall be final and binding on the parties for purposes of this Agreement.

(c)          If the Stockholders’ Representative delivers a Dispute Notice, Parent and the Stockholders’ Representative shall negotiate in good faith to resolve each Disputed Item set forth therein, and any resolution agreed to in writing by Parent and the Stockholders’ Representative with respect to each Disputed Item shall be final and binding on the parties for purposes of this Agreement. If Parent and the Stockholders’ Representative are able to resolve all of the Disputed Items, then the Closing Statement, adjusted to reflect such resolution of all Disputed Items, shall be final and binding on the parties for purposes of this Agreement. If Parent and the Stockholders’ Representative are unable to resolve all Disputed Items within 20 days after delivery of the Dispute Notice, then either Parent or the Stockholders’ Representative may refer the unresolved Disputed Items to the Accounting Arbitrator for final determination.

(d)          Parent and the Stockholders’ Representative shall each have the opportunity to provide written submissions regarding their positions on the unresolved Disputed Items; provided that such written submissions are delivered to the Accounting Arbitrator, if at all, no later than 20 days after the date the unresolved Disputed Items are referred to the Accounting Arbitrator. Parent and the Stockholders’ Representative shall make available to the Accounting Arbitrator the relevant information in their possession and relevant personnel and properties of the Surviving Corporation and its Subsidiaries, as well as any documents or work papers used in the preparation of the Closing Statement and the Dispute Notice, and all other items in their possession reasonably requested by the Accounting Arbitrator, and shall provide copies of all of the foregoing to each other.

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(e)          The Accounting Arbitrator shall consider only (i) those Disputed Items submitted to it for resolution and (ii) any Undisputed Items or Disputed Items previously resolved between Parent and the Stockholders’ Representative that require an offsetting adjustment to be made in connection with the resolution of such Disputed Items. In resolving each such Disputed Item, the Accounting Arbitrator (i) shall resolve such Disputed Item in accordance with the provisions of this Agreement, (ii) shall make its determination based solely on the presentations and supporting material provided by Parent and the Stockholders’ Representative and not pursuant to any independent review and (iii) may not assign a value to any item (A) greater than the greatest value for such item claimed by either Parent or the Stockholders’ Representative or (B) less than the smallest value for such item claimed by either Parent or the Stockholders’ Representative.

(f)          The Accounting Arbitrator shall deliver to Parent and the Stockholders’ Representative, as promptly as practicable and in any event shall endeavor to do so within 30 days after its appointment, a written report (i) setting forth (x) the resolution of each Disputed Item submitted to it and (y) any adjustments that are required to be made to any Undisputed Items or Disputed Items previously resolved between Parent and the Stockholders’ Representative to reflect such resolution and (ii) containing a revised Closing Statement reflecting the foregoing (the “Arbitrator’s Report”). The Arbitrator’s Report and the revised Closing Statement contained therein shall be final and binding upon the parties for purposes of this Agreement and shall not be subject to court review or otherwise appealable.

(g)          The fees, costs and expenses of the Accounting Arbitrator shall be borne by (i) Parent in the proportion that (A) the aggregate dollar amount of the Disputed Items that are resolved in favor of the Stockholders’ Representative bears to (B) the aggregate dollar amount of the Disputed Items submitted to the Accounting Arbitrator and (ii) the Stockholders’ Representative (on behalf of the Securityholders) in the proportion that (A) the aggregate dollar amount of the Disputed Items that are resolved in favor of Parent bears to (B) the aggregate dollar amount of the Disputed Items submitted to the Accounting Arbitrator, in each case, as finally determined by the Accounting Arbitrator.

(h)          If the Post-Closing Adjustment Amount is a positive number or zero, then, within two Business Days after final determination of the Post-Closing Adjustment Amount, (i) Parent and the Stockholders’ Representative shall deliver a Joint Direction instructing the Escrow Agent to release from the Escrow Account to the Stockholders’ Representative an aggregate amount equal to the Purchase Price Adjustment Holdback Amount, and (ii) Parent shall pay the Stockholders’ Representative an amount equal to the Post-Closing Adjustment Amount, in each case by wire transfer of immediately available funds to the account or accounts designated in writing by the Stockholders’ Representative and for distribution by the Stockholders’ Representative in accordance with Section 2.16(j).

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(i)          If the Post-Closing Adjustment Amount is a negative number, then, within two Business Days after final determination of the Post-Closing Adjustment Amount, Parent and the Stockholders’ Representative shall deliver a Joint Direction instructing the Escrow Agent to release from the Escrow Account (i) to Parent, the lesser of (A) the Purchase Price Adjustment Holdback Amount and (B) the absolute value of the Post-Closing Adjustment Amount, by wire transfer of immediately available funds to the account or accounts designated in writing by Parent, and (ii) to the Stockholders’ Representative, any remaining amount of the Purchase Price Adjustment Holdback Amount following the payment to Parent made pursuant to clause (i), by wire transfer of immediately available funds to the account or accounts designated in writing by the Stockholders’ Representative and for distribution by the Stockholders’ Representative in accordance with Section 2.16(j). If the Post-Closing Adjustment Amount payable to Parent exceeds the Purchase Price Adjustment Holdback Amount, Parent shall, in addition to its rights to receive the Purchase Price Adjustment Holdback Amount pursuant to the immediately preceding sentence, be entitled to receive the amount of such excess as a distribution from the General Indemnity Holdback Amount, and Parent and the Stockholders’ Representative shall deliver a Joint Direction instructing the Escrow Agent to release such excess amount from the Escrow Account to Parent.

(j)          Promptly following receipt by the Stockholders’ Representative of the Net Adjustment Amount, the Stockholders’ Representative shall pay:

(i)          to each Direct Payment Holder, an amount equal to (A) the number of shares of Common Stock held by such Direct Payment Holder immediately prior to the Effective Time, multiplied by (B) the Net Per Share Adjustment Amount; and

(ii)         to Parent, for the benefit of the holders of (x) issued and outstanding shares of Common Stock immediately prior to the Effective Time (other than the Direct Payment Holders) and (y) outstanding and unexercised vested Participating Options immediately prior to the Effective Time, an amount equal to (A) the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock held by the Direct Payment Holders and shares of Common Stock to be cancelled pursuant to Section 2.07(d)), plus (2) the number of shares of Common Stock issuable upon the exercise of such Participating Options, multiplied by (B) the Net Per Share Adjustment Amount.

(k)          As soon as practicable after Parent’s receipt of the amounts paid to it pursuant to Section 2.16(j)(ii), Parent shall deliver to each holder of issued and outstanding shares of Common Stock immediately prior to the Effective Time who has delivered a Letter of Transmittal in accordance with Section 2.12 (other than the Direct Payment Holders referenced in Section 2.16(j)(i)), an amount in cash, without interest, equal to (i) the aggregate number of shares of Common Stock held by such holder, multiplied by (ii) the Net Per Share Adjustment Amount, subject to any applicable Tax withholding in accordance with Section 2.10.

(l)          As soon as practicable after Parent’s receipt of the amounts paid to it pursuant to Section 2.16(j)(ii), Parent shall deliver to each holder of vested Participating Options that were outstanding and unexercised immediately prior to the Effective Time, an amount in cash, without interest, equal to (i) the aggregate number of shares of Common Stock issuable upon the exercise of such Participating Options, multiplied by (ii) the Net Per Share Adjustment Amount, subject to any applicable Tax withholding in accordance with Section 2.10. Such amounts payable pursuant to this Section 2.16(l) shall be delivered through the Surviving Corporation’s normal payroll procedures as soon as practicable after Parent’s receipt of such amounts (but in no event later than the next scheduled payroll date of the Surviving Corporation immediately succeeding such date of receipt).

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(m)          All payments made pursuant to Section 2.16 shall be treated as an adjustment to the Aggregate Closing Merger Consideration by the parties for all purposes under this Agreement and for Tax purposes, unless otherwise required by applicable Law.

Section 2.17         Release of Stockholders’ Representative Expense Amounts.

(a)          Promptly following any determination by the Stockholders’ Representative that all or any portion of the amount then remaining in the Stockholders’ Representative Expense Fund will no longer be needed to pay any Stockholders’ Representative Expenses (each such amount, a “Released Amount”), the Stockholders’ Representative shall pay:

(i)          to each Direct Payment Holder, an amount equal to (A) the number of shares of Common Stock held by such Direct Payment Holder immediately prior to the Effective Time, multiplied by (B) the Released Amount Per Share; and

(ii)         to Parent, for the benefit of the holders of (x) issued and outstanding shares of Common Stock immediately prior to the Effective Time (other than the Direct Payment Holders) and (y) outstanding and unexercised vested Participating Options immediately prior to the Effective Time, an amount equal to (A) the sum of (1) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares of Common Stock held by the Direct Payment Holders and shares of Common Stock to be cancelled pursuant to Section 2.07(d)), plus (2) the number of shares of Common Stock issuable upon the exercise of such Participating Options, multiplied by (B) the Released Amount Per Share.

(b)          As soon as practicable after Parent’s receipt of any amounts pursuant to Section 2.17(a)(ii), it shall deliver the applicable Released Amount Per Share amounts to the applicable holders of shares of Common Stock and vested Participating Options, in each case subject to any applicable Tax withholding in accordance with Section 2.10. Such amounts payable to the applicable holders of vested Participating Options pursuant to this Section 2.17(b) shall be delivered through the Surviving Corporation’s normal payroll procedures as soon as practicable after Parent’s receipt of such amounts (but in no event later than the next scheduled payroll date of the Surviving Corporation immediately succeeding such date of receipt).

Section 2.18         Payment of Forfeited Transaction Bonus Amounts.

(a)          Promptly following the 90th day after the Closing, but in any case no later than the 95th day after the Closing, Parent shall pay (or cause to be paid):

(i)          to the Stockholders’ Representative an aggregate amount equal to (A) the number of shares held by Direct Payment Holders immediately prior to the Effective Time, multiplied by (B) the Forfeited Transaction Bonus Per Share Amount;

(ii)         to each holder of issued and outstanding shares of Common Stock immediately prior to the Effective Time who has delivered a Letter of Transmittal in accordance with Section 2.12 (other than the Direct Payment Holders referenced in Section 2.18(b)), an amount in cash, without interest, equal to (i) the aggregate number of shares of Common Stock held by such holder, multiplied by (ii) the Forfeited Transaction Bonus Per Share Amount, subject to any applicable Tax withholding in accordance with Section 2.10; and

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(iii)        to each holder of vested Participating Options that were outstanding and unexercised immediately prior to the Effective Time, an amount in cash, without interest, equal to (i) the aggregate number of shares of Common Stock issuable upon the exercise of such Participating Options, multiplied by (ii) the Forfeited Transaction Bonus Per Share Amount, subject to any applicable Tax withholding in accordance with Section 2.10. Such amounts payable to the applicable holders of vested Participating Options pursuant to this Section 2.18(a)(iii) shall be delivered through the Surviving Corporation’s normal payroll procedures as soon as practicable (but in no event later than the next scheduled payroll date of the Surviving Corporation immediately succeeding the 95th day after the Closing).

(b)          As soon as practicable after the Stockholders’ Representative’s receipt of any amounts pursuant to Section 2.18(a)(i), the Stockholders’ Representative shall pay to each Direct Payment Holder an amount equal to (A) the number of shares of Common Stock held by such Direct Payment Holder immediately prior to the Effective Time, multiplied by (B) the Forfeited Transaction Bonus Per Share Amount.

(c)          All payments made pursuant to this Section 2.18 shall be treated as an adjustment to the Aggregate Closing Merger Consideration by the parties for all purposes under this Agreement and for Tax purposes, unless otherwise required by applicable Law.

Section 2.19         Payment of ES Earnout Amounts.

(a)          After the Closing, promptly (but in any event within five Business Days) following receipt by the Company or any of its Affiliates of each ES Net Sales Payment, Parent shall pay (or cause to be paid):

(i)          to the Stockholders’ Representative an aggregate amount equal to (A) the number of shares held by Direct Payment Holders immediately prior to the Effective Time, multiplied by (B) the applicable ES Net Sales Payment Per Share Amount;

(ii)         to each holder of issued and outstanding shares of Common Stock immediately prior to the Effective Time who has delivered a Letter of Transmittal in accordance with Section 2.12 (other than the Direct Payment Holders referenced in Section 2.19(a)(i)), an amount in cash, without interest, equal to (i) the aggregate number of shares of Common Stock held by such holder, multiplied by (ii) the applicable ES Net Sales Payment Per Share Amount, subject to any applicable Tax withholding in accordance with Section 2.10; and

(iii)        to each holder of vested Participating Options that were outstanding and unexercised immediately prior to the Effective Time, an amount in cash, without interest, equal to (i) the aggregate number of shares of Common Stock issuable upon the exercise of such Participating Options, multiplied by (ii) the applicable ES Net Sales Payment Per Share Amount, subject to any applicable Tax withholding in accordance with Section 2.10. Such amounts payable to the applicable holders of vested Participating Options pursuant to this Section 2.19(a)(iii) shall be delivered through the Surviving Corporation’s normal payroll procedures as soon as practicable (but in no event later than the next scheduled payroll date of the Surviving Corporation immediately succeeding the 5th Business Day after the date of receipt of such ES Net Sales Payment).

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(b)          As soon as practicable after the Stockholders’ Representative’s receipt of any amounts pursuant to Section 2.19(a)(i), the Stockholders’ Representative shall pay to each Direct Payment Holder an amount equal to (A) the number of shares of Common Stock held by such Direct Payment Holder immediately prior to the Effective Time, multiplied by (B) the applicable ES Net Sales Payment Per Share Amount.

(c)          All payments made pursuant to this Section 2.19 shall be treated as an adjustment to the Aggregate Closing Merger Consideration by the parties for all purposes under this Agreement and for Tax purposes, unless otherwise required by applicable Law.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Schedules (in a Schedule corresponding to the applicable Section of this Agreement or otherwise in accordance with the standard set forth in Section 1.02(b)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01         Organization and Qualification.

(a)          The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted. The Company is duly licensed or qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such license or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)          Each Subsidiary of the Company (i) is duly organized and validly existing in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization, (ii) has all requisite corporate, partnership, limited liability company or other organizational power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted and (iii) is duly licensed or qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business as a foreign corporation, partnership, limited liability company or other legal entity in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such license or qualification necessary, except, in each case, where the failure to be so organized, validly existing, licensed, qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.

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(c)          The Company has provided or otherwise made available to Parent true and complete copies of its certificate of incorporation and by-laws as in effect on the date hereof. Such certificate of incorporation and by-laws so delivered are in full force and effect, and the Company is not in violation of any of the provisions of (x) its certificate of incorporation or (y) material provisions of its by-laws.

Section 3.02         Authority; Binding Effect. The Company has all requisite corporate power and corporate authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder and, (c) subject to the Company obtaining the Company Approvals, consummate the Transactions. Except for the Company Approvals and filing the Certificate of Merger, the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company is necessary to authorize the consummation by the Company of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable Bankruptcy Laws and Principles of Equity.

Section 3.03         Ownership of Stock; Capitalization.

(a)          The authorized capital stock of the Company consists of 7,000,000 shares of Common Stock, of which 3,302,999.3951 shares of Common Stock are issued and outstanding as of the date hereof. All of the shares of Common Stock issued and outstanding as of the date hereof (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable and (iii) have not been issued in violation of any preemptive or subscription rights or rights of first refusal. The Closing Payments Statement will set forth a true, accurate and complete list, as of the time it is delivered, of all holders of outstanding Common Stock and all holders of unexercised, vested Participating Options. Schedule 3.03(a) sets forth, as of the date hereof, an accurate and complete list of the record holders of all the issued and outstanding shares of capital stock of the Company. As of the date hereof, Options to purchase 356,829 shares of Common Stock are outstanding, and all such Options were issued pursuant to the Stock Option Plan. Schedule 3.03(a) sets forth, as of the date hereof, an accurate and complete list of each Person who, as of the date hereof, holds any Option, together with, for each such Option, (A) the number of shares of Common Stock subject to each such Option, (B) the exercise price per share, (C) whether each Option is an incentive stock option or non-statutory stock option under the Code, (D) the grant date, (E) if such award is held by a Person who was not an employee of the Company at the time of grant, the relationship of such Person to the Company, and (F) the expiration date.

(b)          Each Equity Security of each Subsidiary of the Company issued and outstanding as of the date hereof (i) has been duly authorized and validly issued, (ii) is, to the extent applicable, fully paid and non-assessable and (iii) has not been issued in violation of, and is not subject to, any preemptive or subscription rights, rights of first refusal or other similar rights, except, in each case, where the (A) failure to be so duly authorized, validly issued, fully paid or non-assessable, or (B) issuance in violation of or subject to such rights, is not material to the Company and its Subsidiaries, taken as a whole.

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(c)          A list of the Company’s Subsidiaries is set forth on Schedule 3.03(c). The Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of 100% of the Equity Securities of each of its Subsidiaries, in each case free and clear of any Liens, except for Permitted Liens.

(d)          Except (i) for the Options issued pursuant to the Stock Option Plan and (ii) as otherwise described in Section 3.03(a), there are no outstanding (A) Equity Securities of the Company or (B) other rights or Contracts to acquire from the Company or any of its Subsidiaries any Equity Securities of the Company or any of its Subsidiaries.

(e)          Except (i) for the Options issued pursuant to the Stock Option Plan, (ii) as otherwise described in Section 3.03(a) and (iii) as set forth in the Stockholders Agreement, none of the Equity Securities of the Company or any of its Subsidiaries are subject to any right of repurchase, option or forfeiture provision or any restriction on transfer imposed by the Company or any of its Subsidiaries.

(f)          As of the date hereof, none of the Company or any of its Subsidiaries is currently obligated to make any future equity investment in or capital contribution to any Person.

(g)          There are no voting trusts or other Contracts in effect to which the Company or any of its Subsidiaries is a party with respect to the voting or transfer of any Equity Securities of the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries has any outstanding bonds, debentures or other obligations, the holders of which generally have the right to vote (or are convertible or exchangeable for securities having the right to vote) on matters submitted to the stockholders or equityholders, as applicable, of the Company or any of its Subsidiaries. The Company has provided Parent with copies of each Contract relating to any Equity Securities of the Company or any of its Subsidiaries that contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(h)          True and correct copies of the Stock Option Plan and the standard award agreements under the Stock Option Plan have been delivered to Parent. Each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof). All awards have been issued under and granted in compliance in all material respects with the Stock Option Plan, the Exchange Act and all other applicable material Laws.

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Section 3.04         Financial Statements. The Company and its Subsidiaries have delivered to Parent true, correct and complete copies of the Financial Statements. Each of the Financial Statements (including the notes thereto) (i) was prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments that are not material, either individually or in the aggregate, as permitted by GAAP and any other adjustments described therein, including in the notes thereto. Each of the Company and its Subsidiaries maintains a standard system of accounting established and administered in accordance with GAAP, including complete books and records (to the extent required by GAAP) in written or electronic form. All accounts and notes receivable of the Company arising subsequent to the date of the Interim Financial Statements represent, or will represent, valid, bona fide obligations arising from transactions actually made or services actually performed.

Section 3.05         Absence of Certain Changes or Events. Since the date of the balance sheet included in the Interim Financial Statements until the date of this Agreement, except as contemplated herein, the Company and its Subsidiaries have operated their respective businesses in the ordinary course of business consistent with past practices in all material respects. Since the date of the balance sheet included in the Interim Financial Statement, there has not occurred any event, condition, change or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.06         Consents and Approvals; No Violation.

(a)          The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the Transactions by the Company will not, require the Company or any of its Subsidiaries to make or obtain any Consent to or from any Governmental Authority, except for (i) compliance with (A) the applicable requirements of any Antitrust Laws and (B) the Securities Act, the Exchange Act and any state securities or “blue sky” laws, (ii) the filing of the Certificate of Merger with the Secretary of State, and (iii) those Consents, the failure of which to be obtained or made would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)          The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the Transactions by the Company will not, (i) conflict with or violate (A) the certificate of incorporation or by-laws of the Company, (B) the certificate of incorporation or by-laws or other comparable organizational documents of any Subsidiary of the Company or (C) assuming compliance with the matters referred to in Section 3.06(a), any material Law or material Order applicable to the Company or any of its Subsidiaries as of the date hereof, (ii) result in the imposition of any material Lien upon any of the properties or assets of the Company or any of its Subsidiaries or (iii) result in any breach of or constitute a default (or an event that with or without notice, the lapse of time or both would constitute a default), or give rise to any right of termination, cancellation or acceleration under, any Specified Contract to which the Company or any of its Subsidiaries is a party, except in the case of clause (iii), for such breaches, rights or defaults that would not reasonably be expected to have a Material Adverse Effect.

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Section 3.07         Absence of Litigation.

(a)          As of the date hereof, to the knowledge of the Company, there is no material Litigation pending or threatened against the Company or any of its Subsidiaries affecting any of their respective properties or assets, or their respective directors, officers or agents in their capacities as such.

(b)          As of the date hereof, there are no Orders or unsatisfied penalties or awards against or affecting the Company, any of its Subsidiaries or any of their respective properties or assets that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.08         Affiliate Transactions. As of the date hereof, no present executive officer, director or Affiliate of the Company or any of its Subsidiaries or any Person who beneficially owns five percent or more of the shares of Common Stock or, to the knowledge of the Company, any of such Person’s immediate family members (a) is a party to any Contract with or binding upon the Company or any of its Subsidiaries other than (i) Plans and (ii) Contracts entered into in the ordinary course of business consistent with past practices or in an arm’s-length transaction, (b) is indebted to the Company for borrowed money or any of its Subsidiaries or is a creditor for borrowed money or lender to the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, benefits under any Plan or unreimbursed business expenses), or (c) has any interest in any material assets or property used by or otherwise relating to the business of the Company or any of its Subsidiaries.

Section 3.09         Permits; Compliance with Laws.

(a)          The Company and each of its Subsidiaries are, and since January 1, 2014 have been, in compliance in all material respects with all Permits, Laws and Orders applicable to the conduct of their businesses. During the two year period prior to the date of this Agreement, none of the Company or any of its Subsidiaries have received written notice alleging any actual or possible material violations of, or material failure to comply with, any applicable Laws.

(b)          The Company and each of its Subsidiaries possess all material Permits required under applicable Laws to own, lease, operate or use their properties and carry on their respective businesses as currently being conducted. All such Permits of the Company and its Subsidiaries are in full force and effect, and each of the Company and its Subsidiaries is in compliance, in all material respects, with the terms thereof, in each case, except where the failure to maintain in full force and effect such Permit or be in compliance therewith would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, none of the Company or any of its Subsidiaries have received written notice alleging any violations of, or failure to comply with, any term, condition or requirements of any material Permit, or any revocation, withdrawal, suspension, cancellation, termination or modification of any material Permit, in each case in any material respect, during the two year period prior to the date of this Agreement.

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(c)          During the two year period prior to the date hereof, none of the Company or any of its Subsidiaries, no Securityholder that is an Affiliate of the Company or any of its Subsidiaries, or officer, director, employee, agent, Representative or consultant of the Company or any of its Subsidiaries (in each case, its capacity as such), and no other Person associated with or acting for or on behalf of the Company or any of its Subsidiaries has, in connection with the conduct of any business of the Company or any of its Subsidiaries, made, offered or promised to make or offer any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or transfer of anything of value to any Person, regardless of form, whether in money, property or services, to (i) obtain favorable treatment in securing business for the Company or any of its Subsidiaries, (ii) pay for favorable treatment for business secured by the Company or any of its Subsidiaries, or (iii) obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, in each case, in violation of any Law.

(d)          During the three year period prior the date hereof, the Company and each of its Subsidiaries has conducted its business in all material respects in accordance with applicable provisions of  (i) all U.S. import and export Laws (including those Laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799; Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199; State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130; and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599); (ii) all comparable applicable export and import Laws outside the United States for each country where the Company, any of its Subsidiaries, or their respective agents and representatives conducts business (collectively, “Export Laws”); and (iii) all export and import licenses, registrations and other approvals (collectively, “Export Approvals”) required for activities.  The Company has established, implements and maintains internal controls and procedures intended to ensure compliance in all material respects with all applicable Export Laws and Export Approvals. As of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims against, or audits or investigations of, the Company or any of its Subsidiaries with respect to compliance with Export Laws or Export Approvals, and to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the Company’s or any of its Subsidiaries’ export or import transactions that would reasonably be expected to give rise to any such material claims.

Section 3.10         No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Interim Financial Statements (including the notes thereto), (b) for liabilities incurred in the ordinary course of business consistent with past practices since the date of the balance sheet included in the Interim Financial Statements to the extent not satisfied prior to the Closing, (c) for liabilities incurred under, or contemplated by, this Agreement or liabilities incurred in connection with the Transactions, (d) for liabilities related to the future performance of any Contract (which liabilities do not arise from any breach or default under such Contracts), or (e) as would not reasonably be expected to have a Material Adverse Effect, none of the Company or any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company.

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Section 3.11         Employee Benefit Plans; ERISA.

(a)          Schedule 3.11(a) sets forth a list, as of the date of this Agreement, of each material Plan. With respect to each such material Plan, the Company has made available to Parent copies of each of the following documents: (i) the Plan (including all amendments thereto), (ii) the most recent annual report, if any, required under ERISA or the Code, (iii) the most recent Summary Plan Description, if any, required under ERISA, and any summaries of material modifications thereto, (iv) if the Plan is funded through a trust or any third-party funding vehicle, the trust or other funding Contract (including all amendments thereto), (v) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter, advisory letter or opinion letter received from the Internal Revenue Service, (vi) copies of all nondiscrimination and top-heavy testing reports for the last three plan years with respect to each Plan that is subject to nondiscrimination and/or top-heavy testing and (vii) all material correspondence with a Governmental Authority from the past three years.

(b)          No Plan is (i) subject to Title IV of ERISA, (ii) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or (iii) a plan described in Section 4063(a) of ERISA. The Company does not have (A) any current liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA, (B) any current liability under Sections 412, 430, 431 or 432 of the Code or (C) any current material liability as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(c)          Each Plan was established and is administered in accordance with its terms and in compliance with applicable Laws, except for such instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(d)          Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has received a favorable determination letter to the effect that it is so qualified, or (ii) has been established under a standardized master or prototype or volume submitter plan for which a current IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to and may be relied upon by the adopting employer, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to affect such qualification or validity.

(e)          As of the date hereof, there is no material Litigation or audit by any Governmental Authority pending or, to the knowledge of the Company, threatened in writing with respect to any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any Plan, other than routine claims for benefits.

(f)          Except as set forth in this Agreement or as may be included in the Transaction Expenses, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or together with any other event) will (i) result in any payment becoming due or payable, or required to be provided, from the Company or any of its Subsidiary to any current or former director, officer or employee of the Company or any of its Subsidiaries or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such director, officer or employee.

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(g)          Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all contributions, distributions, premium payments and reimbursements with respect to each Plan have been timely made; (ii) each Plan that is a welfare plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without material cost or liability; and (iii) no Plans provide for material medical or death benefits beyond the month of termination of service or retirement, other than (x) coverage mandated by applicable Law and (y) death or retirement benefits under a benefit plan qualified under Section 401(a) of the Code. Benefits under each Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA, with the exception of any medical expense reimbursement arrangements subject to Section 125 of the Code) that provides medical benefits are (A) provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization or similar organization unrelated to the Company or any of its ERISA Affiliates, the premiums for which are paid directly by the Company or its ERISA Affiliates from its general assets or partly from its general assets and partly from contributions by its employees, or (B) subject to a stop-loss insurance policy under which the Company is an insured party, and the Company has complied with all material terms of such stop-loss policy and has timely paid all premiums owing with respect to such stop-loss policy through the date of this Agreement. The transactions contemplated by this Agreement will not cancel, materially impair or materially reduce amounts payable under any such stop-loss insurance policy.

(h)          No Plan provides for the gross-up, reimbursement or indemnification of any Taxes imposed by Section 409A or 4999 of the Code. No Option or other right to acquire securities of the Company (i) has an exercise price that was less than the fair market value of the underlying equity as of the date such option or other right was granted, or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise of disposition of such stock option or right, with respect to any class of capital stock or other securities of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A of the Code).

Section 3.12         Labor Matters.

(a)          None of the Company or any of its Subsidiaries is a party to any Collective Bargaining Agreement and no such agreement is presently being negotiated. No application or petition for an election of or for certification of a collective bargaining agent relating to the Company or any of its Subsidiaries is pending as of the date of this Agreement.

(b)          As of the date hereof, there is not currently, and there has not been during the two years prior to the date of this Agreement, any pending or, to the knowledge of the Company, threatened in writing, (i) material labor dispute between the Company or any of its Subsidiaries and any labor organization, or any material strike, slowdown, jurisdictional dispute, work stoppage, lockout or other similar organized labor activity involving any employee of the Company or any of its Subsidiaries or affecting the Company or any of its Subsidiaries or (ii) material union organizing, or election activity involving, any employee of the Company or any of its Subsidiaries. As of the date hereof, during the two years prior to the date of this Agreement, there is no material unfair labor practice charge or material complaint against the Company or any of its Subsidiaries pending before the National Labor Relations Board or similar Governmental Authority outside of the United States, and to the knowledge of the Company, no such charge or complaint has been made against the Company or any of its Subsidiaries during the two years prior to the date of this Agreement.

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(c)          Each of the Company and its Subsidiaries is and has been in compliance in all material respects with all material applicable Labor Laws during the two years prior to the date of this Agreement.

(d)          All employees of the Company or any of its Subsidiaries are employed on an at will basis, which means that their employment can be terminated at any time, with or without notice, for any reason or no reason at all.

(e)          There has been no material charge or material complaint filed, pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries with the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the enforcement of Labor Laws during the two years prior to the date of this Agreement, nor has the Company or any of its Subsidiaries received notice of any investigation or inquiry relating to the Company or any of its Subsidiaries during the two years prior to the date of this Agreement.

(f)          The Company and its Subsidiaries are and have been during the two years prior to the date of this Agreement in material compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 USC §2101) and any applicable state Laws regarding redundancies, reductions in force, mass layoffs, and plant closings. No reduction in the notification period under the WARN Act is being relied upon by the Company or any of its Subsidiaries. Schedule 3.12(f) sets forth a list of all employment terminations for the Company or any of its Subsidiaries for the 90 days prior to the date of the Agreement, including for each employment termination, the employee’s name, name of employer, date of termination, and location of employment.

Section 3.13         Material Contracts.

(a)          The Company has provided or made available to Parent and Merger Sub true and complete copies of each Material Contract, including all amendments and modifications thereof as of the date of this Agreement. Schedule 3.13(a) sets forth each of the Material Contracts of the Company and its Subsidiaries. “Material Contracts” means all of the following types of Contracts to which the Company or any of its Subsidiaries is bound as of the date hereof (other than Excluded Contracts):

(i)          any Contract imposing any restriction that prohibits the Company or any of its Subsidiaries from (A) engaging, participating or competing in any line of business or in any geographic location that is material to the Company and its Subsidiaries, taken as a whole, (B) acquiring any material product or other material asset or any material services from any other Person or selling any product or other asset to or performing any services for any other Person, (C) granting to any other Person exclusive rights to provide the Company or any of its Subsidiaries with any material goods or services, or (D) soliciting any prospective customer or supplier, in each ease, except for (x) any such Contract that may be cancelled without any payment by the Company or any of its Subsidiaries on notice of 60 or fewer days and (y) “teaming agreements” in connection with Government Contracts and Government Contract Bids;

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(ii)         any Contract that creates, governs or controls any joint venture or partnership;

(iii)        any Contract relating to Indebtedness or to mortgaging or pledging any material asset or guaranteeing any Indebtedness, including any mortgage, pledge, security agreement, guaranty, deed of trust, loan agreement, credit agreement or other instrument granting a Lien (other than Permitted Liens) upon any of the material properties or assets of the Company or any of its Subsidiaries, in each case, having an outstanding principal amount in excess of $100,000 (other than any such Contract among or between the Company and one or more of its Subsidiaries or among or between Subsidiaries of the Company);

(iv)        any Contract, the term of which exceeds one year and by its terms (A) is not cancellable by the Company or any of its Subsidiaries on notice of 60 or fewer days without any termination payment by the Company or any of its Subsidiaries and (B) provides for aggregate annual payments to the Company or any of its Subsidiaries in excess of $250,000 (other than the Transaction Agreements);

(v)         any Contract for the sale of any material assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) (other than any Contract that (A) provides for the sale or disposition of services or equipment in the ordinary course of business consistent with past practices or (B) is among or between the Company and one or more of its wholly owned Subsidiaries or among or between wholly owned Subsidiaries of the Company);

(vi)        any Contract with respect to the acquisition of any Person (whether by merger, purchase of stock, purchase of assets or otherwise) entered into by the Company or any of its Subsidiaries since January 1, 2014;

(vii)       any Contract for the employment of any current senior employee or officer of the Company on a full-time, part-time or other basis (A) providing for the payment of any cash or other compensation or benefits solely upon the consummation of the Transactions or (B) restricting the Company’s or any of its Subsidiaries’ ability to terminate the employment of any employee at any time for any lawful reason without penalty or severance obligations;

(viii)      any Contract that provides for payments or other benefits to employees that are conditioned on or result solely from a change of control of the Company; and

(ix)         any performance bond in an amount in excess of $250,000.

(b)          None of the Company or any of its Subsidiaries has provided or received any written notice as of the date hereof of any material breach or default under any Material Contract which has not been cured, mitigated or otherwise resolved. None of the Company nor any of its Subsidiaries is in material breach or default under any Material Contract, and as of the date hereof, there has not occurred any event that, with or without the lapse of time or the giving of notice or both, would constitute a material breach, default, cancellation or termination of or under any Material Contract on the part of the Company or any of its Subsidiaries. To the knowledge of the Company, (i) no other party to any such Material Contract is in material breach or default thereof and (ii) there does not exist under any such Material Contract any condition or event that, with or without the lapse of time or the giving of notice or lapse of time or both, would constitute a material breach or default on the part of such other party.

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(c)          Each Material Contract is a valid and binding agreement of the Company or a Subsidiary of the Company, enforceable against the Company or such Subsidiary in accordance with its terms, except as such enforcement may be limited by applicable Bankruptcy Laws and Principles of Equity.

Section 3.14         Government Contracts.

(a)          Unless prohibited by Industrial Security Laws, the Company and each of its Subsidiaries has made available to Parent true and complete copies of each Government Contract as of the date hereof with a total contract value (including any funded or unfunded option periods and any such Contract under which any task or delivery orders have been placed and any task or delivery orders) in excess of $250,000 (each, a “Specified Government Contract”), including all material amendments and modifications thereto.

(b)          (i) The Company and each of its Subsidiaries have complied in all material respects with all terms and conditions of each Specified Government Contract and each Government Contract Bid that, if awarded, would have a total contract value (including any funded or unfunded option periods, and any task or delivery orders) in excess of $250,000 (each, a “Specified Government Contract Bid”), including clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein, and has performed in all material respects each obligation required to be performed by it thereunder, (ii) the Company and each of its Subsidiaries has complied in all material respects with each Law applicable to each Specified Government Contract and Specified Government Contract Bid, including the Truth in Negotiations Act, the Cost Accounting Standards, the Procurement Integrity Act and provisions of Title 18 of the United States Code involving fraud, conflict of interest, bribery or gratuity violations, and no alleged material breach or material violation of any Law or requirement, termination for default, cure notice, show cause notice or other similar notice has been issued or claimed by a Governmental Authority, prime contractor or higher tier subcontractor, in writing that remains unresolved with respect to any Specified Government Contract, (iii) all representations, certifications and warranties executed, acknowledged or set forth in, or pertaining to, each Specified Government Contract or Specified Government Contract Bid were current, accurate and complete in all material respects as of their effective date, and the Company and each Subsidiary has complied, as applicable, in all material respects with all such representations, certifications and warranties, (iv) no material payments due to the Company or a Subsidiary of the Company pertaining to any Specified Government Contract have been rejected, withheld or set off, nor has any material claim been made pursuant to a Government Contract to withhold or set off money, and there is no reasonable basis to expect any such rejection, withholding or set off, (v) to the knowledge of the Company, all costs, fees, profits and other charges and expenses of any nature that have been charged, and all sums invoiced, under each Government Contract were, in all material respects, properly chargeable or invoiced to such Government Contract and were charged or invoiced in amounts consistent in all material respects with the requirements of such Government Contract and applicable Law, including applicable requirements relating to allowability, allocability and reasonableness, and (vi) each invoice and claim for payment submitted under each Specified Government Contract (including requests for progress payments and provisional cost payments) was accurate in all material respects as of its submission date.

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(c)          With respect to each Government Contract and each Government Contract Bid, (i) as of the date hereof, there is no Litigation pending (other than qui tam claims or other similar claims filed under seal and of which the Company does not have knowledge) or, to the knowledge of the Company, threatened, including any claim under the United States False Claims Act and (ii) such Government Contract or Government Contract Bid, as applicable, is not based on an actual or asserted preferential status of the Company or any of its Subsidiaries, including §8(a) status, small business status, small disadvantaged business status, protégé status, or other preferential status afforded by federal statute or regulation, nor, to the knowledge of the Company, did any Governmental Authority, prime contractor or higher-tier subcontractor under a Government Contract rely upon such business status or business size or other preferential status of the Company or any of its Subsidiaries in evaluating any quotation, bid, or proposal, or in making award of any Government Contract.

(d)          From January 1, 2014 through the date hereof:

(i)          To the knowledge of the Company, none of the Company or any of its Subsidiaries or any of their respective Principals (as defined at FAR 52.209-5(a)(2)) is or has been under any material administrative, civil or criminal investigation or indictment, audit or review by any Governmental Authority (in each case, other than broad based routine audits or inquiries in the ordinary course) with respect to any act or omission arising under or relating to any Government Contract; and

(ii)         To the knowledge of the Company, none of the Company or any of its Subsidiaries, or any of their respective Principals (as defined at FAR 52.209-5(a)(2)), or any of their respective managers or employees is or has been debarred or suspended from participation in, or the award of, Contracts with any Governmental Authority. To the knowledge of the Company, as of the date hereof, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or a finding of non-responsibility on the part of the Company, any of its Subsidiaries or any of their respective Principals (as defined at FAR 52.209-5(a)(2)) or any of their respective managers or employees.

(e)          As of the date hereof:

(i)          There are no material outstanding disputes between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, under the Contract Disputes Act of 1978 or between the Company or any of its Subsidiaries, on the one hand, and any prime contractor, subcontractor, vendor or third party, on the other hand, arising under or relating to any Government Contract;

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(ii)         There are no material claims outstanding or threatened in writing against the Company or any of its Subsidiaries, either by a Governmental Authority or by a prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Contract Bid to which the Company or any of its Subsidiaries is a party;

(iii)        To the knowledge of the Company, none of the Company or any of its Subsidiaries has any economic interest in any pending material Litigation or potential material Litigation under the Contract Disputes Act against the United States Government or any prime contractor, subcontractor, vendor or third party arising under or relating to any Government Contract; and

(f)          Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Industrial Security Laws, and the Company, its Subsidiaries and their respective employees possess all requisite facility and personnel clearances necessary to perform their respective obligations under each Government Contract, and none of the Company or any of its Subsidiaries has received a negative or adverse finding from the Defense Security Service in the three years prior to the date hereof. Schedule 3.14(f) lists each facility clearance held by the Company and any of its Subsidiaries.

(g)          Subject to any prohibition on the disclosure of classified information, Schedule 3.14(g) sets forth (i) a list of each Specified Government Contract of the Company and each of its Subsidiaries as of the date hereof that is currently active in performance, (ii) each Specified Government Contract Bid and (iii) each multiple-award indefinite delivery/indefinite quantity prime Government Contract for which the ordering period has not expired. Each Government Contract was legally awarded, is binding on the parties thereto and is in full force and effect, and none of the Government Contracts or Government Contract Bids are currently the subject of bid or award protest proceedings.

(h)          The Company and each of its Subsidiaries has complied in all material respects with Federal Acquisition Regulation (“FAR”) 52.203-13 to the extent applicable to a Government Contract. As of the date hereof, none of the Company or any of its Subsidiaries has made any mandatory disclosure under FAR 52.203-13 or any voluntary disclosure to any Governmental Authority, prime contractor, subcontractor, vendor or any other person with respect to any potential violation by the Company or any of its Subsidiaries of a Government Contract or of a Law applicable to such Government Contract Bid. To the knowledge of the Company, as of the date hereof, no facts or circumstances exist that, with the passage of time or the giving of notice or both, would reasonably be expected to lead to such a mandatory disclosure.

(i)          In the three years prior to the date hereof, (i) no Government Contract has been terminated for default, and (ii) neither the Company nor any of its Subsidiaries has received any written notice terminating any Government Contract for convenience.

(j)          As of the date hereof, neither the Company nor any of its Subsidiaries has received a less than satisfactory past performance evaluation or rating that, to the knowledge of the Company, could reasonably be expected to adversely affect the potential award of a Government Contract to the Company or any of its Subsidiaries.

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(k)          The Company’s and its Subsidiaries’ cost accounting system complies, and has complied during the three years prior to the date hereof, in all material respects with applicable Laws and regulations (including the FAR cost principles and Cost Accounting Standards).

(l)          To the knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any organizational conflict of interest mitigation plan or performed any activity under any Government Contract, and has no other relationships with any Person, that constitutes an “organizational conflict of interest” as defined in FAR Subpart 9.5 that would impact its ability to perform its Government Contracts and any contract resulting from the Government Contract Bids. To the knowledge of the Company, the Company, each of its Subsidiaries, and their respective trustees, directors, officers, managers, principals, employees, representatives, agents or consultants, have complied in all material respects with all conflict of interest policies established by the Company and its Subsidiaries.

(m)          Neither the Company nor any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, any Government Contract or Government Contract Bid, or any account receivable relating thereto, to any Person, whether as a security interest or otherwise.

(n)          Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any of their respective employees or Principals (as defined in FAR 52.209-5) has violated in any material respects any legal, administrative or contractual restriction concerning the employment of (or discussions concerning possible employment with) current or former officials or employees of any Governmental Authority.

(o)          The Company and each of its Subsidiaries and, to the knowledge of the Company, their respective employees and Principals (as defined in FAR 52.209-5) have complied in all material respects with applicable timekeeping/time recordation requirements in each Government Contract.

(p)          During the three years prior to the date hereof, (i) all personnel who performed under any Government Contract met all express qualification requirements for the labor categories under which they have been charged or are being charged in all material respects, (ii) all personnel listed in any Government Contract or Government Contract Bid met all labor category or other job requirements set forth in the applicable Contract or solicitation in all material respects and (iii) neither the Company nor any of its Subsidiaries replaced any material personnel performing a Government Contract without obtaining all required approvals from the applicable Governmental Authority and any other party whose consent is required for replacement of personnel.

(q)          All material personal property, equipment or fixtures loaned or bailed to the Company or any of its Subsidiaries by or on behalf of a Governmental Authority have been handled in all material respects with the terms, conditions and laws applicable to such loans or bailments.

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(r)          During the three years prior to the date hereof, with respect to the Company’s and each of its Subsidiaries’ multiple award and federal supply schedule contracts, each of the Company and its Subsidiaries: (i) has complied in all material respects with the notice and pricing requirements of the Price Reduction Clause, and, to the knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in a demand for a refund based upon the material failure to comply with the Price Reduction Clause; and (ii) has complied in all material respects with applicable requirements to permit an Industrial Funding Fee.

(s)          To the knowledge of the Company, each of the Company and its Subsidiaries has complied in all material respects with all necessary data security, cybersecurity and physical security systems and procedures required by its Government Contracts. To the knowledge of the Company, during the three years prior to the date hereof, (i) neither the Company nor any of its Subsidiaries has had or experienced any cyber incident as defined in DFARS 252.204-7012 affecting a Government Contract and (ii) any such cyber incident related to any Government Contract has been reported, to the extent applicable.

(t)          Each Company Product was developed with U.S. federal government funding, pursuant to a Government Contract (the “Government Funded Company Products”).  Except for the initial sale under the Government Contract pursuant to which the respective Government Funded Company Product was developed, neither the Company nor any Subsidiary has sold or licensed any Government Funded Company Product, or any enhancement or modification thereto, directly or indirectly to any Governmental Authority.  All disclosures, elections, and notices required by applicable regulations and Government Contract terms that are necessary to protect ownership of inventions developed, conceived or first actually reduced to practice under a Government Contract have been made. To the knowledge of the Company, all technical data, computer software and computer software documentation developed, delivered or used in connection with any Government Contract have been properly and sufficiently marked as appropriate to perfect the minimum allocation of technical data and software rights to the Government as specified in the relevant Contract.

Section 3.15         Environmental Matters.

(a)          The Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Environmental Laws, except for any noncompliance that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)          As of the date hereof, (i) there is no Litigation pursuant to any Environmental Law pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, and (ii) none of the Company or any of its Subsidiaries is a party to or subject to any Order issued pursuant to an Environmental Law.

(c)          None of the Company or any of its Subsidiaries has received, during the 12-month period prior to the date hereof, any written information request or written notice of violations or potential liability under the Comprehensive Environmental Response, Compensation and Liability Act or any similar Environmental Law, in each case, that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

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(d)          To the knowledge of the Company, there are no Hazardous Materials present in the environment associated with the facilities owned, leased or operated by the Company or any of its Subsidiaries, that require remedial action by the Company or any of its Subsidiaries pursuant to any applicable Environmental Laws, except where such presence would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.16         Real Property and Tangible Assets.

(a)          None of the Company or any of its Subsidiaries owns, or, since January 1, 2014, has ever owned, any real property.

(b)          Schedule 3.16(b) sets forth a list of each Lease as of the date of this Agreement. The Company has provided or otherwise made available to Parent a true, correct and complete copy of each Lease in effect on the date hereof, including any amendments and modifications thereof. The Company or one or more of its Subsidiaries has a valid leasehold interest in its leased real property under the material Leases, in each case, free and clear of any Liens, except for Permitted Liens.

(c)          Each Lease is a valid and binding agreement of, and enforceable against, the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, in accordance with its terms, except as such enforcement may be limited by applicable Bankruptcy Laws and Principles of Equity. There is not under any Lease any material default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto.

(d)          Each of the Company and its Subsidiaries have good, valid and marketable title to, or a valid leasehold interest in, the tangible assets reflected on the Interim Financial Statements as owned or leased by it or acquired since the date thereof (other than assets disposed of in the ordinary course of business consistent with past practices since the date of the Interim Financial Statements), free and clear of any and all Liens other than Permitted Liens and Liens securing Indebtedness that will be repaid at or prior to the Closing.

Section 3.17         Insurance. Schedule 3.17 sets forth a list of each material insurance policy maintained by the Company and its Subsidiaries as of the date of this Agreement with respect to their respective properties, assets and business. The Company has provided or made available to Parent and Merger Sub true and complete copies of each insurance policy or binder maintained by the Company and its Subsidiaries. As of the date hereof, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, (b) no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect of any such insurance policy the Company intends to keep in place and (c) all premiums due on such insurance policies have been paid. Such policies are sufficient for compliance in all material respects with all requirements of applicable Law.

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Section 3.18         Intellectual Property.

(a)          The Company or one or more of its Subsidiaries owns all right, title and interest to, or has the right to use, free and clear of all Liens (except Permitted Liens), all Intellectual Property used by the Company and its Subsidiaries and the Company’s and its Subsidiaries’ operations, as presently conducted, except where the failure to so own, license or have such right would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)          Schedule 3.18(b) identifies and describes: (i) each item of Registered Intellectual Property and (ii) each material unregistered trademark, service mark or trade or entity name used by the Company or any of its Subsidiaries. To the knowledge of the Company, all Owned Intellectual Property which constitutes Registered Intellectual Property is valid and enforceable.

(c)          To the knowledge of the Company, (i) the operations of the business of the Company and its Subsidiaries is not infringing, diluting, misappropriating or otherwise violating the Intellectual Property of any other Person, (ii) none of the Company or any of its Subsidiaries (including the operations of the Company or any of its Subsidiaries) has in the prior three years infringed, diluted, misappropriated or otherwise violated the Intellectual Property of any other Person and (iii) no Person is infringing, diluting, misappropriating or otherwise violating any Owned Intellectual Property, or has in the past three years infringed, diluted, misappropriate or otherwise violated any Owned Intellectual Property.

(d)          During the three years prior to the date hereof, the Company and its Subsidiaries have not received any written notice of any claim challenging the use, Exploitation, license or ownership by the Company or any of its Subsidiaries of any Intellectual Property.

(e)          To the knowledge of the Company, the Company Intellectual Property constitute all Intellectual Property necessary to Exploit the Company Products and Services in the manner so done currently by the Company and its Subsidiaries. Except as would not reasonably be expected to be material to, or otherwise result in a material restriction on, the Company and its Subsidiaries, taken as a whole, (i) the execution, delivery, and performance by the Company and each of its Subsidiaries of the Transaction Agreements to which it is a party and the consummation of the Transactions do not and shall not (with or without notice or lapse of time or both) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of any rights in the Company Intellectual Property and (ii) immediately after the Closing, the Company Intellectual Property will be transferable or licensable by Parent to the same extent as such Company Intellectual Property is transferable or licensable by the Company and its Subsidiaries as of the Closing Date, without any additional payment of any kind to any third party.

(f)          The Company and its Subsidiaries have taken commercially reasonable steps to safeguard, protect and maintain the secrecy and confidentiality of all trade secrets and other confidential information of the Company and its Subsidiaries. Except as would not reasonably be expected to be material to, or otherwise result in a material restriction on, the Company and its Subsidiaries, taken as a whole, all officers, employees, independent contractors and consultants of the Company and any of its Subsidiaries who have had access to trade secrets or other material confidential information of the Company or any of its Subsidiaries have executed binding agreements or are subject to binding employment policies requiring each such Person to protect and preserve the secrecy and confidentiality of such trade secrets and other confidential information. There has been no material violation of any confidentiality or nondisclosure agreement of the Company and any of its Subsidiaries related to the protection of trade secrets or other confidential information, and no material Company Intellectual Property that is a trade secret has been disclosed by the Company and any of its Subsidiaries to any Person other than employees, consultants or contractors of the Company and any of its Subsidiaries.

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(g)          The Company and its Subsidiaries have taken commercially reasonable steps to protect the Internal Systems, including by implementing disaster recovery and security plans, procedures and facilities for the continued operations of the Company and its Subsidiaries. Except as would not reasonably be expected to be material to, or otherwise result in a material restriction on, the Company and its Subsidiaries, taken as a whole, during the three years prior to the date of this Agreement, there have been no unauthorized intrusions or breaches of the security of the Internal Systems, including any security breaches that have resulted in a third party obtaining access to or use of any confidential, personal or proprietary information of Company or any of its Subsidiaries or any of their employees, contractors, customers or suppliers.

(h)          The Company Products and the Internal Systems do not contain any Malicious Code that is likely to impair or prevent their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Internal Systems have been designed, implemented and maintained consistent with industry standards for the businesses in which the Company and its Subsidiaries operate.

(i)          No Open Source Software is used in, incorporated into, integrated or bundled with a Company Product in a manner that would require any proprietary portion of the Company Products to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) be redistributable at no charge, except where such use, incorporation, integration or bundle would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(j)          Each of the Company and its Subsidiaries has materially complied with all applicable Laws relating to (i) the privacy of users of the Company Sites and Company Products and (ii) the collection, storage, use, transfer and any other processing of any Personal Information.

Section 3.19        Taxes.

(a)          Each of the Company and its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Authorities all income Tax Returns and other material Tax Returns required to be filed by it (taking into account any extension of time within which to file), and all such Tax Returns were true, correct and complete in all material respects when filed, and (ii) paid to the appropriate Governmental Authority all material amounts in respect of Taxes (whether or not shown as due on any Tax Return) that are due and payable, except, in each case, to the extent such amounts are being contested in good faith and have been adequately provided for in accordance with GAAP.

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(b)          There are no outstanding waivers regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries.

(c)          (i) To the knowledge of the Company, no U.S. federal, state, local or non-U.S. audits or other administrative proceedings are presently pending with regard to any material Taxes of the Company or any of its Subsidiaries, and (ii) as of the date hereof, no written notification has been received by the Company or any of its Subsidiaries that such an audit or other Litigation has been proposed or threatened.

(d)          None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing or allocation Contract with respect to any material amount of Taxes (other than pursuant to customary commercial Contracts not primarily related to Taxes).

(e)          Each of the Company and its Subsidiaries has withheld and paid over (or set aside for payment when due) all material Taxes required to have been withheld and paid over, and has complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party.

(f)          Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group filing consolidated, combined or unitary returns, including within the meaning of Section 1504(a) of the Code or any similar provision of state, local or foreign Law, other than with the Company or other Subsidiaries thereof.

(g)          Except for transactions that have been properly reported, neither the Company nor any of its Subsidiaries has been a beneficiary of, participated in, or been a “material advisor” (as defined in the Code) with respect to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) (or any other transaction requiring disclosure under a similar provision of state, local or foreign Law).

(h)          Nothing in this Agreement (including this Section 3.19) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any of its Subsidiaries with respect to post Closing taxable periods.

Section 3.20         Brokers. Except for Macquarie Capital (USA) Inc. and Sagent Advisors, LLC, no investment banker, broker or finder retained by or on behalf of the Company or any of its Subsidiaries is entitled to receive any commission, brokerage, finder’s fee or other similar compensation or payments from the Company or any of its Subsidiaries in connection with the consummation of the Transactions. Macquarie Capital (USA) Inc. and Sagent Advisors, LLC shall not be entitled to any commission, fee, compensation or payment in connection with the Transactions other than any such amounts that are included in the Transaction Expenses in the Estimated Closing Statement.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as set forth in the Parent Schedules delivered by Parent to the Company, each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.01         Organization. Each of Parent and Merger Sub is duly organized and validly existing in good standing under the Laws of its jurisdiction of organization, and has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Merger Sub is duly licensed or qualified and in good standing (with respect to jurisdictions that recognize the concept of good standing) to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership, lease or operation of its properties or assets makes such license or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.02         Authority; Binding Effect. Each of Parent and Merger Sub has all requisite corporate power and corporate authority to (a) execute and deliver this Agreement, (b) perform its obligations hereunder and (c) consummate the Transactions. Except for the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Transactions, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as the case may be, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the consummation of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable Bankruptcy Laws and Principles of Equity.

Section 4.03         Consents and Approvals; No Violation.

(a)          The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions by each of Parent and Merger Sub will not, require Parent or Merger Sub to make or obtain any Consent to or from any Governmental Authority, except for (i) compliance with the applicable requirements of any Antitrust Laws, (ii) the filing of the Certificate of Merger with the Secretary of State and (iii) those Consents, the failure of which to be obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.

(b)          The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions will not, (i) conflict with or violate (A) the certificate of incorporation or by-laws of Parent, (B) the certificate of incorporation or by-laws of Merger Sub or (C) assuming compliance with the matters referred to in Section 4.03(a), any Law or Order applicable to Parent or Merger Sub as of the date hereof, or (ii) result in any breach of, or constitute a default (or an event that with or without notice, the lapse of time or both would constitute a default) under, or give rise to any right of termination, cancellation or acceleration of any Contract to which Parent or Merger Sub is a party or by or to which Parent or Merger Sub is bound or subject, except, in the case of clauses (i)(C) and (ii) above, for such breaches or defaults that would not reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.04         Absence of Litigation.

(a)          As of the date hereof, there is no Litigation pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that, if determined in a manner adverse to Parent or Merger Sub, would reasonably be expected to have a Parent Material Adverse Effect.

(b)          As of the date hereof, there are no Orders or unsatisfied penalties or awards against or affecting Parent or Merger Sub or any of their respective properties or assets that would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.05         Solvency. Assuming the satisfaction of the conditions set forth in Section 6.02, immediately after giving effect to the Transactions, including (a) the Merger, (b) the payment of the Aggregate Closing Merger Consideration, (c) any repayment or refinancing of debt contemplated by the Transaction Agreements, (d) payment of any other amounts required to be paid in connection with the consummation of the Transactions and (e) payment of all related fees and expenses of Parent and Merger Sub, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately thereafter.

Section 4.06         Merger Sub. Merger Sub has not (a) engaged in any business activities or conducted any operations other than in connection with the Transactions or (b) incurred any liabilities other than in connection with its formation and the Transactions. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one hundred (100) shares of common stock, par value $0.001 per share. All of the issued and outstanding shares of common stock of Merger Sub are owned beneficially and of record by Parent, free and clear of all Liens, and there are no other Equity Securities of Merger Sub issued and outstanding.

Section 4.07         Investment Representation. Parent is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent acknowledges that it is informed as to the risks of the Transactions and of its ownership of the Equity Securities of the Surviving Corporation, and further acknowledges that the Equity Securities of the Surviving Corporation have not been registered under the U.S. federal securities Laws or under any state or non-U.S. securities Laws, and that the Equity Securities of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration thereunder. Parent is acquiring the Equity Securities of the Surviving Corporation for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributions or selling such Equity Securities, in violation of the federal securities Laws or any applicable non-U.S. or state securities Law.

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Section 4.08         Financing.

(a)          Assuming the satisfaction of the conditions set forth in Sections 6.02(a) and 6.02(b), and that the Financing (or Alternate Financing) is funded in accordance with the Debt Commitment Letter, at the Effective Time, Parent and Merger Sub shall have funds sufficient to enable Parent and Merger Sub to pay the Aggregate Closing Merger Consideration and the other amounts payable pursuant to Article II, to consummate the Transactions, to refinance any indebtedness required to be refinanced in connection with the consummation of the Transactions, and to pay related fees and expenses. Parent has delivered to the Company an accurate and complete copy of (i) a fully executed debt commitment letter (together with all annexes, schedules, supplements, term sheets exhibits and other agreements thereto, collectively, the “Debt Commitment Letter”) from the financial institutions party thereto (collectively, the “Lenders”) together with the executed fee letter related thereto of even date therewith (which fee letter may be redacted to cover economic terms, so long as no such redaction covers terms that would adversely affect the aggregate principal amount, conditionality, enforceability, availability or termination of the debt financing contemplated therein), pursuant to the terms, but subject to the conditions expressly set forth therein, of which certain of the Lenders have committed to provide Parent and Merger Sub with debt financing in the amounts set forth therein for purposes of partially financing the Transactions (such debt financing, the “Financing”).

(b)          As of the date hereof, the Debt Commitment Letter is (x) a legal, valid and binding obligation of Parent (to the extent party thereto) and Merger Sub (to the extent party thereto) and, to the knowledge of Parent, the other parties thereto, in accordance with their respective terms, (y) enforceable in accordance with its terms against Parent (to the extent party thereto) and Merger Sub (to the extent party thereto) and, to the knowledge of Parent, the other parties thereto, and (z) in full force and effect, except, in each case, as such enforcement may be limited by applicable Bankruptcy Laws and Principles of Equity. As of the date of this Agreement, there are not, and there are not contemplated to be, any side letters or other Contracts or arrangements related to the Debt Commitment Letter other than as expressly contained in the Debt Commitment Letter and the fee letter delivered to the Company prior to the execution and delivery of this Agreement. As of the date of this Agreement, the Debt Commitment Letter and the commitments and obligations contained therein have not been withdrawn, modified, terminated or rescinded in any respect, amended, restated or otherwise modified or waived (and, to the knowledge of Parent, no such withdrawal, modification, termination, amendment, restatement or waiver is contemplated (other than as set forth in the fee letters with regard to flex rights or to add additional lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement)). As of the date of this Agreement, to the knowledge of Parent and Merger Sub, there are no facts or circumstances that could result in Parent, Merger Sub or any other party to the Debt Commitment Letter not being able to satisfy on a timely basis, any term or condition of closing to be satisfied by such party, contained in the Debt Commitment Letter. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to result in a default or breach on the part of Parent, Merger Sub, or to the knowledge of Parent, any other party thereto, under any term or condition of the Debt Commitment Letter. Parent or Merger Sub has fully paid all commitment fees or other fees payable under the Debt Commitment Letter (or fee letter related thereto) that are payable on or prior to the date hereof, and will pay in full any such additional amounts payable under the Debt Commitment Letter (or fee letter related thereto) on or before the Closing Date. As of the date of this Agreement, there are no conditions precedent or contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Debt Commitment Letter in the form delivered to the Company prior to the execution and delivery of this Agreement, and such Debt Commitment Letter contains all of the conditions precedent and contingencies to the obligations of the parties thereunder to make the Financing available to Parent and Merger Sub.

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Section 4.09         Brokers. No investment banker, broker or finder retained by or authorized to act on behalf of Parent or Merger Sub is entitled to receive any commission, brokerage, finder’s fee or other compensation or payments from the Company or any of its Affiliates in connection with the consummation of the Transactions.

Section 4.10         Foreign Interests. Parent is not a “foreign person” as defined at 31 C.F.R. §800.216, is not under “foreign ownership, control or influence” as defined at §2-300(a) of the NISPOM, and is not a “foreign interest” as defined in NISPOM Appendix C.

ARTICLE V

COVENANTS

Section 5.01         Conduct of Business. Except (i) as set forth on Schedule 5.01, (ii) as required by applicable Law, (iii) as expressly permitted, required or contemplated hereby or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practices; provided that no action or inaction by the Company or any of its Subsidiaries with respect to the matters addressed by any of the provisions of the following sentence shall be deemed to be a breach of this sentence unless such action or inaction would constitute a breach of such other provisions. Without limiting the generality of the foregoing, and except (1) as set forth on Schedule 5.01, (2) as required by applicable Law or (3) as expressly permitted, required or contemplated by any Transaction Agreement, during the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)          amend its certificate of incorporation or by-laws or other organizational documents;

(b)          issue, reissue, sell or grant, or authorize the issuance, reissuance, sale or grant of, any Equity Securities (other than (i) upon the exercise of Options previously granted under the Stock Option Plan prior to the date hereof or (ii) to the Company or a Subsidiary of the Company), or grant or enter into any Options with respect to the issuance of such Equity Securities;

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(c)          declare, set aside or pay any dividend or other distribution of assets in respect of any of its Equity Securities, in each case, other than dividends and distributions (i) by a Subsidiary of the Company to the Company or a Subsidiary of the Company or (ii) that have the effect of reducing Closing Cash or Closing Working Capital;

(d)          adjust, split, combine, subdivide or reclassify any of its Equity Securities or any Option relating thereto, other than transactions with respect to the Equity Securities of any Subsidiary which do not reduce the Company’s ownership of such Subsidiary;

(e)          repurchase, redeem or otherwise reacquire any of its Equity Securities (except prior to the delivery of the Closing Payments Statement);

(f)          sell, lease, license, transfer or otherwise dispose of any of its properties or assets that are material to the business of the Company and its Subsidiaries, taken as a whole, other than sales, leases, transfers or dispositions (i) by one Subsidiary of the Company to the Company or another Subsidiary of the Company, (ii) in the ordinary course of business consistent with past practices, (iii) of obsolete or unsalable equipment or other assets and (iv) of other properties or assets in an aggregate amount not to exceed $250,000;

(g)          subject any properties or assets that are material to the business of the Company and its Subsidiaries, taken as a whole, to any Liens other than (i) Permitted Liens, (ii) in the ordinary course of business (but not in connection with Indebtedness for borrowed money), (iii) between the Company and a Subsidiary of the Company or between Subsidiaries of the Company and (iv) Liens on properties or assets with a value less than $250,000;

(h)          create, incur, assume or guarantee any Indebtedness for borrowed money, other than (i) in the ordinary course of business consistent with past practices, (ii) pursuant to inter-company arrangements among or between the Company and one or more of its Subsidiaries or among or between its Subsidiaries, and (iii) Indebtedness that will be repaid in full at the Closing;

(i)          change in any material respect any of its material accounting principles, practices or methods, except as may be required by any Governmental Authority or to comply with changes in GAAP or applicable Law;

(j)          enter into or materially amend or supplement any employment, severance, termination or similar type of Contract or Plan, in any such case to materially increase the compensation or benefits of any of its executive officers or directors, except (i) in the ordinary course of business consistent with past practices, (ii) for the determination and payment of annual bonus amounts for the fiscal year ended December 31, 2016 in the ordinary course of business consistent with past practices and for Transaction Bonuses granted in compliance with clause (k) immediately below, (iii) for increases in base salaries in a manner consistent with past practices in connection with the Company’s and its Subsidiaries’ respective ordinary course annual base salary review processes and (iv) as may be required under (A) applicable Law or (B) any Contract or Plan in effect as of the date hereof;

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(k)          grant any employees any Transaction Bonuses, other than Transaction Bonuses to employees not listed on Schedule 5.01(k), in an aggregate amount not to exceed $100,000;

(l)          form any Subsidiary or acquire (by merging or consolidating with, purchasing all or substantially all of the assets or Equity Securities of, or by any other manner acquiring) any Person, other than (i) transactions entered into in the ordinary course of business consistent with past practices or with a purchase price less than or equal to $500,000 or (ii) acquisitions or purchases by the Company or a Subsidiary of the Company of another Subsidiary of the Company;

(m)          make any material election with respect to its Taxes not required by Law, other than in the ordinary course of business consistent with past practices, settle or compromise any material claim for Taxes, or amend any material Tax Return;

(n)          enter into, amend in any material respect or terminate any Specified Contract, except (i) in the ordinary course of business consistent with past practices, or (ii) to renegotiate the terms of, or otherwise extend, a Specified Contract that has expired or is scheduled to expire prior to, or within nine months of, the anticipated Closing Date, provided that, with respect to material Specified Contracts, Parent shall be given prior notice of such renegotiation or extension and an opportunity to consult with the Company;

(o)          dissolve, wind-up or liquidate; or

(p)          enter into any Contract, or authorize, approve, agree or commit, to take any of the foregoing actions.

Section 5.02         Control of Operations. Notwithstanding anything to the contrary set forth in any Transaction Agreement, (i) none of Parent, Merger Sub or any of their respective Affiliates shall have, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time, (ii) prior to the Effective Time, the Company and its Subsidiaries shall have the right to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations and (iii) no consent of, or consultation with, or notice to, Parent shall be required with respect to any matter set forth in Section 5.01 or elsewhere in this Agreement to the extent the requirement of such consent, consultation or notice would, upon the advice of the Company’s counsel (after consultation with Parent’s counsel, to the extent permitted by applicable Law and reasonably practicable), violate any applicable Law.

Section 5.03         Cooperation. Through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, each party shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions as soon as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI.

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Section 5.04         Consents. Without limiting the generality of Section 5.03, each party shall use its reasonable best efforts to obtain, or cause to be obtained, all third party consents and Consents necessary in connection with the consummation of the Transactions prior to the Closing, and to cooperate in connection with any inquiry by a Governmental Authority in connection with the Transactions. Notwithstanding anything herein to the contrary, none of the Company, any of its Subsidiaries or any holder of shares of Common Stock shall have any obligation to agree to amend or modify any Contract or pay any fee to any third party (including filing or other fees payable to Governmental Authorities) for the purpose of obtaining any such third party consent or Consent or any costs and expenses of any third party resulting from the process of obtaining such third party consent or Consent. Each party shall use its reasonable best efforts to timely make or cause to be made all filings and submissions under Laws applicable to it as may be required for the consummation of the Transactions. Without limitation to Article VI, Parent acknowledges that certain third party consents, Consents and waivers with respect to the Transactions may be required from the parties to Contracts to which the Company or a Subsidiary of the Company is a party and that obtaining such third party consent or such Consent is not a condition to the consummation of the Transactions.

Section 5.05         Antitrust Notifications and Other Regulatory Approvals.

(a)          Each party shall cooperate with each other and use its reasonable best efforts to prepare and file (i) required Notification and Report Forms under the HSR Act with the United States Federal Trade Commission and the United States Department of Justice and (ii) all other notifications, filings, registrations, submissions and other materials required or necessary under applicable Antitrust Laws, in each case, as soon as practicable following the date of this Agreement, but in the case of clause (i), no later than seven Business Days after the date hereof. All filings made in connection with this Section 5.05(a) shall be made in substantial compliance with the requirements of applicable Antitrust Laws and any other applicable Laws. Each party shall make such other filings and submissions as are necessary, proper or advisable in other jurisdictions to comply with all applicable Antitrust Laws and all other applicable Laws, and shall promptly provide all supplemental information and documentation requested by any Governmental Authority relating thereto. All filing fees payable in connection with the notifications, filings, registrations, submissions and other materials contemplated by this Section 5.05 shall be paid by Parent. Subject to the Confidentiality Agreement and applicable Laws, the parties shall coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any other applicable Antitrust Law.

(b)          To the extent not prohibited by applicable Law or a Governmental Authority and subject to all applicable privileges (including the attorney-client privilege), each party shall (A) promptly notify and furnish the other parties copies of each (i) filing (or portions thereof) such party submits to any Governmental Authority (provided that any business confidential information may be provided on an outside counsel basis only) and (ii) correspondence or communication between it or any of its Representatives, on the one hand, and any Governmental Authority, on the other hand, in each case relating to the subject matter of this Section 5.05 or the Transactions (and, in the case of any oral communication, a summary of such communication), (B) consult with and permit the other parties to review in advance any proposed filing and any written or oral communication or correspondence by such party to any Governmental Authority relating to the subject matter of this Section 5.05 or the Transactions, and (C) consider in good faith the views of such party in connection with any such proposed filing and any such written or oral communication or correspondence to any Governmental Authority relating to the subject matter of this Section 5.05 or the Transactions. No party shall agree to, or permit any of its Affiliates or any of its or their respective Representatives to, participate in any meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.05 or the Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting or discussion.

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(c)          Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall take all actions necessary, proper or advisable to (i) obtain all Consents required under or in connection with any Antitrust Law, (ii) enable all waiting periods under any Antitrust Law to expire and (iii) avoid or eliminate all impediments under all Antitrust Laws, in each case, to cause the Transactions to occur as soon as practicable following the date of this Agreement and, in any event, prior to the date on which this Agreement is terminated in accordance with Article VIII. Such actions shall include (A) promptly complying with or modifying all requests and inquiries for additional information or documentation (including any second request) by any Governmental Authority, (B) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of the Equity Securities, assets, rights, products or businesses of Parent, any of its Subsidiaries, the Company, or any of its Subsidiaries, and any other prohibitions against or limitations, conditions or restrictions on, the activities of Parent, the Company or any of their respective Subsidiaries (except to the extent such sale, divestiture, license, disposition or other prohibition, individually or in the aggregate, would reasonably be expected to have a material adverse effect (after giving effect to the proceeds and other consideration received with respect to such actions) on the combined business or financial condition of Parent, the Company and their respective Subsidiaries, taken as a whole), and (C) initiating, opposing, contesting, defending, vacating, terminating, overturning and appealing any threatened or pending Litigation or preliminary or permanent injunction or other Order that would adversely affect the ability of any party to consummate, or otherwise delay the consummation of, the Transactions, and taking other actions to prevent the entry, enactment or promulgation thereof. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company or any of its Affiliates be obligated to commit to take any action pursuant to Section 5.03, Section 5.04 or this Section 5.05, the consummation of which or effectiveness thereof is not conditioned on the consummation of the Closing, or pay any fee or grant any concession in connection with obtaining any Consents, authorizations or approvals required to consummate the Transactions.

(d)          From the date of this Agreement through the date (i) of termination of the required waiting periods under the HSR Act and all other applicable Antitrust Laws and (ii) any Consents of any other applicable Governmental Authority are obtained, Parent shall not, and shall not permit any of its Subsidiaries to, take any action that could reasonably be expected to hinder or delay the obtaining of clearance or the expiration of the required waiting periods under the HSR Act and such other applicable Antitrust Laws, or the obtaining of such Consents from any applicable Governmental Authorities.

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(e)          As promptly as reasonably practicable after the date of this Agreement, the Company, and, as may be required by the Defense Security Service (DSS) of the United States Department of Defense or by another Cognizant Security Agency (CSA), as defined in the NISPOM, with authority over any of the facility and personnel security clearances granted by any Governmental Authority to the Company or to any of the Company’s Subsidiaries, Parent, Merger Sub and any “affiliate” thereof (as defined in Form SF328), will prepare and submit to DSS and, to the extent required by applicable Law, to any other Cognizant Security Agency with authority over any of the facility and personnel security clearances granted by any Governmental Authority to the Company or to any of the Company’s Subsidiaries one or more notifications under the NISPOM.

(f)          The obligations set forth in this Section 5.05 shall be in addition to, and not in limitation of the generality of, the matters set forth in Section 5.03 and Section 5.04.

Section 5.06         Access to Information.

(a)          Subject to the terms of the Confidentiality Agreement and applicable Laws, during the period from the date hereof through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall permit, and shall cause its Subsidiaries to permit, Parent and its authorized Representatives to have reasonable access, during normal business hours and upon reasonable advance notice, to the offices, properties, management-level employees, accountants, agents and books and records of the Company and its Subsidiaries, and shall furnish, or cause to be furnished, to such Persons such financial, Tax and operating data and other information with respect to the Company and each of its Subsidiaries and their respective offices, employees, businesses and operations as such Persons shall from time to time reasonably request. All access and investigation pursuant to this Section 5.06 shall be coordinated through the Company’s General Counsel or Chief Financial Officer (or the designee of either of them) and shall be conducted at Parent’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company and its Subsidiaries.

(b)          Notwithstanding anything herein to the contrary, none of the Company or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i)  jeopardize any attorney-client, accountant-client or other privilege or other immunity or protection from disclosure of the Company or its Subsidiaries, (ii) contravene any applicable Law, Contract or any other obligation of confidentiality, (iii) jeopardize trade secret protection or result in the disclosure of competitively sensitive information or (iv) relate to the Company’s sale process, including any information related to proposals from other Persons relating to any other potential transaction with the Company or any of its Subsidiaries. Notwithstanding anything herein to the contrary, prior to the Closing, (A) without the prior written consent of the Company, Parent shall not, and shall cause its Affiliates and its Representatives not to, contact any supplier, vendor, customer or partner of the Company or any of its Subsidiaries regarding the business, operations, assets, financial condition or prospects of the Company or the Transactions, and (B) Parent shall have no right to perform any invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company. The Company shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.06.

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(c)          The terms of the Confidentiality Agreement shall continue in full force and effect (except the Company shall provide access as contemplated by Section 5.06(a)). Parent and Merger Sub shall hold, and shall cause their respective Representatives (as defined in the Confidentiality Agreement) to hold, any Evaluation Materials (as defined in the Confidentiality Agreement) and other information provided to them in connection with the Transactions in confidence in accordance with the terms of the Confidentiality Agreement, which terms shall apply to Parent and Merger Sub as if each was a party thereto and a “Recipient” thereunder.

Section 5.07         Public Statements. Except for the press release being issued by each party on the date hereof, each of which was mutually agreed upon by the parties prior to the date hereof, and except as required by applicable Law or by any listing agreement with or listing rules of a securities exchange, in which event the parties shall, to the extent practicable, consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment thereon (provided that the final form and content of any such required release, announcement, statement or comment shall be at the final discretion of the disclosing party), no press release or other public announcement, statement or comment relating to the Transactions shall be issued, made or permitted to be issued or made by any party or any of its Affiliates or representatives without the prior written consent of the other parties; provided that (a) any Affiliate of a holder of shares of Common Stock may (i) disclose the Transactions and any term thereof to its investors and potential investors in the ordinary course of business and (ii) provide general information about the subject matter of this Agreement in connection with its fundraising, marketing, informational or reporting activities, and (b) nothing in this Section 5.07 shall prohibit any disclosure (i) required under any Contract to which the Company or any of its Subsidiaries is a party or (ii) by the Company or its Subsidiaries to their respective employees or to their respective customers and vendors, after the issuance of a press release relating to the Transactions. For the avoidance of doubt, and notwithstanding the foregoing, no party hereto (nor any Affiliate of any party) shall be prohibited from making any filings, statements or acknowledgments that such party (or any of its Affiliates) is required to make by applicable Law or by any listing agreement with or listing rules of a securities exchange.

Section 5.08         Indemnification of Directors and Officers.

(a)          All rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether or not asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with the Transaction Agreements or the Transactions), in favor of any D&O Indemnified Person contained in the certificate of incorporation, by-laws or other equivalent governing documents of the Company or any of its Subsidiaries or in any Contract to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect for at least six years after the Effective Time. For a period of at least six  years after the Effective Time, (i) Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the certificate of incorporation, by-laws or other equivalent governing documents of any of them relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time, whether or not asserted or claimed prior to, at or after the Effective Time and (ii) all D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law and no change, modification or amendment of such documents or arrangements shall be made that could adversely affect any D&O Indemnified Person’s right thereto without the prior written consent of such D&O Indemnified Person.

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(b)          Parent shall, or shall cause the Surviving Corporation as of the Effective Time, to obtain and fully pay for, at Parent’s expense, “tail” insurance policies with a claims period of at least six years from and after the Effective Time, from an insurance carrier with the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) for the Persons who are covered by the existing D&O Insurance of the Company and any of its Subsidiaries, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including in connection with the Transaction Agreements and the Transactions); provided that one-half of the cost of the D&O Insurance shall be deemed to be a Transaction Expense. Parent shall not, and shall cause the Surviving Corporation not to, cancel or change the D&O Insurance.

(c)          If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or (ii) transfers or conveys 50% or more of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then in each such case Parent or the Surviving Corporation shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.08.

(d)          Except for D&O Losses and D&O Expenses to the extent actually covered by the D&O Insurance, each of Parent and the Surviving Corporation shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent required, without regard to any rights a D&O Indemnified Person may have against (i) any insurer providing insurance coverage under an insurance policy (other than the D&O Insurance) issued to, or covering, such Person or (ii) any other Persons.

(e)          Notwithstanding anything herein to the contrary, the rights and benefits of the D&O Indemnified Persons under this Section 5.08 shall not be terminated or modified in any manner adverse to any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.08, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 5.08 shall survive the consummation of the Transactions.

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Section 5.09         Employee Benefits.

(a)          During the period commencing at the Closing and ending on the first anniversary of the Closing Date, to the extent commercially practicable, Parent shall, or shall cause the Surviving Corporation to, provide each continuing employee of the Company or its Subsidiaries with base salary or hourly wage and benefits, comparable in the aggregate to those that he or she was eligible to receive immediately prior to the Closing.

(b)          For purposes of eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan or retiree medical plan) and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, Contracts and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries in which employees are eligible to participate following the Closing (collectively, the “Parent Plans”), Parent and the Surviving Corporation shall credit each employee with his or her years of service with the Company, its Subsidiaries and any predecessor Persons, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Parent Plan, except where such crediting would result in duplication of benefits. To the extent commercially reasonable, the Parent Plans shall not deny employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Plans immediately prior to the Closing and shall credit such employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

(c)          Upon Parent’s written request with respect to one or more specified Plans, made at least ten Business Days prior to the Closing, the Company shall (or shall cause its Subsidiaries to) use its reasonable best efforts to amend such specified Plan effective upon the Closing to exclude all employees and other service providers of Parent and Affiliates of Parent, other than the Company and its Subsidiaries, from eligibility and participation in each such specified Plan, effective as of the Closing, in each case, to the extent such amendment is permitted by applicable Law, such Plan and any other applicable Contracts. The form and substance of such Plan amendments shall be subject to the prior review and consent of Parent (not to be unreasonably withheld, conditioned or delayed).

(d)          All provisions contained in this Section 5.09 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties, and shall not create any right (i) in any other Person or (ii) to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Corporation. Nothing contained in this Section 5.09 is intended to be or shall be considered to be an amendment or adoption of any plan, program, Contract, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Surviving Corporation nor shall it interfere with Parent’s, the Surviving Corporation’s or any of the Surviving Corporation’s Subsidiaries’ right to amend, modify or terminate any plan, program, Contract, arrangement or policy in accordance with its provisions (subject to the foregoing provisions of this Section 5.09) or to terminate the employment of any employee of the Company or its Subsidiaries for any reason, provided that the Surviving Corporation and its Subsidiaries shall be subject to the provisions of Section 5.09(a).

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(e)          As soon as practicable following the date of this Agreement, but in any event prior to the Closing Date, the Company will submit to a stockholder vote (in a manner intended to be in compliance with Section 280G(b)(5)(B) of the Code) the right of any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code), provided that, prior to such stockholder vote, such disqualified individual consents to waive his or her right to the parachute payment, in a manner intended to cause the payments and benefits that would otherwise constitute a “parachute payment” to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code. The Company will use its reasonable best efforts to procure any necessary waivers from each disqualified individual with respect to his or her rights to the parachute payments. Stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations. The form and substance of all stockholder approval documents contemplated by this Section 5.09(e), including the waivers, shall be subject to the prior review and reasonable approval of Parent (not to be unreasonably delayed).

Section 5.10         Tax Matters.

(a)          Any Transfer Taxes shall be paid by Parent when due, whether levied on Parent, the Company, the Surviving Corporation, any Subsidiary of the Company or any holder of shares of Common Stock, and Parent shall file, or cause to be filed, all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

(b)          Prior to the Closing, the Company shall duly execute and deliver to Parent a certificate meeting the requirements of U.S. Treasury Regulations Section 1.1445-2(c)(3), and a notice to the Internal Revenue Service, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), dated as of the Closing Date, together with written authorization for Parent to deliver such notice to the Internal Revenue Service on behalf of the Company after the Closing, in each case, validly executed by a duly authorized officer of the Company and in form and substance reasonably satisfactory to Parent.

(c)          Neither Parent nor Merger Sub shall make any election under Section 338 of the Code (or any similar provision under state, local, or non-U.S. Tax Law) with respect to the acquisition of the Company and its Subsidiaries.

Section 5.11         Preservation of Records. For a period of seven years after the Closing Date, Parent shall not destroy or otherwise dispose of corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including (i) any documents relating to any Litigation or investigations and (ii) all Tax Returns, schedules, work papers and other material Tax records or documents) relating to the conduct of the business and operations of the Surviving Corporation and its Subsidiaries prior to the Closing Date without first offering to deliver such books and records to the Stockholders’ Representative at least 30 days prior to the date of such proposed destruction or disposition.

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Section 5.12         Exclusive Dealing. During the period from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with Article VIII, the Company and its Subsidiaries (a) shall not, and will use reasonable best efforts to cause any Representative of the Company or any of its Subsidiaries or any of their respective Affiliates not to, (i) solicit, encourage, seek, initiate, facilitate or engage in any discussions or negotiations with, or enter into any Contract with, any Person (other than Parent, Merger Sub and their Affiliates) concerning (x) the purchase of any material portion of the Equity Securities of the Company or any of its Subsidiaries or (y) any sale of any material portion of the consolidated assets (measured by fair market value) of, the Company and its Subsidiaries, taken as a whole, (whether by stock sale, asset sale, merger or other business combination) (an “Acquisition Proposal”), (ii) provide any non-public information to any Person (other than Parent, Merger Sub, the Financing Sources and their respective Representatives) relating to or in connection with any Acquisition Proposal or (iii) consummate any reorganization, liquidation, dissolution or initial public offering of the Company or any of its Subsidiaries and (b) shall immediately cease any discussions or negotiations relating to or in connection with any Acquisition Proposal that are ongoing and promptly request the return or destruction of any documents and information provided to any Person in connection with such discussions.

Section 5.13         Merger Sub; Parent. Parent will take all action necessary to cause Merger Sub to perform its obligations under each Transaction Agreement on the terms and conditions set forth therein. Prior to the Closing, Parent shall not distribute or dividend, or otherwise transfer, any significant portion of its assets (other than cash) to any of its direct or indirect parent entities unless, prior to any such distribution, dividend or transfer, The KeyW Holding Corporation delivers an executed guarantee to the Company of all of Parent’s obligations hereunder, in form and substance reasonably satisfactory to the Company.

Section 5.14         Drag-Along Notice; Termination of Certain Contracts.

(a)          The Company shall use reasonable best efforts to provide to Parent, within 20 days after the date of this Agreement, evidence that the “Drag-Along Notice” (as such term is defined in Section 4(b) of the Stockholders Agreement) has been delivered to the Company’s stockholders who have not consented to the principal terms of the Merger within 15 days after of the date of this Agreement, which Drag-Along Notice shall notify such stockholders that they are required to (a) transfer all or any portion of the shares of Common Stock held by each such stockholder, (b) vote, or execute a written consent with respect to, all of the shares of Common Stock held by each such stockholder in favor of the Transactions and (c) waive any applicable dissenters’ rights, appraisal rights or similar rights which any such stockholder may have in connection with the Transactions. At Parent’s request, the Company shall use its reasonable best efforts to enforce the Stockholders Agreement to cause such stockholders to comply with their obligations to take the foregoing actions.

(b)          The Company shall cause the Management Services Agreement to be terminated effective as of the Closing, without further obligations to the Company or any of its Subsidiaries, and shall deliver to Parent evidence of such termination prior to the Closing. The Company shall use its reasonable best efforts to cause the Stockholders Agreement to be terminated effective as of the Closing, without further obligations to the Company or any of its Subsidiaries, and, if so terminated, shall deliver to Parent evidence of such termination prior to the Closing. If the Stockholders Agreement is not terminated effective as of the Closing, the Company shall deliver to Parent, prior to the Closing, evidence of the Ares Entities’ (as defined in the Stockholders Agreement) consent to the termination of the Stockholders Agreement immediately following the Closing.

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Section 5.15         Financing Matters.

(a)          Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and to do or cause to be done all things necessary, proper or advisable to consummate, and obtain the proceeds of, the Financing on the terms and conditions described in the Debt Commitment Letter; provided that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as such amendment is in accordance with the Debt Commitment Letter as of the date hereof and is otherwise in accordance with this Section 5.15(a). Parent shall not agree to, or permit, any amendment or modification to be made to, any waiver of any provision under, or the giving of any consent under or with respect to, or any termination of, the Debt Commitment Letter or the definitive agreements relating to the Financing without the prior written consent of the Company if such amendment, supplement, modification, termination, waiver or consent:

(i)          reduces or would reasonably be expected to reduce the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Debt Commitment Letter and related fee letters (including pursuant to any “flex” provisions thereof) in effect on the date hereof) unless (A) the Financing is increased by such amount, (B) such amount is available to be borrowed under any revolving credit facility of Parent or (C) such amount is available through additional equity contributions and, after giving effect thereto, the representations and warranties set forth in Section 4.08 are true and correct in all material respects;

(ii)         imposes new or additional conditions or otherwise adversely expands, amends or modifies any of the conditions precedent to the Financing, or otherwise expands, amends or modifies any other provision of the Debt Commitment Letter, in each case of this subsection (ii), in a manner that would reasonably be expected to materially delay, hinder or prevent the ability of Parent to consummate the Closing or in a manner that would cause the satisfaction of the conditions to obtaining the Financing less likely to occur; or

(iii)        would otherwise materially adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements relating to the Financing or otherwise to timely consummate the Transactions.

Parent shall promptly deliver to the Company copies of any amendment, modification or waiver to or under the Debt Commitment Letter or the definitive agreements relating to the Financing entered into in accordance with this Section 5.15(a).

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(b)          Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts to:

(i)          maintain in effect and comply with the Debt Commitment Letter in accordance with its terms (as the Debt Commitment Letter may be amended, modified, supplemented or replaced as otherwise permitted hereby);

(ii)         negotiate and enter into definitive financing agreements with respect to the Financing on the terms and conditions contained in the Debt Commitment Letter (including the “flex” provisions contained in any related fee letter) or on other terms not less favorable to Parent in any material respect than the terms and conditions in the Debt Commitment Letter (including the “flex” provisions contained in any related fee letter) as promptly as practicable after the date hereof but in no event later than the Closing; provided that in no event shall any such definitive financing agreement contain terms (other than those included in the Debt Commitment Letter) that would reasonably be expected to materially delay, hinder or prevent the ability of Parent to consummate the Closing;

(iii)        satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions applicable to Parent that are within its control as set forth in the Debt Commitment Letter and the definitive agreements relating to the Financing and to comply with all of its obligations under the Debt Commitment Letter and the definitive agreements relating to the Financing;

(iv)        enforce its rights under the Debt Commitment Letter and the definitive agreements relating to the Financing; and

(v)         give the Company prompt written notice of (A)  any material breach (or material breach threatened in writing) by any party to the Debt Commitment Letter, any event or circumstance that makes a condition precedent to the Financing unable or unlikely to be satisfied, any material dispute or disagreement between or among any parties to the Debt Commitment Letter or definitive agreements relating to the Financing with respect to the amount of or the obligation to fund the Financing, or any termination of the Debt Commitment Letter or any definitive agreement relating to the Financing, in each case, of which Parent has become aware and (B) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any Alternate Financing); provided that in no event shall Parent be under any obligation to disclose information that would waive the protection of attorney-client privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.15 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent or any Affiliate thereof to pay any fees or other amounts materially in excess of those contemplated by the Debt Commitment Letter and any fee letter related thereto (including pursuant to the “flex” provisions contained therein), other than its legal and other out-of-pocket costs and expenses.

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(c)          If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter or the Debt Commitment Letter is terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources for such portion as promptly as practicable following such event (but no later than the date on which the Closing would otherwise occur under Section 2.02) on terms no less favorable to Parent than those contained in the Debt Commitment Letter and in an amount sufficient, together with cash, if any, on hand of the Parent and its Subsidiaries and the Company, to pay the Aggregate Closing Merger Consideration and the other payments payable pursuant to Article II and to consummate the Transactions (the “Alternate Financing”) and, if obtained, will provide the Company with a copy of the new financing commitment on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) not materially less favorable in the aggregate to Parent than those included in the Debt Commitment Letter (an “Alternate Debt Commitment Letter”); provided that the Alternate Financing shall not, without the prior written consent of the Company, include any conditions precedent that are more onerous than or in addition to the conditions precedent set forth in the Debt Commitment Letter. Parent shall, and shall cause its Subsidiaries (including Merger Sub) to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and things necessary, proper or advisable to comply with the terms of Section 5.15(a) as though the references therein to the Debt Commitment Letter and the Financing were instead references to the Alternate Debt Commitment Letter and the Alternate Financing, respectively. Parent and Merger Sub shall, and shall cause their Subsidiaries to, use reasonable best efforts (taking into account the expected timing of the Marketing Period) to take all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any Alternate Debt Commitment Letter, including by complying with its obligations under Section 5.15(b) as though the references therein to the Debt Commitment Letter and the Financing were instead references to the Alternate Debt Commitment Letter and the Alternate Financing, respectively.

(d)          Prior to the Closing, the Company shall use reasonable best efforts to provide, and shall use reasonable best efforts to cause each of its Subsidiaries and Representatives to promptly provide, to Parent and Merger Sub, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Financing, including using reasonable best efforts to:

(i)          assist with the provision, execution and delivery of a credit agreement, guarantees, pledges of collateral, certificates, documents as may be reasonably requested by Parent to otherwise facilitate the pledging of collateral (including cooperation in connection with the pay-off of existing indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interests and guarantees) and other customary documents in connection with the Financing (or Alternate Financing, as applicable);

(ii)         provide Parent the Required Information and such other financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent that is required by the Debt Commitment Letter and otherwise customarily required for completion of similar debt financing as the Financing;

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(iii)         (A) participate in a reasonable number of presentations, meetings, road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing (or Alternate Financing, as applicable); and (B) reasonably assist Parent and its Financing Sources in obtaining ratings if and as contemplated by the Financing (or the Alternate Financing, as applicable) and the preparation of all agreements (including review of schedules for completeness), ratings agency presentations, offering documents, prospectuses, private placement memoranda, confidential and public bank information memoranda (including the execution and delivery of customary representation letters in connection with bank information memoranda to be included in the offering documents contemplated in connection with the Financing (or Alternate Financing, as applicable)), and other marketing materials reasonably required for the Financing (or Alternate Financing, as applicable), in each case subject to reimbursement by Parent pursuant to Section 5.15(e);

(iv)        request its independent auditors to provide, consistent with customary practice, (i) reasonable assistance in preparing offering documents, bank information memorandum, and similar marketing documents that include or incorporate the Company’s consolidated financial information and their reports thereon, in each case, to the extent such consent is required, (ii) reasonable assistance in the preparation of pro forma financial statements by Parent, (iii) customary comfort letters (including “negative assurance” comfort) upon completion of customary procedures, and (iv) reasonable assistance and cooperation to Parent with respect to any auditor due diligence;

(v)         permit the Lenders to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing Date and to assist with other reasonable and customary collateral audits and due diligence examinations;

(vi)        take all corporate actions reasonably requested by Parent that are necessary or customary to permit the consummation of the Financing (or Alternate Financing, as applicable) and to permit the proceeds thereof, together with the cash at the Company and each of its Subsidiaries, if any (not needed for other purposes), to be made available at the Closing to consummate the Transactions; and

(vii)       promptly provide all documentation and other information about the Company and its Subsidiaries under “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act) as may be reasonably requested by Parent to the extent required to consummate the Financing in accordance with the terms of the Debt Commitment Letter (subject to the receipt by Parent of customary confidentiality undertakings from the recipients of such information);

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(viii)      provided that (u) none of the Company or any of its Subsidiaries or any Representatives of any of the foregoing shall be responsible for the preparation of any pro forma financial information or required to deliver any legal opinions or “cold comfort letters”, (v) no obligation of the Company or any of its Subsidiaries, or any Lien on any of their respective assets, in connection with the Financing or Alternate Financing shall be effective until the Effective Time; (w) none of the Company or any of its Subsidiaries or any Representatives of any of the foregoing shall be required to pay any commitment or other fee or expense or incur any other liability in connection with the Financing or Alternate Financing prior to the Effective Time; (x) no director or officer of the Company or any of its Subsidiaries shall be required to execute any agreement, certificate, document or instrument with respect to the Financing or Alternate Financing that would be effective prior to the Effective Time (other than the customary representation letters referred to in clause (iii) above); (y) neither the Company nor any of its Subsidiaries shall be required to take any action contemplated by this Section 5.15(d) that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (z) neither the Company nor its Subsidiaries shall be required to provide any information or take any action that will conflict with or violate its organizational documents or applicable Law, or would result in a violation or breach or default under any Contract to which the Company or any of its Subsidiaries is a party or which would result in the waiver of a legal privilege (provided that in the event that the Company or any other Subsidiary thereof does not provide any information in reliance on this clause (z), the Company or such Subsidiary (as applicable) shall use reasonable best efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld, and shall use reasonable best efforts to communicate, to the extent permitted, the applicable information in a way that would not have such an effect and to eliminate such restrictions); it being understood and agreed that information and documents provided by the Company may be delivered (i) as is customarily required to be disclosed in any rating agency presentations, offering documents, placement memoranda, bank information memoranda (confidential and public) and similar documents related to any Financing or Alternate Financing or (ii) to any agents, Lenders or prospective Lenders, ratings agencies and other financial institutions and investors or their respective Representatives that are or may become parties to or investors in any Financing or Alternate Financing and to any underwriters, arrangers, initial purchasers or placement agents in connection with any Financing or Alternate Financing (and, in each case, to their respective counsel and auditors) in each case subject to confidentiality undertakings customary for financings of the same type as such Financing or Alternate Financing. The Company hereby consents to the use of the Company’s and its Subsidiaries’ logos in connection with the Financing (provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries).

(e)          Parent shall promptly, upon request by the Company, reimburse the Company or any of its Subsidiaries, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) incurred by such Person in connection with its cooperation contemplated by this Section 5.15 (collectively, the “Financing Expenses”), and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Losses, damages, Litigations, interest, awards, judgments, penalties, costs and expenses suffered or incurred by any of them in connection with such cooperation, the arrangement of the Financing and any information used in connection therewith (other than any information provided in writing by the Company or any of its Subsidiaries expressly for use in connection therewith), except (x) to the extent suffered or incurred as a result of any such indemnitee’s, or such indemnitee’s respective Representative’s, gross negligence, bad faith or willful misconduct or (y) with respect to any misstatement or omission in any information provided hereunder by any of the foregoing Persons expressly for use in connection therewith. All Financing Expenses and all Losses described in the immediately preceding sentence shall not constitute Transaction Expenses or Current Liabilities and, to the extent unreimbursed by the Cut-off Time, the amount thereof shall be added to the calculation of Closing Cash. The provisions of this Section 5.15(e) shall survive the termination of this Agreement.

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Section 5.16         2016 Financial Statements. The Company shall use its reasonable best efforts to cause to be (i) delivered to Parent by March 29, 2017 a draft of the consolidated balance sheets and related statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2016 and (ii) completed by April 5, 2017, the audit by the Company’s independent auditors of the audited consolidated balance sheets and related statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2016.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01         Mutual Conditions to the Obligations of the Parties. The respective obligations of each party to consummate the Transactions are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:

(a)          No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction that challenges or prevents the consummation of the Transactions shall have been issued and remain in effect, and no Law shall have been enacted or promulgated by any Governmental Authority that challenges or prevents, or makes illegal, the consummation of the Transactions.

(b)          Antitrust Laws. Any applicable waiting period under the HSR Act shall have expired or been terminated.

(c)          Stockholder Consent. The Company and Parent shall have received a copy of one or more written consents executed by holders of at least 98% of the outstanding shares of Common Stock, evidencing the adoption of this Agreement and the Transactions with respect to such shares of Common Stock held by such holders of Common Stock.

Section 6.02         Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction or, to the extent permitted, waiver by Parent (in its sole discretion) in writing at or prior to the Closing of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of the Company set forth in (i) (x) the first sentence of Section 3.01(a) and Section 3.02 shall be true and correct in all material respects, and (y) Section 3.03(a), Section 3.03(c) and Section 3.03(d) shall be true and correct in all respects (subject only to de minimis exceptions and, in the case of the last two sentences of Section 3.03(a), other exceptions that do not increase the amount payable by Parent pursuant to Article II), in the case of each of clauses (x) and (y), as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) the second sentence of Section 3.05 shall be true and correct in all respects as of the Closing Date as if made on and as of the Closing Date and (iii) this Agreement (other than as specifically identified in clauses (i) or (ii) of this Section 6.02(a)), without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “material” in the defined term “Material Contract” shall not be disregarded for any such purpose), shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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(b)          Performance. The Company shall have performed and complied with, in all material respects, the covenants and obligations required hereby to be performed or complied with by the Company on or prior to the Closing Date.

(c)          Closing Deliverables. The Company shall have delivered to Parent each of the deliverables set forth in Section 2.15(c).

Section 6.03         Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction or, to the extent permitted, waiver by the Company (in its sole discretion) in writing at or prior to the Closing of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in (i) the first sentence of Section 4.01, Section 4.02 and Section 4.05 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) this Agreement (other than as specifically identified in clause (i) of this Section 6.03(a)), without giving effect to any materiality or “Parent Material Adverse Effect” qualifications therein, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Performance. Parent and Merger Sub shall have performed and complied with, in all material respects, the covenants and obligations required hereby to be performed or complied with by Parent or Merger Sub, as the case may be, on or prior to the Closing Date.

(c)          Closing Deliverables. Parent shall have delivered to the Stockholders’ Representative each of the deliverables set forth in Section 2.15(b).

Section 6.04         Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

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ARTICLE VII

INDEMNIFICATION

Section 7.01         Survival. The parties, intending to modify any applicable statute of limitations, agree that (a) the representations and warranties contained in this Agreement and in any other Transaction Agreement will survive the Closing and remain in full force and effect until the first anniversary of the Closing Date, at which date such representations and warranties shall terminate, (b) the Pre-Closing Covenants of the Company will survive the Closing and remain in full force and effect until the first anniversary of the Closing Date, at which date such Pre-Closing Covenants shall terminate and (c) the Post-Closing Covenants shall survive the Closing and be enforceable in accordance with their respective terms until each such Post-Closing Covenant has been performed. The applicable survival periods described in this Section 7.01 supersede any applicable statute of limitations with respect to any such representation, warranty, covenant or agreement, and any claim brought by any party pursuant to this Article VII must be brought in accordance with Section 7.05 or filed prior to the expiration of any applicable survival period. The limitations on survival set forth in this Section 7.01 shall not apply to claims based on Actual Fraud, which shall survive until the expiration of the applicable statute of limitations. If a party makes a claim for indemnification pursuant to this Article VII in accordance with Section 7.05 on or prior to the date on which the representation, warranty, covenant or agreement on which such claim is based terminates as set forth in this Section 7.01, and such claim is not fully and finally resolved prior to the end of the applicable survival period, such representation, warranty, covenant or agreement shall survive with respect to such claim until such claim is finally and fully resolved. No claim for indemnification may be asserted for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim is received in accordance with the preceding sentence.

Section 7.02         Indemnification of Parent Indemnified Parties. Subject to the other terms and conditions of this Article VII, from and after the Closing Date, the Parent Indemnified Parties shall be entitled to make a claim for, and may recover:

(a)          solely from the General Holdback Escrow Account and under the RWI Policy (and not from any other Person), all Losses that the Parent Indemnified Parties may incur, sustain or pay based upon, arising out of or by reason of any breach of any of the representations or warranties of the Company contained in any Transaction Agreement; and

(b)          solely from the Other Matters Holdback Escrow Account (as may be increased by the Other Matters Excess Claim Amount) (and not from any other Person), all Losses that the Parent Indemnified Parties may incur, sustain or pay based upon, arising out of or by reason of: (i) any breach or non-fulfillment of any Pre-Closing Covenant to be performed by the Company or the Stockholders’ Representative or any Post-Closing Covenant to be performed by the Stockholders’ Representative or (ii) the matter set forth on Appendix A.

Section 7.03         Indemnification of Seller Indemnified Parties. Subject to the other terms and conditions of this Article VII, from and after the Closing Date, Parent shall indemnify each Seller Indemnified Party against, and shall hold each Seller Indemnified Party harmless from and against all Losses incurred, sustained or paid by such Seller Indemnified Party based upon, arising out of or by reason of:

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(a)          any breach of any of the representations or warranties of Parent or Merger Sub contained in any Transaction Agreement; or

(b)          any breach or non-fulfillment of any Pre-Closing Covenant to be performed by Parent or Merger Sub or Post-Closing Covenant to be performed by Parent, Merger Sub or the Surviving Corporation.

Section 7.04         Certain Limitations. The indemnification provided for in Section 7.02 and Section 7.03 will be subject to the following limitations:

(a)          There shall be no liability for indemnification under Section 7.02(a), until the aggregate amount of all Losses in respect of all indemnification claims asserted by the Parent Indemnified Parties thereunder exceeds the Deductible, in which event the Indemnifying Party will only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim for indemnification under Section 7.02(a), no Parent Indemnified Party may recover, and no Indemnifying Party will be liable for, any individual or series of related Losses that do not exceed the Mini-Basket (which Losses will not be counted towards the Deductible); provided that the foregoing limitations in this Section 7.04(a) shall not apply to the Company Fundamental Representations or claims based on Actual Fraud, with respect to which, in each case, all Losses in connection therewith shall be recoverable from the first dollar. There shall be no liability for indemnification under Section 7.02(b)(ii), until the aggregate amount of all Losses in respect of all indemnification claims asserted by the Parent Indemnified Parties thereunder exceeds the Mini-Basket, in which event the Indemnifying Party will only be required to pay or be liable for Losses in excess of the Mini-Basket.

(b)          The aggregate amount of all Losses that the Parent Indemnified Parties may recover pursuant to Section 7.02(a) shall not exceed the General Indemnity Holdback Amount; provided that no provision herein will prohibit any Parent Indemnified Party from recovery of amounts under the RWI Policy. The aggregate amount of all Losses that the Parent Indemnified Parties may recover pursuant to Sections 7.02(b)(i) and 7.02(b)(ii) shall not exceed an amount equal to the sum of the Other Matters Indemnity Holdback Amount and the Other Matters Excess Claim Amount. A Parent Indemnified Party may only recover Losses (i) pursuant to Section 7.02(a) from the General Holdback Escrow Account and under the RWI Policy and (ii) pursuant to Sections 7.02(b)(i) and 7.02(b)(ii) from the Other Matters Holdback Escrow Account (as may be increased by the Other Matters Excess Claim Amount), and in no event may a Parent Indemnified Party recover any Losses under Article VII directly from any Securityholder (or any other Person).

(c)          There shall be no liability for indemnification under Section 7.03(a) until the aggregate amount of all Losses in respect of all indemnification claims asserted by the Seller Indemnified Parties thereunder exceeds the Deductible, in which event the Indemnifying Party will only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim for indemnification under Section 7.03(a), no Seller Indemnified Party may recover, and no Indemnifying Party will be liable for, any individual or series of related Losses that do not exceed the Mini-Basket (which Losses will not be counted towards the Deductible); provided that the foregoing limitations shall not apply to the Parent Fundamental Representations or claims based on Actual Fraud, with respect to which, in each case, all Losses in connection therewith shall be recoverable from the first dollar.

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(d)          The amount of any Loss for which indemnification is provided pursuant to Section 7.02 or Section 7.03 will be net of any amounts actually recovered by the Indemnified Parties in respect of any such claim from insurance policies, and all indemnity, contribution and similar payments received by the Indemnified Party (or its parent or any of its Subsidiaries) from third parties in respect of any such claim. The Indemnified Party will use its reasonable best efforts (for a reasonable period of time) to recover under insurance policies and indemnity, contribution and similar agreements for any Losses prior to collecting any amounts under Article VII of this Agreement; provided that using such efforts by the Indemnified Parties shall not be a precondition to making a claim for Losses by such Indemnified Party in accordance with this Article VII. If the Indemnified Party (or its parent or any of its Subsidiaries) receives any such payment with respect to a claim after it has already received an indemnification payment on account of such claim, then such payment shall be applied first, to reimburse the Indemnified Party for any Losses with respect to such claim for which it has not been fully compensated and any reasonable out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended by it in pursuing such recovery or defending any claims arising therefrom, second, to reimburse the Indemnifying Party for any reasonable out-of-pocket expenses (including reasonable attorney’s fees and expenses) expended by it in pursuing such recovery or defending any claims arising therefrom, and third, to reimburse the Indemnifying Party for the amount of the indemnification payment made to the extent that such amount was not already deducted from the indemnification payment made by the Indemnifying Party or from the General Holdback Escrow Account or Other Matters Holdback Escrow Account (as applicable), or, prior to the Escrow Expiration Date, return such amount to the General Holdback Escrow Account or Other Matters Holdback Escrow Account (as applicable).

(e)          Payments from the General Holdback Escrow Account or Other Matters Holdback Escrow Account pursuant to Section 7.02 or by an Indemnifying Party pursuant to Section 7.03, in each case, in respect of any Loss will be reduced by an amount equal to any Tax benefit to the extent realized or reasonably expected to be realized (within the taxable year in which the Loss was incurred or the immediately following taxable year) as a result of such Loss by the Indemnified Party (or its parent or any of its Subsidiaries).

(f)          In no event will any Indemnified Party be entitled to recover any punitive, exemplary, speculative damages, damages that are not reasonably foreseeable or any damages based on any type of multiple (except to the extent any Parent Indemnified Party is liable for the same pursuant to any Third-Party Claim).

(g)          In no event will any Parent Indemnified Party be entitled to recover any Losses to the extent such Losses (i) were reserved for in the Interim Financial Statements, (ii) are taken into account in the calculation of Final Closing Working Capital or (iii) are included in the calculation of the Post-Closing Adjustment Amount.

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(h)          In no event will an Indemnified Party be entitled to recover for any Losses relating to such Indemnified Party’s (or its Affiliates’) own general and administrative time, allocation of personnel wages, other overhead expenses or other similar internal costs.

(i)          For purposes of determining the existence of any breach of any representation, warranty or covenant and for calculating the amount of any Losses arising from any breach of any representation, warranty or covenant, all representations, warranties and covenants shall be treated as if the words “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar words or phrases containing such words were omitted from such representations, warranties and covenants, except for (i) the representations set forth in Section 3.05, which shall, for purposes of determining any breach of Section 3.05 and Losses related thereto, retain the Material Adverse Effect qualification therein and (ii) the representations set forth in Section 3.13(a). The indemnification obligations of the parties hereto or recovery from the General Holdback Escrow Account or the Other Matters Holdback Escrow Account, as applicable, and the rights and remedies that may be exercised by an Indemnified Party shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of any of the Indemnified Parties or any of their Representatives.

(j)          Each Indemnifying Party waives, and acknowledges and agrees that such Indemnifying Party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, subrogation, right of indemnity or other similar right or remedy against any of the Securityholders, the Surviving Corporation or any of its Subsidiaries in connection with any indemnification obligation or any other liability to which such Indemnifying Party may become subject under this Agreement.

Section 7.05         Indemnification Procedures.

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(a)          Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Litigation made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which an Indemnifying Party is reasonably likely to be obligated to provide indemnification under this Agreement, the Indemnified Party will give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Third-Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim. The Indemnifying Party will have the right to participate in, or by giving written notice to the Indemnified Party within 30 days of having received notice of the applicable Third-Party Claim, to assume, the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party will cooperate in good faith in such defense; provided that the Indemnifying Party shall not be entitled to assume the defense of such Third-Party Claim, (i) unless the Indemnifying Party confirms in writing to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be obligated with respect to such Third-Party Claim (subject in all respects to the limitations contained in this Agreement), or (ii) if such Third-Party Claim (A) involves a material customer or subcontractor of the Indemnified Party or any of its Affiliates, (B) is likely to result in Losses that will exceed the amount of indemnification that the Indemnifying Party would be liable to pay to the Indemnified Party or that remains in the General Holdback Escrow Account or the Other Matters Holdback Escrow Account, as applicable, (C) involves any Tax matter applicable to Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries or (D)  involves the matter set forth on Appendix A; provided that, with respect to the matter set forth on Appendix A, the Indemnified Party shall use reasonable best efforts to contest any Third-Party Claim related thereto in good faith and shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If the Third-Party Claim includes allegations for which the Indemnifying Party both would and would not be obligated to indemnify the Indemnified Party, the Indemnified Party may, in that case, jointly assume the defense thereof with the Indemnifying Party if the Indemnifying Party has elected to assume the defense thereof. If the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party will have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to assume the defense of such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, and defend such Third-Party Claim and seek indemnification for any Losses based upon, arising from or relating to such Third-Party Claim, including the reasonable and documented fees and expenses of counsel employed by the Indemnified Party for any period following notice of such Third-Party Claim during which the Indemnifying Party has not assumed the defense of such Third-Party Claim. The Indemnified Party, the Indemnifying Party and Parent will cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)          Settlement of Third-Party Claims. Any settlement or compromise made or caused to be made by an Indemnified Party or an Indemnifying Party of a Third-Party Claim may only be made with the prior written consent of the applicable other party; provided that if such Third-Party Claim consists only of money damages in an amount to be paid by the Indemnifying Party (or from the General Holdback Escrow Account or the Other Matters Holdback Escrow Account) and such settlement or compromise provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, the prior written consent of an Indemnified Party is not required. Whether or not the Indemnifying Party will have assumed the defense of a Third-Party Claim, no Indemnified Party nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably conditioned, withheld or delayed).

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(c)          Direct Claims. Any claim by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice will not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

Section 7.06         Mitigation. Each Indemnified Party will use reasonable best efforts to mitigate all indemnifiable Losses after becoming aware of any event that would reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith; provided that the exhaustion of all such efforts by the Indemnified Parties shall not be a precondition to the making of a claim of Losses by such Indemnified Party in accordance with Article VII. Except pursuant to a settlement agreed to by the Indemnifying Party, no Indemnified Party will waive or release any contractual right to recover from a third party any Loss subject to indemnification hereunder without the prior written consent of the Indemnifying Party.

Section 7.07         Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement will be treated by the parties as an adjustment to the Aggregate Closing Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 7.08         Exclusive Remedies. The parties acknowledge and agree that from and after the Closing, their sole and exclusive remedy with respect to all claims (other than claims for breaches of Post-Closing Covenants), regardless of the legal theory under which such liability or obligation may be sought to be imposed (whether sounding in contract or tort, or whether at law or in equity, or otherwise) for any breach of any representation, warranty, covenant, agreement or obligation set forth in, or otherwise relating to the subject matter of, any Transaction Agreement, will be the remedies provided in Section 2.16, Section 9.11 and the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, all rights, claims and causes of action (other than claims for breaches of Post-Closing Covenants) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of the Transaction Agreements it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to Section 2.16, Section 9.11 and the indemnification provisions set forth in this Article VII; provided that the foregoing shall not limit any claims or rights of (a) the Parent Indemnified Parties pursuant to the RWI Policy or (b) any Parent Indemnified Party or Seller Indemnified Party with respect to Actual Fraud.

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Section 7.09         General Indemnity Holdback Amount; Other Matters Holdback Escrow Amount; Escrow Release.

(a)          Any amounts owing under Section 7.02 shall be satisfied by wire transfer of immediately available funds solely from, and the rights of the Parent Indemnified Parties to indemnification relating to this Agreement and the Transactions shall be strictly limited to recovery from, the then remaining balance of the General Holdback Escrow Account, the Other Matters Holdback Escrow Account and the RWI Policy. Any amounts owing under Section 7.03 shall be paid by Parent to the applicable Seller Indemnified Party by wire transfer of immediately available funds within five Business Days after the final determination thereof.

(b)          On the first anniversary of the Closing Date (the “Escrow Expiration Date”), Parent and the Stockholders’ Representative shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to distribute to, or as directed by, the Stockholders’ Representative, for the benefit of the Securityholders such amount, if any, of the General Indemnity Holdback Amount then remaining in the General Holdback Escrow Account less an amount equal to (i) the aggregate dollar amount of claims for Losses made by the Parent Indemnified Parties in good faith through the Escrow Expiration Date pursuant to Section 7.02(a) that are then outstanding and unresolved, plus (ii) the Other Matters Excess Claim Amount (such amounts of the retained General Indemnity Holdback Amount, as it may be further reduced after the Escrow Expiration Date by distributions to, or for the benefit of, the Securityholders as set forth below and recoveries by a Parent Indemnified Party pursuant to Article VII, the “Retained General Indemnity Escrow Amount”).

(c)          On the Escrow Expiration Date, Parent and the Stockholders’ Representative shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to distribute to, or as directed by, the Stockholders’ Representative, for the benefit of the Securityholders such amount, if any, of the Other Matters Indemnity Holdback Amount then remaining in the Other Matters Holdback Escrow Account less an amount equal to the aggregate dollar amount of claims for Losses made by the Parent Indemnified Parties in good faith through the Escrow Expiration Date pursuant to Section 7.02(b)(i) and 7.02(b)(ii) that are then outstanding and unresolved (such amounts of the retained Other Matters Indemnity Holdback Amount, as it may be further reduced after the Escrow Expiration Date by distributions to, or for the benefit of, the Securityholders as set forth below and recoveries by a Parent Indemnified Party pursuant to Article VII and increased by the Other Matters Excess Claim Amount, the “Retained Other Matters Escrow Amount”); provided that if the aggregate dollar amount of claims for Losses made by the Parent Indemnified Parties in good faith through the Escrow Expiration Date pursuant to Section 7.02(b)(i) and 7.02(b)(ii) that are then outstanding and unresolved exceeds the Other Matters Indemnity Holdback Amount as of the Escrow Expiration Date, Parent and the Stockholders’ Representative shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to withdraw an amount equal to the Other Matters Excess Claim Amount from the General Holdback Escrow Account and deposit such amount into the Other Matters Holdback Escrow Account.

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(d)          Any amount received by the Stockholders Representative from the General Holdback Escrow Account or the Other Matters Holdback Escrow Account shall be allocated among and paid to the Securityholders as if such amount had been included in the Aggregate Closing Merger Consideration at the Closing Date. If and to the extent that after the Escrow Expiration Date, any claim for Losses is resolved for any amount less than what was retained for such claim in the applicable escrow account at the Escrow Expiration Date, then Parent and the Stockholders’ Representative shall deliver a Joint Direction to the Escrow Agent instructing the Escrow Agent to distribute to, or as directed by, the Stockholders’ Representative, for the benefit of the Securityholders, an aggregate amount of the Retained General Indemnity Escrow Amount or the Retained Other Matters Escrow Amount (as the case may be) equal to such difference; provided that such distribution shall only be made, in the case of the Retained General Indemnity Escrow Amount, to the extent that the Retained General Indemnity Escrow Amount remaining after such distribution would be sufficient to cover the aggregate amount of all unresolved claims for Losses made by the Parent Indemnified Parties pursuant to Section 7.02(a) and, in the case of the Retained Other Matters Escrow Amount, to the extent that the Retained Other Matters Escrow Amount remaining after such distribution would be sufficient to cover the aggregate amount of all unresolved claims for Losses made by the Parent Indemnified Parties pursuant to Section 7.02(b)(i) and 7.02(b)(ii). If and to the extent that, after the Escrow Expiration Date, any outstanding claim made by any Parent Indemnified Party for a Loss is resolved in favor of such Parent Indemnified Party, such Parent Indemnified Party shall be entitled to recover an amount from the Retained General Indemnity Escrow Amount or the Retained Other Matters Escrow Amount (as the case may be) equal to the amount of the outstanding claim resolved in favor of such Parent Indemnified Party.

Section 7.10         Representation and Warranty Insurance. On or prior to the date hereof, Parent or Merger Sub shall obtain (i.e., have bound), at its sole cost and expense, a purchaser-side representations and warranties policy in connection with the Transactions (the “RWI Policy”) on terms and conditions substantially equivalent to those set forth on Appendix C. Parent shall not, and shall cause its Subsidiaries not to, enter into or consent to, any amendment to, or termination, cancellation or revocation of, the RWI Policy following the Closing that would reasonably be expected to increase the liability of any Seller Indemnified Party. Notwithstanding anything to the contrary herein, neither any revocation, cancellation or modification of the RWI Policy after the Closing Date, nor any inability of, nor any denial by the RWI Policy insurer to pay Losses, shall result in additional liability hereunder to any Seller Indemnified Party.

ARTICLE VIII

TERMINATION

Section 8.01         Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)          by mutual written agreement of the Company and Parent;

(b)          by either Parent or the Company at any time after 5:00 p.m. New York City time on June 5, 2017 (the “Termination Date”) if the Closing shall not have occurred on or prior to such date; provided that the party seeking to terminate this Agreement shall not have the right to terminate this Agreement pursuant to this Section 8.01(b) if such party’s or any of its Affiliate’s breach of any representation or warranty or failure to perform any covenants of such party set forth in this Agreement has resulted in or has caused the failure of the Closing to occur prior to the Termination Date; provided that if the Marketing Period has commenced, but the Marketing Period has not been completed on or before such Termination Date, the Termination Date shall be extended for the remainder of the Marketing Period plus five Business Days;

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(c)          by the Company or Parent, if (i) any restraint or other Order of the type set forth in Section 6.01(a) permanently prohibiting the consummation of the Transactions shall have become final and non-appealable or (ii) any Law has been enacted or promulgated by any Governmental Authority that makes the consummation of the Transactions illegal;

(d)          by Parent, if any representation or warranty of the Company set forth in Article III shall be or shall have become inaccurate or the Company shall have breached or failed to perform any of its covenants set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.02, and which inaccuracy, breach or failure to perform cannot be cured by the Company or, if capable of being cured, shall not have been cured prior to the earlier of (i) two Business Days prior to the Termination Date and (ii) the date that is 30 calendar days after receipt by the Company of notice in writing from Parent specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if either Parent or Merger Sub is then in breach of this Agreement and such breach would give rise to the failure of any of the conditions set forth in Section 6.03;

(e)          by the Company, if any representation or warranty of Parent or Merger Sub set forth in Article IV shall be or shall have become inaccurate or Parent or Merger Sub shall have breached or failed to perform any of their respective covenants set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.03, and which inaccuracy, breach or failure to perform cannot be cured by Parent or Merger Sub, as the case may be, or, if capable of being cured, shall not have been cured prior to the earlier of (i) two Business Days prior to the Termination Date and (ii) the date that is 30 calendar days after receipt by Parent of notice in writing from the Company specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if it is then in breach of this Agreement and such breach would give rise to the failure of any of the conditions set forth in Section 6.02;

(f)          by the Company, if (i) all of the conditions to the Closing set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that, by their terms, cannot be satisfied until the Closing but which were capable of being satisfied assuming the Closing occurred), (ii) Parent and the Merger Sub fail to fulfill their obligation to effect the Closing by the date they were required to do so pursuant to Section 2.02, (iii) the Company has irrevocably confirmed in a written notice to Parent that the Company is ready, willing and able to perform its obligations to effect the Closing, and (iv) Parent fails to consummate the Closing within two Business Days following the later of receipt of the writing described in clause (iii) and the date the Closing should have occurred in accordance with Section 2.02; or

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(g)          by Parent, if the closing condition set forth in Section 6.01(c) shall not have been satisfied within 24 hours following the execution and delivery of this Agreement; provided that the right to terminate this Agreement under this Section 8.01(g) must be exercised, if exercisable, within 48 hours following the execution and delivery of this Agreement.

The party desiring to terminate this Agreement pursuant to any of clause (b), (c), (d), (e), (f) or (g) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.01 specifying the provision hereof pursuant to which such termination is effected (it being understood that such terminating party may only specify one provision pursuant to which such termination is effected).

Section 8.02         Effect of Termination; Etc.

(a)          If this Agreement is terminated in accordance with Section 8.01, this Agreement shall thereafter become void and have no effect and the Transactions shall be abandoned, and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or the Stockholders’ Representative except (i) that Article I, Section 5.07, Section 5.15(e), this Section 8.02, Article IX (other than Section 9.12) and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties hereto and thereto and (ii) that termination of this Agreement pursuant to Section 8.01 shall not release (x) any party from any liability for any liabilities or damages incurred or suffered by another party, to the extent such liabilities or damages were the result of Actual Fraud or the knowing and intentional breach by such party of any of its representations, warranties or covenants set forth in this Agreement or (y) Parent from any obligation to pay the Termination Fee in accordance with this Section 8.02. For purposes of this Agreement, “knowing and intentional breach” shall mean a material breach that is a consequence of an omission by, an act undertaken by or caused by, or a breach of a representation or warranty by the breaching party with the actual knowledge that the omission, the taking or causing of such act or the making of such representation or warranty would cause a breach of this Agreement. If the sole reason that Parent and Merger Sub fail to fulfill their obligation to consummate the transactions contemplated by this Agreement on the date the Closing is required to occur pursuant to Section 2.02 is due to a Financing Failure, such failure to consummate the transactions contemplated by this Agreement on such date shall not be deemed to be a knowing and intentional breach of this Agreement. If Parent and Merger Sub fail to fulfill their obligations to consummate the transactions contemplated by this Agreement on the date the Closing is required to occur pursuant to Section 2.02 other than as a result of a Financing Failure, such failure to consummate the transactions contemplated by this Agreement on such date shall be deemed to be a knowing and intentional breach of this Agreement.

(b)          If this Agreement is terminated (i) by the Company pursuant to Section 8.01(f) or (ii) by Parent pursuant to Section 8.01(b) and, at the time of such termination, this Agreement could have been terminated by the Company pursuant to Section 8.01(f) (notwithstanding any advance notice requirements set forth in such section), then Parent shall pay to the Company (or its designees) the Termination Fee as soon as practicable (but in any case no later than two Business Days) following any such termination.

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(c)          If Parent fails to pay the Termination Fee when due, then interest shall accrue on the amount of such Termination Fee from (and including) the date of termination of this Agreement to the date of payment at the “prime rate” at large U.S. money center banks in effect on the date such payment was required to be made (as published by The Wall Street Journal) per annum, compounded quarterly.

(d)          If Parent pays the Termination Fee when due, such Termination Fee will be considered liquidated damages for any breach by Parent or Merger Sub of this Agreement that will fairly compensate the Company for the efforts and resources expended and opportunities foregone, which amount would otherwise be impossible to calculate with precision and that, if paid pursuant to Section 8.02, shall be in full and complete satisfaction of any and all damages and liability arising as a result of any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a Specified Termination, the Company’s right to receive payment of the Termination Fee pursuant to Section 8.02 (together with any interest due thereon pursuant to Section 8.02(c)) shall be the sole and exclusive remedy of the Company and any Company Related Party for any Loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith, and all other rights or claims of the Company or any Company Related Party, arising out of this Agreement, the Transactions or the Financing, or the failure of any of the foregoing to be consummated, whether at Law or in equity, on any theory of liability, including in contract, tort or otherwise, against Parent, Merger Sub, all Parent Related Parties and any Financing Sources are hereby deemed waived (except for Parent’s obligation to reimburse the costs and expenses specified in and pursuant to Section 5.15(e)).

(e)          Notwithstanding anything in this Agreement to the contrary, upon payment of the Termination Fee (together with any interest due thereon pursuant to Section 8.02(c)) following a Specified Termination, none of Parent, Merger Sub, any Parent Related Party or any Financing Sources shall have any further liability or obligation to the Company or any Company Related Party relating to or arising out of this Agreement, the Transactions or the Financing, or the failure of any of the foregoing to be consummated, in each case whether based on contract (including the Debt Commitment Letter (or Alternate Debt Commitment Letter, as applicable), this Agreement or otherwise), tort or otherwise, by enforcement of any assessment, by any legal, equitable or arbitral proceeding, by virtue of any statute, regulation or applicable Law or otherwise and whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto or another Person (except for Parent’s obligation to reimburse the costs and expenses specified in and pursuant to Section 5.15(e)). In no circumstances will Parent be required to (x) pay the Termination Fee more than once, or (y) pay any amount of damages in excess of the Termination Fee if the Company has received the Termination Fee in connection with a Specified Termination.

(f)          Notwithstanding anything herein to the contrary, if a court has determined to grant an award of damages for a knowing and intentional breach of this Agreement by Parent or Merger Sub, Parent and Merger Sub agree that (i) such damages shall not be limited to reimbursement of expenses or out-of-pocket costs and shall, in addition to any damage to the Company or any of its Subsidiaries, include damages resulting from the benefit of the bargain lost by the Securityholders (taking into consideration all relevant matters, including the loss of the expected premium, other combination opportunities and the time value of money), and (ii) the Company may assign or transfer all right, title and interest to, or direct Parent and Merger Sub to make payment of, all or any portion of such award to the Securityholders. The parties hereto acknowledge and agree that nothing in this Section 8.02(f) shall be deemed to affect their right to specific performance under Section 9.11.

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Section 8.03         No Recourse to Financing Sources. Notwithstanding anything herein to the contrary and subject to and without derogation of the rights of Parent, Merger Sub and their respective Affiliates under the Debt Commitment Letter (or Alternate Debt Commitment Letter, as applicable), the parties hereto agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, stockholders, agents and other representatives and Affiliates (the “Applicable Parties”), that the Financing Sources, each other Lender and each of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives and Affiliates and each of their successors and assigns, shall be subject to no liability or claims to the Applicable Parties in connection with financing any portion of the Financing or Alternate Financing or in any way relating to this Agreement, any of the Transactions, the Debt Commitment Letter or the Financing (or any Alternate Debt Commitment Letter or Alternate Financing, as applicable), whether at law, in equity, in contract, in tort or otherwise, and hereby waives any rights or claims and agrees not to commence any proceedings against such Persons in connection with this Agreement, any of the Transactions, the Debt Commitment Letter or the Financing (or any Alternate Debt Commitment Letter or Alternate Financing, as applicable). Nothing in this Section 8.03 shall in any way expand the circumstances in which Parent or Merger Sub may be liable under this Agreement, any of the Transactions, the Debt Commitment Letter or the Financing (or any Alternate Debt Commitment Letter or Alternate Financing, as applicable).

ARTICLE IX

MISCELLANEOUS

Section 9.01         Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made at the address, facsimile number or electronic mail address set forth below:

To the Company:

Sotera Holdings Inc.
2121 Cooperative Way, Suite 400
Herndon, Virginia 20171
Attention:	c/o Deb Alderson
Fax:	(703) 880-9300
Email:	deb.alderson@soteradefense.com

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with copies (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
Attention:	Jonathan Benloulou
Fax:	(310) 557-2193
Email:	jbenloulou@proskauer.com

To the Stockholders’ Representative:

Sotera Equity Partners GP LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, California 90067
Attention:	Matt Cwiertnia
Fax:	(310) 201-4157
Email:	cwiertnia@aresmgmt.com

with copies (which shall not constitute notice) to:

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, California 90067
Attention:	Jonathan Benloulou
Fax:	(310) 557-2193
Email:	jbenloulou@proskauer.com

To Parent, Merger Sub or the Surviving Corporation:

The KeyW Corporation
7740 Milestone Parkway, Suite 400
Hanover, Maryland 21076
Attention:	General Counsel
Fax:	(443) 733-1601
Email:	pluci@keywcorp.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attention:	Greg Giammittorio
Fax:	(703) 760-7777
Email:	GGiammittorio@mofo.com

Notice shall be deemed to have been duly given or made pursuant to this Section 9.01 if delivered (a) by nationally recognized overnight courier delivery for next Business Day delivery, upon the earlier of the second Business Day following the date sent by such courier and receipt, (b) by mail, upon receipt, (c) by hand delivery, upon delivery or (d) by facsimile or electronic mail transmission, on the date sent, if confirmation of transmission is received by the sender or no failure message is generated. Legal counsel for any party may send to any other party any notices, requests, demands or other communications required or permitted to be given hereunder by such party.

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Section 9.02         Amendment; Waiver, Etc. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by Parent, Merger Sub, the Company and the Stockholders’ Representative, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that Section 8.02(f), Section 8.03, Section 9.03, Section 9.06, Section 9.08(c) and this Section 9.02 shall not be amended or otherwise modified in any way that materially and adversely affects the rights of any Financing Source without the prior written consent of such Financing Source. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.03         Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties, and any attempt to assign this Agreement without such consent shall be void and of no effect. Notwithstanding the foregoing, Parent shall be permitted, without the consent of any other party hereto, to make a collateral assignment of its rights under this Agreement to any Financing Source in connection with the Closing; provided, that no such assignment shall (i) relieve Parent or Merger Sub of its obligations under this Agreement, or (ii) enlarge, alter or change any right or obligation of any other party hereto.

Section 9.04         Entire Agreement

. The Transaction Agreements and the Confidentiality Agreement contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. The Confidentiality Agreement shall terminate upon the Effective Time.

Section 9.05         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.06         Parties in Interest.

(a)          This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as provided in Section 9.06(b), nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, Merger Sub, the Stockholders’ Representative, the Company or any of its Subsidiaries, or any of their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

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(b)          The limitations in Section 9.06(a) shall not apply to the provisions of:

(i)          Section 2.07, Section 2.12, Section 2.15, Section 2.16 and Section 5.10(a), to the extent they apply to holders of shares of Common Stock, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections;

(ii)         Section 2.08, Section 2.15, Section 2.16 and Section 5.09, to the extent they apply to holders of Options, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections;

(iii)        Section 5.08, to the extent it applies to D&O Indemnified Persons, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section;

(iv)        Section 7.10, to the extent it applies to Seller Indemnified Parties, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section;

(v)         Section 9.12, to the extent it applies to Proskauer, which shall be an express third-party beneficiary of, and shall be entitled to rely on, such section;

(vi)        Section 8.02(f), Section 8.03, Section 9.02, Section 9.03, Section 9.08(c) and this Section 9.06, to the extent they apply to the Financing Sources, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such sections; and

(vii)       Section 9.15, to the extent it applies to Released Persons, which shall be express third-party beneficiaries of, and shall be entitled to rely on, such section.

(c)          Except as set forth in this Section 9.06, no Person shall be a third party beneficiary of this Agreement.

Section 9.07        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with the Transaction Agreements and the Transactions shall be borne by the party incurring such expenses.

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Section 9.08         Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)          This Agreement, and any Litigation in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the Transactions or the legal relationship of the parties (whether at law or in equity, and whether in contract or in tort or otherwise), shall be governed by and enforced pursuant to the laws of the State of Delaware, without giving effect to rules of conflict of laws that would result in the application of Laws of any other jurisdiction. Each party hereby irrevocably agrees and consents to be subject to the exclusive jurisdiction of the Court of Chancery in the State of Delaware situated in New Castle County and any State of Delaware appellate court therefrom or, to the extent the Court of Chancery of the State of Delaware situated in New Castle County does not have subject matter jurisdiction or declines to accept personal jurisdiction over any party, any state or federal court within New Castle County in the State of Delaware and any appellate court therefrom (collectively, the “Chosen Courts”) in any Litigation described in the immediately preceding sentence of this Section 9.08(a) that is brought by any such party or its successors or assigns. Each party irrevocably consents to the service of any and all process in any such Litigation by the delivery of such process in the manner provided in Section 9.01. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, the Transactions or the legal relationship of the parties (whether at law or in equity, and whether in contract or in tort or otherwise) in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any Chosen Court that any such Litigation brought in any Chosen Court has been brought in an inconvenient forum. Each party agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any Litigation (including any cross-claim or third-party claim) of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, in any way relating to this Agreement or any of the Transactions, in any forum other than the Chosen Courts, and that the provisions of Section 9.08(b) relating to the waiver of jury trial shall apply to any such Litigation. Each party further agrees that any final and nonappealable judgment against any of them in any Litigation described in the first sentence of this Section 9.08(a) shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b)         Each party irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any Litigation directly or indirectly arising out of or relating to this Agreement, the Transactions or the legal relationship between the parties (whether at law or in equity, and whether in contract or in tort or otherwise). Each party certifies and acknowledges that (i) no Representative of any other party has represented, expressly or otherwise, that such other party would not, if there is any Litigation, seek to enforce the foregoing waiver, (ii) such party understands and has considered the implications of this waiver, (iii) such party makes this waiver voluntarily and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.08(b).

(c)          Notwithstanding anything in this Section 9.08 to the contrary, with respect to any disputes or controversies arising out of or relating to this Agreement or the Transactions (whether in law, contract, tort, equity or otherwise), in each case, to the extent involving the Financing Sources, each of the parties hereto (i) agrees that such dispute or controversy shall be governed by, and construed in accordance with, the Laws of the State of New York, (ii) consents to submit itself to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof), (iii) agrees that it will not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court, (iv) agrees that it will not bring any action relating to any such matter in any court other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York in the County of New York (and appellate courts thereof) and (v) waives any right to trial by jury with respect to any action related to or arising out of any such matter.

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Section 9.09         Counterparts, Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.10         Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party and, except as otherwise set forth herein, at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request to consummate the Transactions.

Section 9.11         Remedies.

(a)          The provisions of this Agreement are uniquely related to the desire of the parties and their respective Affiliates to consummate the Transactions, and the Transactions represent a unique business opportunity at a unique time for each of the parties and their respective Affiliates; therefore (i) irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms and, (ii) although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, subject to Section 9.11(c), each party agrees, on behalf of itself and its Affiliates, that if the Company, on the one hand, or Parent or Merger Sub, on the other hand, breaches or threatens to breach any provision of this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain such breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. If any Litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party waives the defense, that there is an adequate remedy at law. The rights in this Section 9.11 are in addition to any other remedy to which a party may be entitled at law or in equity (subject to the limitations herein), and the exercise by a party of one remedy shall not preclude the exercise of any other remedy.

(b)          To the extent any party brings any Litigation to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when available to such party pursuant to the terms of this Agreement, the Termination Date shall be extended to such time period as may be established by the court presiding over such Litigation.

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(c)          Notwithstanding anything in this Agreement to the contrary (including Section 9.11(a)), neither the Company nor the Stockholders’ Representative shall be entitled to seek an injunction or other form of specific performance or equitable relief described in Section 9.11(a), to cause (x) the Closing to be consummated or (y) the Merger Consideration, or any portion thereof, to be paid, unless each of the following conditions has been satisfied:

(i)          all of the conditions to the Closing set forth in Section 6.01 and Section 6.02 have been satisfied or waived (other than those conditions that, by their terms, cannot be satisfied until the Closing, but which conditions are fully capable of being satisfied assuming the Closing occurs);

(ii)         Parent and Merger Sub fail to fulfill their obligation to effect the Closing by the date they were required to do so pursuant to Section 2.02;

(iii)        the Lenders have funded or will fund the Financing or Alternate Financing at the Closing; and

(iv)        the Company has irrevocably confirmed in a written notice to Parent that the Company is ready, willing and able to perform its obligations to effect the Closing.

For the avoidance of doubt, notwithstanding anything contained in this Section 9.11(c) or anywhere else herein to the contrary, under no circumstances will the Company, the Stockholders’ Representative or any Company Related Party be permitted or entitled to receive payment of a Termination Fee in circumstances in which the Closing is consummated and the Merger Consideration is paid.

Section 9.12         Waiver of Conflicts. Recognizing that each of Proskauer and Wilmer Cutler Pickering Hale and Dorr LLP (each, “Seller’s Counsel”) has acted as legal counsel to the Company, its Subsidiaries, the Stockholders’ Representative, certain of the direct and indirect holders of shares of Common Stock and certain of their respective Affiliates prior to the date hereof, and that Seller’s Counsel intends to act as legal counsel to the Stockholders’ Representative, certain of the direct and indirect holders of shares of Common Stock and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Seller’s Counsel representing the Stockholders’ Representative, any direct or indirect holders of the shares of Common Stock or their respective Affiliates after the Closing as such representation may relate to Parent, Merger Sub, the Company, the Surviving Corporation and its Subsidiaries or the Transactions. In addition, all communications involving attorney-client confidences between the Stockholders’ Representative, direct and indirect holders of shares of Common Stock, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Seller’s Counsel, on the other hand, relating to the negotiation, documentation and consummation of the Transactions shall be deemed to be attorney-client confidences that belong solely to the Stockholders’ Representative, the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Company, the Surviving Corporation or their respective Subsidiaries). Accordingly, the Surviving Corporation and its Subsidiaries shall not have access to any such communications or to the files of Seller’s Counsel relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the Stockholders’ Representative, the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or its Subsidiaries shall be a holder thereof, (b) to the extent that files of Seller’s Counsel in respect of such engagement constitute property of the client, only the Stockholders’ Representative, the direct and indirect holders of shares of Common Stock and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall hold such property rights and (c) Seller’s Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between Seller’s Counsel and the Company or any of its Subsidiaries or otherwise. Notwithstanding the foregoing, none of the Surviving Corporation or any of its Subsidiaries is waiving any attorney-client privilege (including relating to the negotiation, documentation and consummation of the Transactions) in connection with any third party Litigation.

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Section 9.13         Disclaimer. Notwithstanding anything herein to the contrary, the representations and warranties of the Company expressly set forth in Article III are and shall constitute the sole and exclusive representations and warranties made with respect to the Company and its Subsidiaries in connection with this Agreement or the Transactions. Except for the representations and warranties expressly set forth in Article III or any certificate delivered hereunder, none of the Company, its Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company and its Subsidiaries. Except for the representations and warranties expressly set forth in Article III or any certificate delivered hereunder, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company and its Subsidiaries, are hereby expressly disclaimed. Parent and Merger Sub represent, warrant, covenant and agree, that in determining to enter into and consummate this Agreement and the Transactions, they are not relying upon, and have not been induced by, any representation or warranty made or purportedly made by or on behalf of any Person, other than those expressly made by the Company as set forth in Article III or any certificate delivered hereunder. In determining to purchase the Company, Parent and Merger Sub further represent, warrant, covenant and agree that they did not rely (and expressly disclaim reliance) on any estimate, projection, forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of the Company, any of its Subsidiaries or any other Person (including in any “data rooms” or management presentations), and that all of the foregoing materials and all similar materials shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in the representations and warranties made by the Company in Article III or any certificate delivered hereunder (including representations and warranties relating to the delivery, and accuracy, of documents and other materials).

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Section 9.14         Due Diligence Review. Each of Parent and Merger Sub represents, warrants, covenants and agrees, on behalf of itself and its Affiliates, that: (a) it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and its Subsidiaries; and (b) it has been furnished with or given full access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make a fully informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions. In entering into this Agreement, each of Parent and Merger Sub further represents, warrants, covenants and agrees on behalf of itself and its Affiliates that it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article III or any certificate delivered hereunder and that other than the representations and warranties of the Company expressly contained in Article III or any certificate delivered hereunder, no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective Representatives (including any “data rooms” or management presentations). Each of Parent and Merger Sub represents, warrants, covenants and agrees that: (i) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information; (ii) they are familiar with such uncertainties, and are taking full responsibility for making their own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of their Representatives and advisors; (iii) they have not relied or will not rely on such information; and (iv) that neither they nor any of their respective Affiliates will assert, any claims against the Company (or against its Subsidiaries or any Company Related Party) with respect thereto; provided that nothing in Section 9.13 or this Section 9.14 will limit any of the representations and warranties of the Company expressly contained in Article III or any certificate delivered hereunder or the rights of any Indemnified Party with respect thereto.

Section 9.15         Release.

(a)          As of the Closing, each of Parent and Merger Sub, on its own behalf and on behalf of the Surviving Corporation and all of their respective Affiliates, the Company and its Subsidiaries and, as of immediately following the Closing, the Affiliates of the Company (each, a “Releasing Person”), hereby releases and forever discharges each of (i) Ares Corporate Opportunities Fund III, L.P. and Sotera Equity Partners, L.P. (in each case, in its capacity as a Securityholder) and the former or current directors of the Company (but solely in such capacity), (ii) their respective Affiliates (but not including employees of the Company), and (iii) the respective Representatives of each of the foregoing (each, solely in their capacity as such, a “Released Person”), from all debts, demands, Litigation, covenants, torts, damages and all defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, that have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, that arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters directly or indirectly relating to the Company or any of its Subsidiaries. Notwithstanding the foregoing, this Section 9.15 does not limit the provisions of Section 7.02 or the rights of any Indemnified Party thereunder or any representation, warranty, covenant or other obligation expressly set forth in any Transaction Agreement or any Letter of Transmittal or any claims for Actual Fraud.

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(b)          Each of Parent and Merger Sub:

(i)          represents and warrants that it is fully aware of the provisions of California Civil Code § 1542, which provides as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

(ii)         expressly waives and relinquishes all rights and benefits that the Releasing Persons may have under applicable Law, including any state Law (including the above referenced California Civil Code section) or any common Law principles limiting waivers of unknown claims,

(iii)        understands that the facts and circumstances under which Parent and Merger Sub gives this full and complete release and discharge of the Released Persons may hereafter prove to be different than now known or believed to be true by Parent and Merger Sub and

(iv)        accepts and assumes the risk thereof and agrees that the Releasing Persons’ full and complete release and discharge of the Released Persons with respect to the matters described in this Section 9.15 shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts and circumstances.

Section 9.16         Stockholders’ Representative.

(a)          The parties hereto have agreed that it is desirable to designate the Stockholders’ Representative to act on behalf of the Securityholders for certain limited purposes, as specified herein, and the Stockholders’ Representative is hereby irrevocably appointed, to the maximum extent permitted under applicable Law, as the agent and attorney-in-fact for each of the Securityholders to act as the Stockholders’ Representative under the Transaction Agreements in accordance with the terms thereof and the Stockholders’ Representative is authorized and empowered to act for, and on behalf of, any or all of the Securityholders in matters reasonably necessary or advisable for the consummation of the Transactions, including having the authority to (i) execute and deliver all documents that the Stockholders’ Representative is authorized to execute and deliver under the Transaction Agreements, (ii) make all other elections or decisions that the Stockholders’ Representative is authorized to make under any Transaction Agreement, (iii) enter into or approve waivers, amendments, clarifications or post-Closing modifications to any Transaction Agreement, (iv)(A) dispute, negotiate or compromise or refrain from disputing, negotiating or compromising on behalf of each Securityholder, any remedies or amounts to be received by such Securityholder under any Transaction Agreement (including pursuant to Section 2.16) or any claim made by Parent or Merger Sub under any Transaction Agreement, and (B) execute, on behalf of each such Securityholder, any settlement agreement, release or other document with respect to such dispute or remedy, (v) engage attorneys, accountants, agents or consultants on behalf of the Securityholders in connection with any Transaction Agreement and paying any fees related thereto, (vi) collect, hold and direct the disbursement of (if applicable under this Agreement) the Purchase Price Adjustment Holdback Amount, the General Indemnity Holdback Amount and the Other Matters Indemnity Holdback Amount in accordance with this Agreement, and (vii) perform each such act and thing whatsoever that the Stockholders’ Representative may be or is required to do, or which the Stockholders’ Representative in its sole good faith discretion determines is desirable to do, pursuant to or to carry out the intent of the Transaction Agreements. All such actions and determinations shall be deemed to be facts ascertainable outside of the Transaction Agreements and shall be binding on the Securityholders. The Stockholders’ Representative shall not have any duties or responsibilities except those expressly set forth in the Transaction Agreements, and no implied covenants, agreements, functions, duties, responsibilities, obligations or liabilities shall be read into the Transaction Agreements or shall otherwise exist against the Stockholders’ Representative or any of its Representatives.

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(b)          The grant of authority provided for in this Section 9.16, (i) is an agency coupled with an interest and is being granted, in part, as an inducement to the Company, Parent and Merger Sub to enter into this Agreement and is irrevocable and will survive the death, incompetency, bankruptcy or liquidation of any Securityholder and will be binding on any successor thereto and (ii) subject to this Section 9.16, may be exercised by the Stockholders’ Representative acting by signing as the Stockholders’ Representative of any Securityholder.

(c)          If the Stockholders’ Representative advises the Securityholders that it is unavailable to perform its duties hereunder, then, as soon as practicable after notice of such advice, an alternative Stockholders’ Representative will be appointed by the holders of a majority of the outstanding Common Stock. Any references in this Agreement to the Stockholders’ Representative shall be deemed to include any duly appointed successor Stockholders’ Representative.

(d)          The Stockholders’ Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall receive reimbursement from, and be indemnified by, the Securityholders, for any and all Stockholders’ Representative Expenses. In furtherance thereof, the Stockholders’ Representative Expense Amount shall be paid to and held by the Stockholders’ Representative in an account established by the Stockholders’ Representative and set forth on the Closing Payments Statement (the “Stockholders’ Representative Expense Fund”) to enable it to satisfy its obligations hereunder and out of which the Stockholders’ Representative may cause to be paid, or reimburse itself for the payment of, any Stockholders’ Representative Expenses. If the Stockholders’ Representative determines that any then-remaining balance of the Stockholders’ Representative Expense Fund is not sufficient to pay actual or anticipated Stockholders’ Representative Expenses, the Stockholders’ Representative shall be entitled to (i) withhold funds from any payment to the Securityholders to be made hereunder or any other Transaction Agreement (including from the Net Adjustment Amount or the Indemnity Holdback Released Amount) or (ii) seek reimbursement or indemnification from the Securityholders, in each case, on a Proceeds Percentage basis in respect of such insufficiency of funds as determined by the Stockholders’ Representative; provided that (A) any obligation of the Securityholders shall be several and not joint, (B) the Stockholders’ Representative shall not be indemnified or receive reimbursement for any such expenses, charges or liabilities incurred as a result of the Stockholders’ Representative’s gross negligence, willful misconduct or fraud and (C) if it is finally adjudicated that a Stockholders’ Representative Expenses or any portion thereof was primarily caused by the gross negligence, willful misconduct or fraud of the Stockholders’ Representative, the Stockholders’ Representative shall reimburse the Securityholders the amount of such indemnified Stockholders’ Representative Expenses attributable to such gross negligence, willful misconduct or fraud.

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(e)          In dealing with the Transaction Agreements and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative thereunder, (i) the Stockholders’ Representative and its Representatives do not and will not assume any, and do not and will not incur any, liability whatsoever to any Securityholder or any other Person because of any error in judgment or other act or omission performed or omitted in connection with the Transaction Agreements that does not constitute gross negligence, willful misconduct or fraud and (ii) the Stockholders’ Representative and its Representatives will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any good faith error in judgment or other act or omission of the Stockholders’ Representative or its Representatives pursuant to such advice will not subject the Stockholders’ Representative or its Representatives to liability to any Securityholder or any party hereto.

(f)          The Company, Parent and Merger Sub acknowledge and agree that the Stockholders’ Representative is party to this Agreement solely for purposes of serving as the “Stockholders’ Representative” and that no claim shall be brought by or on behalf of the Company, the Surviving Corporation, Parent or Merger Sub against the Stockholders’ Representative with respect to any Transaction Agreement or the Transactions except to require the performance of its covenants expressly set forth herein (it being understood that any covenant or agreement that requires performance by the “parties” or a “party” at or prior to the Closing shall not be deemed to require performance by the Stockholders’ Representative unless performance by the Stockholders’ Representative is expressly provided for in such covenant or agreement).

(g)          Parent and Merger Sub may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of the Stockholders’ Representative delivered pursuant to Section 9.01, may continue to rely, without inquiry, upon the actions of the Stockholders’ Representative as the actions of each Securityholder in all matters referred to in this Section 9.16. Parent and Merger Sub acknowledge and agree that the Stockholders’ Representative is party to this Agreement solely for purposes of serving as the “Stockholders’ Representative” and that no claim shall be brought hereunder or under any other Transaction Agreement by or on behalf of Parent, Merger Sub or the Surviving Corporation against the Stockholders’ Representative or any of its Representatives, except with respect to obligations of the Stockholders’ Representative that are expressly set forth herein or therein.

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(h)          No later than 30 days following the Closing, the Stockholders’ Representative shall take all action reasonably required to change the entity name of the Stockholders’ Representative and to cause Sotera Equity Partners, L.P. (“Sotera EP”) to change its partnership name, in each case, to a name that does not include “Sotera”.  From the Closing Date and thereafter, the Stockholders’ Representative and Sotera EP shall cease using any trademarks, trade-names, or domain names that include the name “Sotera” and shall cease to operate under an entity name, trade name or any marks or names substantially similar or confusingly similar to, “Sotera”.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

SOTERA HOLDINGS INC.

By:	/s/ Deborah Alderson
	Name:	Deborah Alderson
	Title:	CEO/President

SOTERA EQUITY PARTNERS GP LLC

By:	/s/ Matthew Cwiertnia
	Name:	Matthew Cwiertnia
	Title:	Authorized Signatory

THE KEYW CORPORATION

By:	/s/ Bill Weber
	Name:	Bill Weber
	Title:	President and Chief Executive Officer

SANDPIPER ACQUISITION CORPORATION

By:	/s/ Bill Weber
	Name:	Bill Weber
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Definitions

The following terms are defined elsewhere in this Agreement in the Sections set forth below and, when used in this Agreement, shall have the respective meanings therein defined:

Defined Term	Section
Acquisition Proposal	5.12
Agreement	Preamble
Alternate Debt Commitment Letter	5.15(c)
Alternate Financing	5.15(c)
Applicable Parties	8.03
Appraisal Shares	2.07(b)
Arbitrator’s Report	2.16(f)
Certificate of Merger	2.03
Chosen Courts	9.08(a)
Closing Payments Statement	2.14(b)
Closing Statement	2.16(a)
Company	Preamble
D&O Insurance	5.08(b)
Debt Commitment Letter	4.08(a)
Debt Payoff Amount	2.15(c)(iii)
Debt Payoff Letter	2.15(c)(iii)
Direct Claim	7.05(c)
Dispute Notice	2.16(b)
Disputed Item	2.16(b)
Effective Time	2.03
Escrow Expiration Date	7.09(b)
Estimated Closing Statement	2.14(a)
Export Approvals	3.09(d)
Export Laws	3.09(d)
FAR	3.14(h)
Financing	4.08(a)
Financing Expenses	5.15(e)
Lenders	4.08(a)
Material Contracts	3.13(a)
Merger	2.01
Merger Sub	Preamble
Parent	Preamble
Parent Plans	5.09(b)
Released Amount	2.17(a)
Released Person	9.15(a)
Releasing Person	9.15(a)
Retained General Indemnity Escrow Amount	7.09(b)
Retained Other Matters Escrow Amount	7.09(c)
RWI Policy	7.10

Seller’s Counsel	9.12
Sotera EP	9.16(h)
Specified Government Contract	3.14(a)
Specified Government Contract Bid	3.14(b)
Stockholders’ Representative	Preamble
Stockholders’ Representative Expense Fund	9.16(d)
Surviving Corporation	2.01
Termination Date	8.01(b)
Third-Party Claim	7.05(a)
Undisputed Item	2.16(b)
WARN Act	3.12(f)

The following terms, when used in this Agreement, shall have the respective meanings ascribed to them below:

“Accounting Arbitrator” means a nationally recognized firm of independent certified public accountants designated by the Stockholders’ Representative and consented to by Parent.

“Actual Fraud” means, with respect to a party, an actual and intentional fraud by such party with respect to the making of the representations and warranties of such party as expressly set forth in this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person; provided that after the Closing no holder of shares of Common Stock prior to the Closing or Affiliate of any such holder shall be considered an Affiliate of the Company or any of its Subsidiaries.

“Aggregate Closing Merger Consideration” means, without duplication, (a) the sum of (i) the Merger Consideration, plus (ii) the Aggregate Option Exercise Price of any Participating Options, plus (iii) Estimated Company Tax Benefits, plus (iv) Estimated Closing Cash, plus (v) Estimated Closing Working Capital, minus (b) the sum of (i) Estimated Closing Indebtedness, plus (ii) Estimated Transaction Expenses, plus (iii) Target Working Capital, (iv) plus the Excess NQ Plan Remaining Liabilities.

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company in respect of all vested Participating Options outstanding and unexercised immediately prior to the Effective Time if the holders thereof were exercising such Participating Options at such time (regardless of whether such exercise price is paid in cash or by cashless exercise of such Participating Options).

“Aggregate Per Share Merger Consideration” means, an amount in cash, without interest, equal to (a) the Closing Per Share Merger Consideration, plus (b) the Net Per Share Adjustment Amount, if any, plus (c) each Released Amount Per Share, if any, plus (d) each Indemnity Holdback Released Amount Per Share, if any, plus (e) the Forfeited Transaction Bonus Per Share Amount, if any plus (f) each ES Net Sales Payment Per Share Amount, if any.

A-2

“Antitrust Laws” means any of the HSR Act, the Sherman Act of 1980, the Clayton Act of 1914, the Federal Trade Commission Act of 1914 and any other federal, state or foreign Law designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition.

“Bankers’ and Attorneys’ Fees” means the aggregate amount of fees and expenses payable to the Persons set forth on Schedule 2.15(a)(v) in connection with the Transactions.

“Bankruptcy Laws and Principles of Equity” means (a) bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights and (b) principles of equity.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or Order to close.

“Cash” means cash, checks, money orders, marketable securities and other cash equivalents, including checks or drafts deposited but not yet reflected as available proceeds and reduced by uncleared checks or drafts written or issued but not yet reflected as decreasing available proceeds, calculated in accordance with GAAP applied in a manner consistent with the audited financial statements of the Company for the fiscal year ended December 31, 2015.

“Certificate” means a certificate representing one or more shares of Common Stock, or an indemnification undertaking with respect to such certificate in the case of its loss, theft or destruction.

“Closing” means the closing of the Transactions.

“Closing Cash” means the Cash held by the Company and its Subsidiaries as of the Cut-off Time.

“Closing Date” means the date on which the Closing occurs.

“Closing Indebtedness” means, to the extent not included in the calculation of Closing Working Capital, the Indebtedness of the Company and its Subsidiaries as of the Cut-off Time.

“Closing Per Option Consideration” means, with respect to each share of Common Stock issuable upon the exercise of a vested Participating Option, outstanding and unexercised immediately prior to the Effective Time, (a) the Closing Per Share Merger Consideration, minus (b) the exercise price applicable to such share of Common Stock.

“Closing Per Share Merger Consideration” means an amount equal to (a) (i) the Aggregate Closing Merger Consideration, minus (ii) the Purchase Price Adjustment Holdback Amount, minus (iii) the General Indemnity Holdback Amount, minus (iv) the Other Matters Indemnity Holdback Amount, minus (v) the Stockholders’ Representative Expense Amount, divided by (b) the Fully Diluted Share Amount.

“Closing Working Capital” means the Working Capital as of the Cut-off Time.

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“Cloud Service” means any application service provider services, hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” service.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means any collective bargaining agreement or similar Contract with any labor organization or employee association, in each case, to the extent relating to employees in the United States or abroad.

“Common Stock” means the common stock of the Company.

“Company Approvals” means all approvals required to be obtained by the Company in connection with the Transactions pursuant to Section 262 and the Company’s certificate of incorporation, by-laws and other organizational documents.

“Company Board” means the board of directors of the Company.

“Company Fundamental Representations” means the representations made by the Company in the first sentence of Section 3.01(a) (Organization and Qualification), Section 3.01(c) (other than Section 3.01(c)(y)), Section 3.02 (Authority and Binding Effect), Section 3.03(a) (Ownership of Stock; Capitalization), Section 3.03(b), Section 3.03(c), Section 3.03(d), Section 3.03(e), Section 3.03(g) and Section 3.20 (Brokers).

“Company Intellectual Property” means all of (a) the Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries (the “Owned Intellectual Property”), and (b) the Intellectual Property licensed to the Company or any of its Subsidiaries by a third party.

“Company Products” means all Software and Cloud Services products (i) developed by or on behalf of the Company or any of its Subsidiaries that constitute Owned Intellectual Property, and (ii) distributed (but excluding such products of a Governmental Authority customer that are distributed by the Company or any of its Subsidiaries on behalf of, or at the direction of, such Governmental Authority customer), made available or licensed out by or behalf of the Company or any of its Subsidiaries.

“Company Related Party” means any former, current or future direct or indirect (a) stockholder, Representative or Affiliate of the Company or (b) stockholder, equityholder, partner, member, trustee, Representative or Affiliate of any of the foregoing.

“Company Sites” means Internet websites for which corresponding uniform resource locators are registered to the Company or any of its Subsidiaries.

“Company Tax Benefits” means an amount equal to the Company Tax Benefits as calculated in accordance with Exhibit D.

A-4

“Compliant” means, with respect to the Required Information, that such Required Information, when taken as a whole, does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Information not materially misleading in light of the circumstances under which it was made.

“Confidentiality Agreement” means the Confidentiality Agreement, dated November 23, 2016, by and between The KeyW Corporation and the Company.

“Consent” means any consent, approval, clearance, authorization, certification or permit of, filing with, or notification to, any Governmental Authority.

“Contract” means any legally binding written or oral agreement, lease, license, contract, subcontract, note, mortgage, indenture, licenses, sublicenses, arrangements or commitments or other obligation.

“control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by Contract or otherwise.

“Credit Agreement” means the Amended and Restated Credit Agreement, dated as of July 9, 2014, by and among Sotera Defense Solutions, Inc., the Company, the other Guarantors (as defined therein), the Lenders (as defined therein) and Wells Fargo Bank, National Association.

“Cut-off Time” means 11:59 p.m. New York City time on the Business Day immediately preceding the Closing Date.

“D&O Expenses” means all costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, in each case, other than D&O Losses.

“D&O Indemnifiable Claim” means any threatened, pending or completed Litigation that is directly or indirectly based on, arising out of, relating to or in connection with the fact that a D&O Indemnified Person is or was a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries or of any of their respective predecessors (including in respect of acts or omissions in connection with the Transaction Agreements or any of the Transactions).

“D&O Indemnified Person” means any current or former director or officer of the Company or any of its Subsidiaries, or any successor, assign, heir, executor or administrator of any such Person.

“D&O Losses” means all Losses, claims, judgments, fines, penalties and amounts paid in resolution or settlement of any D&O Indemnifiable Claim.

“Deductible” means 0.75% of the Merger Consideration.

A-5

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Payment Holder” means any holder of shares of Common Stock that has delivered a Certificate relating thereto and a duly completed and validly executed Letter of Transmittal to Parent.

“Environmental Law” means any Law relating to pollution or protection of the environment or natural resources, including the Release of or exposure to any Hazardous Materials.

“Equity Securities” means, with respect to any Person, all shares of capital stock, equity interests, and participations in such Person’s capital stock or other equity interests (however designated), and any debt, rights, warrants, stock appreciation rights, shares of restricted stock, restricted stock units or options exercisable or exchangeable for or convertible into any of the foregoing.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.

“ES Net Sales Payment” means any Net Sales Payment (as defined in the ES Purchase Agreement) made under the ES Purchase Agreement.

“ES Net Sales Payment Per Share Amount” means, with respect to any Net Sales Payment, an amount equal to (a) the amount of such Net Sales Payment, divided by (b) the Fully Diluted Share Amount.

“ES Purchase Agreement” means the Equity Purchase Agreement, dated October 10, 2014, by and among Outdoor Venture Corporation, Sotera Defense Solutions, Inc. and Sotera Engineered Solutions, LLC.

“Escrow Account” means each of the escrow accounts established pursuant to the terms of the Escrow Agreement for deposit and distribution of the (a) Purchase Price Adjustment Holdback Amount, (b) the General Indemnity Holdback Amount and (c) the Other Matters Indemnity Holdback Amount, in each case, in accordance with this Agreement.

“Escrow Agent” means Citibank, National Association.

“Escrow Agreement” means an escrow agreement to be entered into by and among Parent, the Stockholders’ Representative and the Escrow Agent substantially in the form of Exhibit B.

“Estimated Closing Cash” means the Company’s good faith estimate of Closing Cash as set forth in the Estimated Closing Statement.

A-6

“Estimated Closing Indebtedness” means the Company’s good faith estimate of Closing Indebtedness as set forth in the Estimated Closing Statement.

“Estimated Closing Working Capital” means the Company’s good faith estimate of Closing Working Capital as set forth in the Estimated Closing Statement.

“Estimated Company Tax Benefits” means the Company’s good faith estimate of Company Tax Benefits as set forth in the Estimated Closing Statement.

“Estimated Transaction Expenses” means the Company’s good faith estimate of Transaction Expenses as set forth in the Estimated Closing Statement.

“Excess NQ Plan Asset Amount” means the surrender value, as of the Closing Date, of the corporate owned life insurance executive policies relating to the Executive NQ Excess Plan.

“Excess NQ Plan Payout Amount” means the aggregate value of employee accounts under the Executive NQ Excess Plan that become payable as a result of the Closing.

“Excess NQ Plan Remaining Liabilities” means (a) the aggregate value of employee accounts under the Executive NQ Excess Plan as of immediately following the Closing, after reducing such aggregate value for the Excess NQ Plan Payout Amount, less (b) the Excess NQ Plan Asset Amount.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Contracts” means Plans, Leases, Government Contracts and Government Contract Bids.

“Executive NQ Excess Plan” means the Executive Nonqualified Excess Plan of Sotera Defense Solutions, Inc.

“Exhibits” means the exhibits to this Agreement.

“Exploit” means develop, design, test, modify, make, use, sell, have made, used and sold, import, export, copy, reproduce, publish, display, perform, market, distribute, commercialize, license, sublicense, make available, support, maintain, correct, translate and create derivative works of, in any medium or means of storage or transmission, now known or hereafter invented.

“Final Closing Cash” means the Closing Cash reflected on the Final Closing Statement.

“Final Closing Indebtedness” means the Closing Indebtedness reflected on the Final Closing Statement.

“Final Closing Statement” means the Closing Statement that has become final and binding pursuant to Section 2.16.

“Final Closing Working Capital” means the Closing Working Capital reflected on the Final Closing Statement.

A-7

“Final Company Tax Benefits” means the Company Tax Benefits reflected on the Final Closing Statement.

“Final Transaction Expenses” means the Transaction Expenses reflected on the Final Closing Statement.

“Financial Statements” means, collectively, (a) the audited consolidated balance sheets and related consolidated audited statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for each of the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013, accompanied by the notes thereto and the audit report thereon and (b) the Interim Financial Statements.

“Financing Failure” means a refusal or other failure, for any reason, on the part of any Financing Source that has executed a Debt Commitment Letter or Alternate Debt Commitment Letter, as applicable, or any definitive financing document relating to the Financing or Alternate Financing, as applicable, or on the part of any other Financing Source obligated or expected at any time to fund a material portion of the Financing or Alternate Financing, as applicable, to fund, when required pursuant to the terms and conditions of the Debt Commitment Letter or Alternate Debt Commitment Letter, as applicable, a material portion of such Financing or Alternate Financing, as applicable; provided that any such refusal or other failure shall not be deemed to be a “Financing Failure” if such refusal or other failure results from a knowing and intentional breach by Parent or Merger Sub of any provision of this Agreement, the Debt Commitment Letter or Alternate Debt Commitment Letter, as applicable (provided that such breach by Parent or Merger Sub of the Debt Commitment Letter or Alternate Debt Commitment Letter, as applicable, was not the result of the Company’s breach of any of its obligations under Section 5.15(d)).

“Financing Source” means each Lender, and each other Person that agrees to provide or arrange all or any portion of the Financing (or Alternate Financing, as applicable).

“Forfeited Transaction Bonus Amount” means the (a) aggregate amount of Transaction Bonuses not paid to employees minus (b) the aggregate amount of Company Tax Benefits paid to the Securityholders with respect to such unpaid Transaction Bonuses.

“Forfeited Transaction Bonus Per Share Amount” means an amount equal to (a) the Forfeited Transaction Bonus Amount, divided by (b) the Fully Diluted Share Amount.

“Fully Diluted Share Amount” means the sum of (a) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time (other than the shares of Common Stock to be cancelled pursuant to Section 2.07(d)) plus (b) the aggregate number of shares of Common Stock issuable upon the exercise in full of all vested Participating Options, in each case, outstanding and unexercised immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles.

“General Holdback Escrow Account” means the Escrow Account established with respect to the General Indemnity Holdback Amount.

A-8

“General Indemnity Holdback Amount” means an aggregate amount equal to 0.75% of the Merger Consideration, plus any interest or other amounts earned thereon, to be held by the Escrow Agent solely to satisfy any amounts payable to the Parent Indemnified Parties pursuant to Section 7.02(a) or Section 7.02(b) (but, with respect to Section 7.02(b), only to the extent of the Other Matters Excess Claim Amount) and any amount payable to Parent pursuant to the last sentence of Section 2.16(i).

“Government Contract” means any contract, inclusive of any modification, task order, purchase order, delivery order or other legally binding agreement pursuant thereto, between the Company or a Subsidiary of the Company, on the one hand, and any (a) Governmental Authority, (b) prime contractor of a Governmental Authority in its capacity as a prime contractor or (c) subcontractor (at any tier) with respect to any Contract listed in clause (a) or (b) above, in each case for which performance is not yet completed or, to the extent formal closeout is required, that has been closed out within the preceding three years.

“Government Contract Bid” means any offer, quote, bid or proposal submitted by the Company or any of its Subsidiaries that is outstanding as of the date hereof and that, if accepted, would result in a Government Contract.

“Governmental Authority” means any federal, state or local court, legislature, executive or regulatory authority, agency or commission, or other governmental authority or instrumentality.

“Hazardous Material” means any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic or hazardous wastes, substances, materials or agents regulated under Environmental Laws, including those substances defined or regulated under Environmental Laws as “Hazardous Substances,” “Pollutants,” or “Contaminants.”

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person at any date means, without duplication all (a) obligations (in each case, including any accrued interest, prepayment penalties, make whole payments and premiums, fees and other amounts due on payment) of such Person (i) for borrowed money, (ii) for the deferred purchase price of property, goods or services (other than trade liabilities incurred in the ordinary course of business), (iii) that are evidenced by a note, bond, debenture, debt security or similar instrument, (iv) arising out of interest rate and currency swaps arrangements and other similar arrangements designed to provide protection against fluctuations in interest and currency rates, or (v) as lessee under any lease or similar arrangement required to be recorded as a capital lease in accordance with GAAP, and (b) guarantees of any of the foregoing for the benefit of another Person; provided that Indebtedness will not include (1) undrawn letters of credit or similar instruments, (2) accounts payable, accrued expenses and deferred revenues, (3) the endorsement of negotiable instruments for collection, (4) any inter-company Indebtedness or (5) employee accounts under the Executive NQ Excess Plan.

“Indemnified Party” means a party making a claim under Article VII.

A-9

“Indemnifying Party” means a party against whom claims are asserted under Article VII; provided that if such claim for indemnification is against the General Holdback Escrow Account or the Other Matters Holdback Escrow Account under Section 7.02, the Stockholders’ Representative shall be deemed to be the Indemnifying Party, it being understood that such claim for indemnification may only be made against such Escrow Account.

“Indemnity Holdback Released Amount” means each amount released from the General Holdback Escrow Account or the Other Matters Holdback Escrow Account and paid to the Securityholders pursuant to Article VII.

“Indemnity Holdback Released Amount Per Share” means, with respect to any Indemnity Holdback Released Amount an amount equal to (a) such Indemnity Holdback Released Amount, divided by (b) the Fully Diluted Share Amount.

“Industrial Security Laws” mean the statutes and regulations, including the NISPOM, enacted and implemented to restrict the dissemination of classified information.

“Intellectual Property” means all intellectual property and intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered, including all of the following: (a) trademarks, service marks, logos, brand names, trade dress, trade names, entity names, designs and logos and registrations and applications for registration thereof, together with all the good will associated with the foregoing, (b) Patents, (c) copyrightable works of authorship, including unregistered copyrights and registered copyrights and applications for registration thereof, (d) trade secrets and know-how, (e) domain names (f) computer software code, applications, utilities, development tools, diagnostics, databases and embedded systems, whether in source code or object code form, including all files, libraries, data and documentation related thereto (“Software”) and (g) mask works, moral rights (including analogous rights thereto), database rights, rights of privacy and rights of publicity.

“Interim Financial Statements” means the unaudited consolidated balance sheet and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the nine months ended September 30, 2016.

“Internal Systems” means the computer, communications network and other information technology systems and Cloud Services used by the Company or any of its Subsidiaries.

“Joint Direction” means a joint written instruction of Parent and the Stockholders’ Representative instructing the Escrow Agent to make a payment out of the Escrow Account.

“knowledge” means (a) with respect to the knowledge of the Company, the actual knowledge of Deb Alderson, John Pitsenberger, Kirk Herdman and Jesse Watters and any such knowledge that could reasonably be expected to have been known by any of the foregoing Persons in the ordinary course of performing their respective responsibilities, and (b) with respect to the knowledge of Parent or Merger Sub, the actual knowledge of Michael Alber, Chris Donaghey and Philip Luci, and any such knowledge that could reasonably be expected to have been known by any of the foregoing Persons in the ordinary course of performing their respective responsibilities.

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“Labor Laws” means all Laws regarding labor, employment and employment practices, conditions of employment and the engagement of its independent contractors, consultant, interns, or other non-employee service providers including occupational safety and health, and wages and other compensation, hours of work, overtime requirements, classification of employees and independent contractors under federal and state laws, leaves of absence, equal opportunity, immigration, workers’ compensation, and the payment of social security and other Taxes, bargaining or other obligations under the National Labor Relations Act.

“Law” means any federal, state, local or foreign law, statute, ordinance, rule, or regulation in the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Lease” means any lease, sublease, space license, or similar Contract, under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant, occupant, lessee or lessor of real property.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit C.

“Liens” means any lien, security interest, mortgage, pledge, charge or similar encumbrance.

“Litigation” means any claim, action, arbitration, suit, hearing or other similar proceeding, at law or in equity, by or before any Governmental Authority or arbitral body, or any investigation or audit by any Governmental Authority.

“Losses” means all losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees paid in connection with the foregoing.

“Malicious Code” means disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code.

“Management Services Agreement” means the Management Services Agreement, dated as of April 12, 2011, by and between Sotera Holdings Inc. and ACOF Operating Manager III, LLC.

A-11

“Marketing Period” means the first period of 15 consecutive Business Days following the date hereof throughout which Parent shall have received the Required Information and such Required Information is Compliant; provided that such 15 consecutive Business Day period shall not include May 26, 2017. Notwithstanding anything in this definition to the contrary, (a) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the Financing is consummated on such earlier date, (b) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period: (i) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements included in the Required Information or the Company has publicly announced that any such restatement is under active consideration, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated or the Company has publicly announced, or informed Parent, that it has concluded that no such restatement is required in accordance with GAAP, (ii) the independent accountants of the Company shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information for which they have provided an opinion, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by such independent accountants or another independent public accounting firm of nationally recognized standing or otherwise reasonably acceptable to Parent, or (iii) any such Required Information shall cease to be Compliant, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such Required Information is updated or supplemented so that it is Compliant, (c) the Marketing Period shall be suspended (but shall not restart) if, prior to the completion of the Marketing Period, the financial statements included in the Required Information that Parent shall have received on the first day of such 15 consecutive Business Day period no longer satisfy the definition of “Required Information” during such 15 consecutive Business Day period, in which case the Marketing Period shall (x) continue upon the receipt by Parent of financial statements that satisfy the definition of “Required Information” and (y) not terminate prior to the fifth Business Day following receipt of such financial statements, and (d) the Marketing Period shall not terminate prior to March 31, 2017. If the Company believes that it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent, in good faith, reasonably believes that the Company has not completed delivery of the Required Information and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information Parent reasonably believes the Company has not delivered).

A-12

“Material Adverse Effect” means any circumstance, event, development, condition, occurrence, state of facts, change or effect that, individually or in the aggregate with any other circumstance, event, development, condition, occurrence, state of facts, change or effect, has had or would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such circumstance, event, development, condition, occurrence, state of facts, change or effect resulting from, relating to or arising from (a) the public announcement of this Agreement, the identity of Parent and its Affiliates, the compliance by any Person with any term of any Transaction Agreement or Parent’s disclosure of its plans or intentions with respect to the conduct of the business of the Surviving Corporation or any of its Subsidiaries after the Closing (including, in each case, the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, customers, suppliers, vendors, partners, employees or Governmental Authorities), (b) changes in global, United States or foreign (i) national or regional economic, financial, regulatory or geopolitical conditions or events or (ii) credit, debt, financial, banking or capital markets or in interest or exchange rates, (c) seasonal changes in the results of operations of the Company or any of its Subsidiaries, (d) changes or proposed changes in Laws and Orders affecting the Company or any of its Subsidiaries or their customers or changes or proposed changes in GAAP or any other generally accepted accounting principles or the interpretation of any of the foregoing, (e) changes in the Company’s or any of its Subsidiaries’ industries or the markets in which they operate, (f) national or international disasters, acts of God, sabotage, strikes, freight embargoes, calamities, emergencies, natural disasters, war, any military conflict, outbreak of hostilities or acts of terrorism, or any escalation or worsening thereof, whether or not occurring or commenced before the date hereof, (g) any failure of the federal government to adopt an annual budget, the extension of any effective continuing resolution under which the federal government is operating or the shutdown of the federal government upon expiration of any continuing resolution, (h) any action (i) taken or omitted to be taken by, with the consent of, or at the request of, Parent, Merger Sub or any of their respective Affiliates or (ii) required by the Transaction Agreements (excluding the requirement to operate in the ordinary course of business), (i) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates (as distinguished from any circumstance, event or change that caused such failure), or (j) any change in the Company’s credit rating (as distinguished from any circumstance, event or change that caused such change), except in the case of clauses (b) through (g), to the extent (and solely to the extent) such circumstance, event, development, condition, occurrence, state of facts, change or effect disproportionately affects the Company and its Subsidiaries, taken as a whole, in relation to other companies in the same industries in which the Company operates. A “Material Adverse Effect” will be measured only against past performance of the Company and its Subsidiaries and not against any forward-looking statements, projections or forecasts of the Company, its Subsidiaries or any other Person.

“Merger Consideration” means $235,000,000.

“Mini-Basket” means $100,000.

“Net Adjustment Amount” means the aggregate amount paid to the Stockholders’ Representative pursuant to Section 2.16(h) or Section 2.16(i).

“Net Per Share Adjustment Amount” means an amount equal to (a) the Net Adjustment Amount, divided by (b) the Fully Diluted Share Amount.

“NISPOM” means National Industrial Security Program Operating Manual.

“Open Source Software” means, collectively, Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, BSD License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License (SISL), Apache License and Business Source License).

“Option” means any option, warrant or other right or Contract of any kind to which the Company or any of its Subsidiaries is a party relating to the issued or unissued Equity Securities of the Company or such Subsidiary or obligating the Company or such Subsidiary to grant, issue or sell any Equity Securities of the Company or such Subsidiary, including any option to purchase shares of Common Stock granted under the Stock Option Plan.

“Order” means any judgment, order or decree of any Governmental Authority.

A-13

“Other Matters Excess Claim Amount” means an amount equal to the lesser of:

(a)	the amount by which (x) the General Indemnity Holdback Amount remaining in the General Holdback Escrow Account as of the Escrow Expiration Date exceeds (y) the aggregate dollar amount of claims for Losses made by the Parent Indemnified Parties in good faith through the Escrow Expiration Date pursuant to Section 7.02(a), and

(b)	the amount by which (x) the aggregate dollar amount of claims for Losses made by the Parent Indemnified Parties in good faith through the Escrow Expiration Date pursuant to Section 7.02(b)(i) and 7.02(b)(ii) (subject to the last sentence of Section 7.04(a)) exceeds (y) the Other Matters Indemnity Holdback Amount;

provided that in no event shall the “Other Matters Excess Claim Amount” be less than $0.

“Other Matters Holdback Escrow Account” means the Escrow Account established with respect to the Other Matters Indemnity Holdback Amount.

“Other Matters Indemnity Holdback Amount” means an aggregate amount equal to 0.25% of the Merger Consideration (as may be increased by any Other Matters Excess Claim Amount), plus any interest or other amounts earned thereon, to be held by the Escrow Agent solely to satisfy any amounts payable to the Parent Indemnified Parties pursuant to Section 7.02(b)(i) and (ii).

“Parent Fundamental Representations” means the representations made by Parent and Merger Sub in the first sentence of Section 4.01(Organization and Qualification), Section 4.02 (Authority and Binding Effect), Section 4.05 (Solvency) and Section 4.09 (Brokers).

“Parent Indemnified Party” means Parent, the Surviving Corporation and the Affiliates, Representatives, members, partners, equityholders, successors and assigns of each of the foregoing.

“Parent Material Adverse Effect” means a material adverse effect on, or a material delay in, the ability of Parent or Merger Sub to consummate the Transactions in accordance with the terms hereof.

“Parent Related Party” means any former, current or future direct or indirect (a) stockholder, Representative or Affiliate of Parent or Merger Sub and (b) stockholder, equityholder, partner, member, trustee, Representative or Affiliate of any of the foregoing.

“Parent Schedules” means the disclosure schedules delivered by Parent to the Company concurrently with the execution and delivery of this Agreement.

“Participating Options” means Options to purchase shares of Common Stock granted under the Stock Option Plan and set forth in Appendix B; provided that if any payment pursuant to Article II shall cause the payments to Securityholders hereunder to exceed the exercise price applicable to the shares of Common Stock underlying any Option that was previously not a Participating Option, such Option shall be deemed to become a Participating Option from and after such payment (or portion thereof). The calculations for “ES Net Sales Payment Per Share Amount,” “Forfeited Transaction Bonus Per Share Amount,” “Indemnity Holdback Released Amount Per Share,” “Net Per Share Adjustment Amount,” “Released Amount Per Share” and other similar terms that reflect such Participating Option adjustment shall be calculated in a manner consistent with the example set forth in Appendix B.

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“Patents” means issued patents, and patent applications (including additions, provisionals, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, reviews and re-examination applications), and patent or invention disclosures.

“Permits” means registrations, licenses, exemptions, authorizations, consents and permits of Governmental Authorities.

“Permitted Liens” means (a) mechanics’, carriers’, workmen’s, materialmen’s, landlord’s, repairmen’s or other Liens arising by operation of law, (b) Liens for Taxes, assessments, or other governmental charges that are not due and payable, that may be paid without penalty or that are being contested in good faith by appropriate proceedings, (c) imperfections and irregularities in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other matters that do not materially impair the ability of the Company or its Subsidiaries to use or operate the property or asset to which it relates, (d) any Lien of a licensor, sublicensor, licensee, sublicensee, landlord, lessor, sublessor or other Person in title under any license, lease or other Contract or in the property being licensed, leased or occupied, (e) Liens securing the obligations under the Credit Agreement or any other Indebtedness of the Company or any of its Subsidiaries, or otherwise in respect of the liabilities shown or reflected in the balance sheets included in the Interim Financial Statements, (f) purchase money Liens and Liens securing obligations under capital lease and insurance arrangements, (g) zoning, entitlement, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon, (h) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (i) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, and (j) Liens on any estate superior to the interest of the Company or any of its Subsidiaries in any leased realty.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

“Personal Information” means all personal information regulated by applicable Laws and collected, used, disclosed or retained by the Company or any of its Subsidiaries, including information regarding customers, suppliers, employees and agents, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records and submitted health care claims for reimbursements, and any other information that alone or in combination with other information held by the Company or any of its Subsidiaries can be used to specifically identify a Person or a specific device.

A-15

“Plan” means each employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change-in-control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, Contract or arrangement, and each other fringe or other employee benefit plan, program, Contract or arrangement (including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any employee or former employee of the Company or any of its Subsidiaries or under which the Company has or may have any liability, including, with respect to benefit plans subject to Title IV of ERISA and any “multiemployer plan,” Plans sponsored, maintained or contributed to or required to be contributed to by any ERISA Affiliate.

“Post-Closing Adjustment Amount” means an amount equal to (a) the sum of (i) Final Closing Cash, plus (ii) Final Closing Working Capital, plus (iii) Final Company Tax Benefits, plus (iv) Estimated Closing Indebtedness, plus (v) Estimated Transaction Expenses, minus (b) the sum of (i) Estimated Closing Cash, plus (ii) Estimated Closing Working Capital, plus (iii) Estimated Company Tax Benefits, plus, (iv) Final Closing Indebtedness, plus (v) Final Transaction Expenses; provided that if the absolute value of such calculation is less than $100,000, then the “Post-Closing Adjustment Amount” shall be deemed to equal zero.

“Post-Closing Covenants” means all covenants and agreements contained in this Agreement other than the Pre-Closing Covenants. For the avoidance of doubt, Parent’s obligations to make payments at the Closing are Post-Closing Covenants.

“Pre-Closing Covenants” means the covenants and agreements contained in this Agreement that do not expressly contemplate any performance after the Closing.

“Proceeds Percentage” means, with respect to each Securityholder, the percentage of the aggregate consideration received by such Securityholder hereunder.

“Proskauer” means Proskauer Rose LLP.

“Purchase Price Adjustment Holdback Amount” means an aggregate amount equal to $4,000,000 to be held by the Escrow Agent solely to satisfy any amounts payable to Parent pursuant to Section 2.16, plus any interest or other amounts earned thereon.

“Registered Intellectual Property” means all Intellectual Property that is registered, filed, issued or granted under the authority of, with or by, any Governmental Authority (or other registrar in the case of domain names), including all Patents, registered copyrights, registered mask works and integrated circuit topographies, registered trademarks and service marks, registered trade names domain names and all applications for any of the foregoing.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment.

“Released Amount Per Share” means, with respect to any Released Amount, an amount equal to (a) such Released Amount, divided by (b) the Fully Diluted Share Amount.

A-16

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, accountants, consultants, professional advisors or other representatives.

“Required Information” means (a) the audited consolidated balance sheets and related consolidated audited statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, in each case, for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, in each case, for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date. For the avoidance of doubt, if the Marketing Period terminates on or prior to March 31, 2017, the Required Information shall not include the audited consolidated balance sheets and related consolidated audited statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2016.

“Schedules” means the disclosure schedules delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of State of the State of Delaware.

“Section 262” means Section 262 of the DGCL.

“Securities Act” means the Securities Act of 1933.

“Securityholder” means a holder of (a) Common Stock or (b) a vested Participating Option, in each case, immediately prior to the Effective Time.

“Seller Indemnified Party” means (a) each Securityholder, (b) their respective Affiliates, members, partners and equityholders, and (c) the respective Representatives, successors, beneficiaries and assigns of each of the foregoing.

“Services” means any services (other than Cloud Services) provided by the Company or any of its Subsidiaries to its customers or other service recipients, including consulting, development, maintenance and support services.

“Solvent” means, with respect to a Person as of a specified time, (a) that the “fair value” of the “property” of such Person will exceed the sum of all “debts” of such Person (including contingent liabilities), (b) such Person will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged and (c) such Person will be able to pay its liabilities (including contingent liabilities) that it intends or believes that it will incur as they mature. For purposes of this definition, the terms “fair value” and “property” of a Person will be determined in accordance with applicable federal bankruptcy Laws governing determinations of the insolvency of debtors and the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or about to be engaged” and “able to pay its liabilities (including contingent liabilities) as they mature” shall have the meaning given to such or similar terms under applicable federal bankruptcy Laws governing fraudulent transfers.

A-17

“Specified Contract” means any Material Contract, Specified Government Contract, Specified Government Contract Bid or Lease.

“Specified Termination” means a termination of this Agreement (a) by the Company pursuant to Section 8.01(f) or (b) by Parent pursuant to Section 8.01(b) and, at the time of such termination, this Agreement could have been terminated by the Company pursuant to Section 8.01(f) (notwithstanding any advance notice requirement set forth in such section).

“Stock Option Plan” means the Sotera Holdings Inc. 2011 Stock Option Plan, as amended.

“Stockholders Agreement” means the Stockholders Agreement, dated as of September 22, 2011, by and among Sotera Holdings Inc. and the Stockholders party thereto.

“Stockholders’ Representative Expense Amount” means $100,000.

“Stockholders’ Representative Expenses” means all out-of-pocket losses and expenses based on, arising out of or by reason of the activities of the Stockholders’ Representative in its capacity as such under the Transaction Agreements, including reasonable attorneys’ fees.

“Subsidiary” of any Person means any other Person of which such first Person (either alone or with any other Subsidiary) either (a) owns Equity Securities having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person or (b) is or controls the managing member, managing director or other general partner of such Person.

“Surviving Corporation Common Shares” means the shares of common stock of the Surviving Corporation.

“Target Working Capital” means $6,165,833.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes, including any schedules and amendments thereto.

“Taxes” means all taxes, charges, fees, duties, levies or other similar assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, franchise, payroll, withholding, social security, value added or other similar taxes, including any interest, penalties or additions attributable thereto.

“Termination Fee” means an amount equal to 5.00% of the Merger Consideration.

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“Transaction Agreements” means this Agreement, the Escrow Agreement and all certificates executed by the parties in connection with the Transactions.

“Transaction Bonus” means any cash bonus payable by the Company or any of its Subsidiaries to its employees in connection with or as a result of the completion of the Transactions, regardless of when such bonus is actually paid or payable; provided the right to any such cash bonus was granted to such employee prior to Closing.

“Transaction Expenses” means, to the extent unpaid as of the Cut-off Time, without duplication, (a) the Bankers’ and Attorneys’ Fees, (b) the Transaction Bonuses, (c) the Excess NQ Plan Payout Amount and (d) all other fees and expenses of the Company and its Subsidiaries incurred prior to the Effective Time in connection with the Transactions, excluding any fees and expenses that are expressly reimbursable under the terms of this Agreement by Parent or Merger Sub.

“Transactions” means the transactions contemplated by the Transaction Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the Transactions.

“Working Capital” means (a) the sum of the line items set forth on Schedule 2.16 hereto under the caption “Current Assets”, minus (b) the sum of the line items set forth on Schedule 2.16 hereto under the caption “Current Liabilities,” each as of the Cut-off Time.

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